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                                                                   EXHIBIT T3E-1

                     IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE DISTRICT OF SOUTH CAROLINA

IN RE:                                  )            CHAPTER 11
                                        )
POLYMER GROUP, INC., et al.,(1)         )            CASE NO. 02-05773 (W)
                                        )            (JOINTLY ADMINISTERED)
                                        )
                       DEBTORS.         )

        AMENDED MODIFIED DISCLOSURE STATEMENT FOR JOINT AMENDED MODIFIED
    PLAN OF REORGANIZATION OF POLYMER GROUP, INC. AND ITS AFFILIATE DEBTORS
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

--------------------------------------------------------------------------------

                                 IMPORTANT DATES

  -  Date by which Ballots must be received: 5:00 p.m., E.S.T., December 20,
     2002

  - Date by which objections to Confirmation of the Amended Modified Plan must be Filed and served: December 20, 2002

  -  Hearing on Confirmation of the Amended Modified Plan: 9:00 a.m., E.S.T.,
     December 27, 2002

  - Date by which objections to assumption of executory contracts and unexpired leases must be Filed and served: December 20, 2002

     James A. Stempel                George B. Cauthen, District Court ID No. 81
     Jonathan P. Friedland           NELSON MULLINS RILEY
     Roger J. Higgins                 & SCARBOROUGH, L.L.P.
     Ryan S. Nadick                  Keenan Building, Third Floor
     Ryan B. Bennett                 1330 Lady St.
     KIRKLAND & ELLIS                P.O. Box 11070 (29211)
     200 East Randolph Drive         Columbia, SC 29201
     Chicago, Illinois 60601         Telephone:  (803) 799-2000
     (312) 861-2000                  Facsimile:  (803) 256-7500

                                     Co-Counsel for Polymer Group Inc., et al.

                                     Dated: November 25, 2002

----------
(1) Debtors are the following entities: Polymer Group, Inc., PGI Polymer, Inc.,
Polymer Europe, Inc., Chicopee, Inc., FiberTech Group, Inc., Technetics Group,
Inc., Fibergol Corporation, Fabrene Corp., Fabrene Group LLC, PNA Corp., FNA
Polymer Corp., FNA Acquisition, Inc., Loretex Corporation, Dominion Textile
(USA) Inc., Poly-Bond Inc., FabPro Oriented Polymers, Inc., Polymer Asset
Management Company, Polymer Servicing Company, Pristine Brands Corporation;
PolyIonix Separation Technologies, Inc., Bonlam (S.C.), Inc.

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THE HOLDERS OF CLAIMS SHOULD NOT CONSTRUE THE CONTENTS OF THIS AMENDED MODIFIED
DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE
AND SHOULD CONSULT WITH THEIR OWN ADVISORS. FURTHERMORE, APPROVAL OF THIS
AMENDED MODIFIED DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT DOES NOT
CONSTITUTE THE BANKRUPTCY COURT'S APPROVAL OF THE MERITS OF THE JOINT AMENDED
MODIFIED PLAN OF REORGANIZATION DISCLOSED HEREIN (THE "AMENDED MODIFIED PLAN").

THE SECURITIES DESCRIBED HEREIN WILL BE ISSUED GENERALLY IN RELIANCE ON THE
EXEMPTIONS SET FORTH IN SECTION 1145 OF THE BANKRUPTCY CODE AND WITHOUT
REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED
(COLLECTIVELY, THE "SECURITIES ACT"), OR ANY SIMILAR FEDERAL, STATE OR LOCAL
LAW.

THIS AMENDED MODIFIED DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED
BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

THIS AMENDED MODIFIED DISCLOSURE STATEMENT SUMMARIZES CERTAIN PROVISIONS OF THE
MODIFIED PLAN, CERTAIN OTHER DOCUMENTS AND CERTAIN FINANCIAL INFORMATION. THE
DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE. IN THE EVENT OF ANY
INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS AMENDED MODIFIED
DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE AMENDED MODIFIED PLAN
OR THE OTHER DOCUMENTS OR FINANCIAL INFORMATION TO BE INCORPORATED HEREIN BY
REFERENCE, THE AMENDED MODIFIED PLAN SHALL GOVERN FOR ALL PURPOSES.

THE STATEMENTS AND FINANCIAL INFORMATION CONTAINED HEREIN HAVE BEEN MADE AS OF
THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. HOLDERS OF CLAIMS AND EQUITY
INTERESTS REVIEWING THIS AMENDED MODIFIED DISCLOSURE STATEMENT SHOULD NOT INFER
AT THE TIME OF THEIR REVIEW THAT THE FACTS SET FORTH HEREIN HAVE NOT CHANGED
UNLESS SO SPECIFIED HEREIN. EACH HOLDER OF A CLAIM OR EQUITY INTEREST SHOULD
CAREFULLY REVIEW THE AMENDED MODIFIED PLAN, THIS AMENDED MODIFIED DISCLOSURE
STATEMENT AND THE EXHIBITS TO BOTH DOCUMENTS IN THEIR ENTIRETY BEFORE CASTING A
BALLOT.

NO PARTY IS AUTHORIZED TO GIVE ANY INFORMATION ABOUT OR CONCERNING THE AMENDED
MODIFIED PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS AMENDED MODIFIED
DISCLOSURE STATEMENT. NO REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF
THEIR PROPERTY HAVE BEEN AUTHORIZED BY THE DEBTORS OTHER THAN AS SET FORTH IN
THIS AMENDED MODIFIED DISCLOSURE STATEMENT. HOLDERS OF CLAIMS OR EQUITY
INTERESTS SHOULD NOT RELY UPON ANY INFORMATION, REPRESENTATIONS OR INDUCEMENTS
MADE TO OBTAIN ACCEPTANCE OF THE AMENDED MODIFIED PLAN THAT ARE OTHER THAN, OR
INCONSISTENT WITH, THE INFORMATION CONTAINED HEREIN AND IN THE AMENDED MODIFIED
PLAN.

ALTHOUGH THE DEBTORS HAVE USED THEIR BEST EFFORTS TO ENSURE THE ACCURACY OF THE
FINANCIAL INFORMATION PROVIDED IN THIS AMENDED MODIFIED DISCLOSURE STATEMENT,
THE FINANCIAL INFORMATION CONTAINED IN THIS AMENDED MODIFIED DISCLOSURE
STATEMENT HAS NOT BEEN AUDITED, EXCEPT FOR THE FINANCIAL STATEMENTS INCLUDED IN
POLYMER GROUP, INC.'S ANNUAL REPORT ON FORM 10-K INCLUDED AS EXHIBIT D HERETO.

                                        i
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THE PROJECTIONS PROVIDED IN THIS AMENDED MODIFIED DISCLOSURE STATEMENT HAVE BEEN
PREPARED BY DEBTORS' MANAGEMENT. THESE PROJECTIONS, WHILE PRESENTED WITH
NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND
ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE
REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC,
COMPETITIVE, INDUSTRY, REGULATORY, MARKET AND FINANCIAL UNCERTAINTIES AND
CONTINGENCIES, MANY OF WHICH WILL BE BEYOND THE REORGANIZED DEBTORS' CONTROL.
THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF
THESE PROJECTIONS OR TO THE REORGANIZED DEBTORS' ABILITY TO ACHIEVE THE
PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE.
FURTHERMORE, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH
THESE PROJECTIONS WERE PREPARED MAY DIFFER FROM THOSE ASSUMED. ALTERNATIVELY,
THESE EVENTS AND CIRCUMSTANCES MAY HAVE BEEN UNANTICIPATED, AND THUS MAY AFFECT
FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. THE
PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE
OF THE ACTUAL RESULTS THAT WILL OCCUR.

SEE ARTICLE V OF THIS AMENDED MODIFIED DISCLOSURE STATEMENT, "RISK FACTORS", FOR
A DISCUSSION OF CERTAIN RISK FACTORS THAT A HOLDER OF AN IMPAIRED CLAIM OR
IMPAIRED EQUITY INTEREST SHOULD CONSIDER IN DECIDING WHETHER TO ACCEPT THE
AMENDED MODIFIED PLAN.

ALL EXHIBITS TO THIS AMENDED MODIFIED DISCLOSURE STATEMENT AND THE AMENDED
MODIFIED PLAN SUPPLEMENT ARE INCORPORATED INTO, AND ARE A PART OF, THIS AMENDED
MODIFIED DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

THIS AMENDED MODIFIED DISCLOSURE STATEMENT CONSTITUTES A MOTION SEEKING ENTRY OF
AN ORDER SUBSTANTIVELY CONSOLIDATING THE CHAPTER 11 CASES SOLELY FOR THE LIMITED
PURPOSES OF ACTIONS ASSOCIATED WITH THE CONFIRMATION AND CONSOLIDATION OF THE
AMENDED MODIFIED PLAN, INCLUDING, BUT NOT LIMITED TO, VOTING, CONFIRMATION AND
DISTRIBUTION.

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                                TABLE OF CONTENTS

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                                                                                                           PAGE
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
I. GENERAL INFORMATION............................................................................................9
         A.       DESCRIPTION OF DEBTORS' BUSINESS................................................................9
                  1.       Corporate Structure....................................................................9
                  2.       The Debtors' Businesses................................................................9
         B.       SUMMARY DESCRIPTION OF EACH DEBTOR.............................................................11
                  1.       Polymer Group, Inc....................................................................11
                  2.       Bonlam (S.C.), Inc....................................................................11
                  3.       Chicopee Inc..........................................................................11
                  4.       PGI Polymer, Inc......................................................................11
                  5.       Fabrene Corp..........................................................................12
                  6.       Dominion Textile (USA) Inc............................................................12
                  7.       Loretex Corporation...................................................................12
                  8.       FabPro Oriented Polymers, Inc.........................................................12
                  9.       PGI Asset Management Company..........................................................12
                  10.      PGI Servicing Company.................................................................12
                  11.      Fabrene Group LLC.....................................................................13
                  12.      FiberTech Group, Inc..................................................................13
                  14.      FiberGol Corporation..................................................................13
                  15.      PNA Corp..............................................................................13
                  16.      FNA Polymer Corp......................................................................13
                  17.      FNA Acquisition, Inc..................................................................13
                  18.      Poly-Bond, Inc........................................................................13
                  19.      Pristine Brands Corporation...........................................................14
                  20.      PolyIonix Separation Technologies, Inc................................................14
                  21.      PGI Europe............................................................................14
         C.       SUMMARY OF CAPITAL STRUCTURE...................................................................14
                  1.       Old Polymer Common Stock..............................................................14
                  2.       Polymer Group, Inc., Common Stock Price History.......................................14
                  3.       Warrants and Options..................................................................15
                  4.       Dominion Senior Notes.................................................................15
                  5.       Senior Subordinated Notes.............................................................15
         D.       THE DEBTORS' PREPETITION CREDIT FACILITY.......................................................16
         E.       THE DEBTORS' ASSETS............................................................................17
         F.       EVENTS LEADING TO THE CHAPTER 11 CASES.........................................................17
         G.       THE PREPETITION NEGOTIATIONS AND THE FINANCIAL RESTRUCTURING...................................18
         H.       THE INVOLUNTARY PETITION.......................................................................19
         I.       THE PREARRANGED PLAN...........................................................................20
         J.       OVERVIEW OF THE AMENDED MODIFIED PLAN..........................................................21
         K.       PURPOSE OF THE AMENDED MODIFIED PLAN...........................................................23
         L.       LIMITED REQUEST FOR SUBSTANTIVE CONSOLIDATION..................................................24
         M.       TERMS OF THE NEW POLYMER COMMON STOCK TO BE ISSUED PURSUANT TO THE AMENDED MODIFIED PLAN.......24
         N.       MATERIAL TERMS OF THE CONVERTIBLE NOTES AND NEW SENIOR SUBORDINATED NOTES......................25
         O.       BOARD OF DIRECTORS OF THE REORGANIZED DEBTORS..................................................25
         P.       LIQUIDATION ANALYSIS...........................................................................27
         Q.       FINANCIAL PROJECTIONS AND VALUATION ANALYSIS...................................................28

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
                  1.       Financial Projections.................................................................28
                  2.       Valuation.............................................................................29
         R.       REORGANIZED DEBTORS............................................................................31
II. THE CHAPTER 11 CASES.........................................................................................32
         A.       MOTIONS FILED..................................................................................32
                  1.       Motion of the  Debtors  for Entry of an Order,  Under Fed. R. Bankr. P.
                           1015(b),  Directing  Joint Administration and Supporting Memorandum
                           of Law (the "Joint Administration Motion")............................................32
                  2.       Motion of the Debtors to Change Divisional Venue from Charleston to
                           Columbia, South Carolina (the "Motion to Change Divisional Venue")....................32
                  3.       Motion for Order Granting the Debtors Additional Time Within Which to
                           File Schedules and Statements and Supporting Memorandum of Law........................33
                  4.       Applications for Retention of Debtors' Professionals..................................33
                  5.       Motion for Authority to Pay Prepetition Employee Wages and Associated
                           Benefits..............................................................................33
                  6.       Application of the Debtors for Entry of an Order Pursuant to 11 U.S.C.
                           Sections 1107(a) and 1108 Authorizing the Debtors to Employ and
                           Compensate Certain Professionals Utilized in the Ordinary Course of the
                           Debtors' Business and Supporting Memorandum of Law....................................33
                  7.       Motion of the Debtors for Entry of an Administrative Order Under 11
                           U.S.C. Sections 105(a) and 331 Establishing Procedures for Interim
                           Compensation and Reimbursement of Expenses for Professionals and
                           Official Committee Members and Supporting Memorandum of Law...........................33
                  8.       Motion to Continue Customer Programs..................................................34
                  9.       Motion to Maintain the Debtors' Prepetition Cash Management System and
                           Existing Bank Accounts................................................................34
                  10.      Motion of the Debtors for Entry of an Order Authorizing the Debtors to
                           Pay Sales, Use, Franchise and other Similar Taxes and Certain Other
                           Charges and Supporting Memorandum of Law..............................................34
                  11.      Motion of the Debtors for Entry of an Order (A) Deeming Utilities
                           Adequately Assured of Future Performance and (B) Establishing a
                           Procedure for Determining Adequate Assurances Pursuant to 11 U.S.C.
                           Section 366 and Supporting Memorandum of Law..........................................34
                  12.      Motion of the Debtors for an Order, Under 11 U.S.C. Sections 105(a),
                           503(b), 546(c) and 546(g), (A) Establishing Procedure for Treatment of
                           Valid Reclamation Claims and (B) Prohibiting Third Parties from
                           Interfering with Delivery of the Debtors' Goods and Supporting
                           Memorandum of Law.....................................................................34
                  13.      Motion for Entry of an Order Pursuant to 11 U.S.C. Sections 365 and 554
                           Authorizing and Approving the Rejection of Certain Executory Contracts
                           and Unexpired Leases and Authorizing the Abandonment of Property of the
                           Debtors and Supporting Memorandum of Law..............................................35
                  14.      Motion of the Debtors for Authority to (A) Maintain Existing Insurance
                           Policies, (B) Pay Pre Petition Insurance Premiums, and (C) Enter into
                           Post-Petition Premium Financing Agreements and Supporting Memorandum of
                           Law...................................................................................35
                  15.      Motion for Authority to Pay Prepetition Essential Trade Creditors.....................35
                  16.      Motion for DIP Financing and Cash Collateral..........................................35
                  17.      Motion to Pay Prepetition Shippers, Warehousemen and Customs Brokers..................35
                  18.      Motion for Authority to Implement a Key Employee Retention Program....................35

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
                  19.      Motion for Examiner...................................................................36
                  20.      Application for Sale of Chicopee Real Property........................................36
         B.       COMMITTEE......................................................................................36
         C.       BAR DATE.......................................................................................36
         D.       LITIGATION AND THE AUTOMATIC STAY..............................................................37
                  1.       Southern Industrial Constructors, Inc. v. Chicopee, Inc. and Polymer
                           Group, Inc.  Case No. 5:00-cv-809-BO(2) (E.D. N.C.)...................................37
                  2.       Lemelson Medical, Education & Research Foundation, Limited Partnership
                           v. R.R. Donnelley & Sons Co., et al. (Defendant No. 52 - Polymer Group,
                           Inc.).  Case No. CIV000664PHX (ROS) (D. Ariz).........................................37
                  3.       HMKR, Inc., et al. v. Polymer-FNA Mooresville, NC  Case No. 99-B-10968
                           (RLB) (Bankr. S.D.N.Y.)...............................................................37
                  4.       Robertson Airtech, International, Inc. v. Southern Industrial
                           Contractors, Inc., Chicopee, Inc., Polymer Group, Inc., et al.  Case No.
                           EQ2001-6302 (Circuit Court of Pulaski County, Arkansas)...............................37
                  5.       USPTO Interference No. 104,781........................................................37
                  6.       The McCullough Litigation.............................................................37
                  7.       Bobbie Jo Cooke v. The Hudson-Sharp Machine Company, Chicopee, Inc.
                           Case No. 01-2116 (W.D. Pa.)...........................................................38
                  8.       Discrimination Cases..................................................................38
                  9.       Darrel Mertens v. Polymer Group, Inc.  Case No. 26035-02W.............................38
                  10.      ARL International, Ltd. v. Polymer Group, Inc.  Case No. BC266746.....................38
                  11.      Cobale Co., L.L.C. v. Ausimont USA, Inc. and Polymer Group, Inc.
                           Case No. 02-276-D-M3..................................................................38
                  12.      FNA Polymer Corp. and Poly-Bond Incorporated v. Ash-Kourt Fabrics, Inc.
                           Case No. 00-CVS 852...................................................................38
III. THE AMENDED MODIFIED PLAN OF REORGANIZATION.................................................................39
         A.       OVERVIEW OF CHAPTER 11.........................................................................39
         B.       OVERALL STRUCTURE OF THE AMENDED MODIFIED PLAN.................................................40
         C.       CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS....................................40
                  1.       Treatment of Unclassified Claims......................................................40
                  2.       Classification and Treatment of Claims and Equity Interests...........................41
         D.       PROVISIONS GOVERNING DISTRIBUTIONS UNDER THE AMENDED MODIFIED PLAN.............................46
                  1.       Manner of Payment.....................................................................46
                  2.       Distributions for Claims Allowed as of the Effective Date.............................46
                  3.       Delivery of Distributions and Undeliverable or Unclaimed Distributions................46
                  4.       Record Date Distribution Notification Date............................................47
                  5.       Timing and Calculation of Amounts to be Distributed...................................47
                  6.       De Minimis and Fractional Distributions...............................................47
                  7.       Setoffs...............................................................................47
                  8.       Surrender of Canceled Instruments or Securities.......................................48
                  9.       Lost, Stolen, Mutilated or Destroyed Instruments or Securities........................48
                  10.      Preservation of Subordination Rights..................................................48
         E.       PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS OR EQUITY
                  INTERESTS......................................................................................49
                  1.       Prosecution of Objections to Claims...................................................49
                  2.       Estimation of Claims..................................................................49
                  3.       Payments and Distributions on Disputed Claims.........................................49
                  4.       Allowance of Claims...................................................................49
         F.       MEANS FOR IMPLEMENTING THE AMENDED MODIFIED PLAN...............................................50
                  1.       Continued Corporate Existence.........................................................50
                  2.       Corporate Governance and Corporate Action.............................................50
                  3.       Cancellation of Securities And Agreements.............................................52

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
                  4.       Issuance of New Polymer Common Stock and New Polymer Notes............................52
                  5.       Revesting Of Assets; Releases of Liens................................................53
                  6.       Sources of Cash for Plan Distribution.................................................53
                  7.       Exit Revolving Financing Facility.....................................................53
                  8.       New Investment........................................................................53
                  9.       Compensation And Benefit Programs.....................................................55
                  10.      Restructuring Transactions............................................................55
                  11.      Scope of Requested Limited Substantive Consolidation..................................55
         G.       TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES..........................................57
                  1.       Assumption of Executory Contracts and Unexpired Leases................................57
                  2.       Rejection Claims; Cure of Default.....................................................57
                  3.       Indemnification of Directors, Officers and Employees..................................58
         H.       ACCEPTANCE OR REJECTION OF THE AMENDED MODIFIED PLAN...........................................58
                  1.       Voting Classes........................................................................58
                  2.       Acceptance by Impaired Classes........................................................58
                  3.       Presumed Acceptance of the Amended Modified Plan......................................58
                  4.       Presumed Rejection of the Amended Modified Plan.......................................58
                  5.       Non-Consensual Confirmation...........................................................58
         I.       CONFIRMATION AND EFFECTIVENESS OF THE AMENDED MODIFIED PLAN....................................59
                  1.       Conditions Precedent to Confirmation..................................................59
                  2.       Conditions Precedent to Consummation..................................................59
                  3.       Conditions Precedent to Closing of New Investment.....................................59
                  4.       Waiver of Conditions Precedent........................................................60
                  5.       Effect of Non-Occurrence of Consummation..............................................60
         J.       EFFECT OF PLAN CONFIRMATION....................................................................60
                  1.       Certain Mutual Releases...............................................................60
                  2.       Limited Releases by Holders of Equity Interests and Claims............................61
                  3.       Preservation of Causes of Action......................................................62
                  4.       Exculpation...........................................................................63
                  5.       Injunction............................................................................63
                  6.       Discharge of Claims and Termination of Equity Interests...............................63
         K.       SUMMARY OF OTHER PROVISIONS OF THE AMENDED MODIFIED PLAN.......................................64
                  1.       Retention of Jurisdiction.............................................................64
                  2.       Exemption from Certain Transfer Taxes.................................................65
                  3.       Effectuating Documents, Further Transactions and Corporate Action.....................65
                  4.       Applicability of Federal and Other Securities Laws to the New Securities
                           to Be Distributed Under the Amended Modified Plan.....................................65
                  5.       Transferability of Subscription Rights................................................67
                  6.       Modification of the Amended Modified Plan.............................................67
                  7.       Revocation of the Amended Modified Plan...............................................68
                  8.       Dissolution of Creditors Committee....................................................68
                  9.       Payment of Statutory Fees.............................................................68
                  10.      Reservation of Rights.................................................................68
IV. VOTING AND CONFIRMATION PROCEDURE............................................................................68
         A.       VOTING INSTRUCTIONS............................................................................68
         B.       VOTING TABULATION..............................................................................70
         C.       SPECIAL VOTING PROCEDURES FOR HOLDERS OF THE SENIOR SUBORDINATED NOTES, DOMINION
                  NOTES AND COMMON STOCK AND SPECIAL ELECTION PROCEDURES FOR HOLDERS OF  ALLOWED
                  CLASS 4 CLAIMS.................................................................................71
                  1.       Beneficial Holders....................................................................71
                  2.       Nominees..............................................................................72
                  3.       Elections by Class 4 Claim Holders....................................................72
         D.       THE CONFIRMATION HEARING.......................................................................73
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
         E.       STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE AMENDED MODIFIED PLAN...........................73
                  1.       Best Interests of Creditors Test/Liquidation Analysis.................................74
                  2.       Feasibility...........................................................................75
                  3.       Acceptance by Impaired Classes........................................................75
                  4.       Confirmation Without Acceptance by All Impaired Classes...............................76
V. RISK FACTORS..................................................................................................76
         A.       CERTAIN BANKRUPTCY CONSIDERATIONS..............................................................77
         B.       FACTORS AFFECTING THE VALUE OF THE SECURITIES TO BE ISSUED UNDER THE AMENDED
                  MODIFIED PLAN..................................................................................78
         C.       RISKS RELATING TO THE OPERATIONS OF THE REORGANIZED DEBTORS....................................79
VI. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS......................................................82
         A.       CONSEQUENCES TO HOLDERS OF ALLOWED CLASS 4 CLAIMS..............................................83
                  1.       Exchange of Class 4 Claims for New Polymer Common Stock...............................83
                  2.       Accrued But Unpaid Interest...........................................................84
                  3.       Market Discount.......................................................................85
                  4.       Consequences to Non-United States Holders of Class 4 Claims...........................85
         B.       CONSEQUENCES TO HOLDERS OF CLASS 2 CLAIMS......................................................85
         C.       CONSEQUENCES TO HOLDERS OF CLASS 6 CLAIMS......................................................86
         D.       CONSEQUENCES TO THE COMPANY....................................................................87
                  1.       Cancellation of Indebtedness Income...................................................87
                  2.       Limitation on Net Operating Losses and Other Tax Attributes...........................87
                  3.       Alternative Minimum Tax...............................................................89
                  4.       Backup Withholding and Information Reporting..........................................89
VII. MISCELLANEOUS PROVISIONS....................................................................................90
         A.       PENDING LITIGATION.............................................................................90
         B.       SUCCESSORS AND ASSIGNS.........................................................................90
         C.       RESERVATION OF RIGHTS..........................................................................90
         D.       SERVICE OF DOCUMENTS...........................................................................90
VIII. RECOMMENDATION.............................................................................................90

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                                    EXHIBITS

Exhibit A    -    The Debtors' Joint Amended Modified Plan of  Reorganization,
                  Filed by Polymer Group, Inc., and its Affiliate Debtors
Exhibit B    -    Liquidation Analysis
Exhibit C    -    Financial Projections
Exhibit D    -    Annual Report on Form 10-K for the year ended December 29,
                  2001, as amended
Exhibit E    -    Quarterly Report on Form 10-Q for the quarter ended September
                  28, 2002
Exhibit F    -    List of Executory Contracts and Unoccupied Leases to be
                  Rejected
Exhibit G    -    The term sheet dated as of May 8, 2002, between Polymer Group,
                  Inc. and certain lenders party  thereto,  as amended by the
                  Supplement to Summary Terms and  Conditions  (together, the
                  "Bank Term Sheet")
Exhibit H    -    Organizational Chart of Polymer Group, Inc. and Its
                  Subsidiaries
Exhibit I    -    Summary Description of the Assets, Liabilities and Principal
                  Claims Against the Debtors
Exhibit J    -    Summary of Material Terms of New Polymer  Notes,  New Polymer
                  Common Stock and Series A and Series B Warrants
Exhibit K    -    List of Holders of General Unsecured Claims
Exhibit L         Letter of Jerry Zucker
Exhibit M         Letter of James G. Boyd

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                                     SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements contained elsewhere in this Amended Modified Disclosure Statement.

         Polymer Group, Inc. ("Polymer") and its twenty domestic affiliates (collectively, the "Debtors" or the "Company") are leading manufacturers of nonwoven and oriented polymer products that their customers use to manufacture a wide range of commercial, consumer and other products. On March 25, 2002, six holders of approximately $41.3 million of Polymer's Senior Subordinated Notes as defined below (the "Petitioning Creditors") Filed an involuntary chapter 11 petition in the United States Bankruptcy Court for the District of South Carolina (the "Bankruptcy Court"). This petition was subsequently dismissed on April 26, 2002. On May 11, 2002 (the "Petition Date"), the Debtors (other than Bonlam (S.C.), Inc., for which the petition date was April 23, 2002) Filed voluntary petitions for reorganization under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") in the Bankruptcy Court (collectively, the "Chapter 11 Cases"). Contemporaneously therewith, the Debtors Filed a motion to jointly administer the Chapter 11 Cases for procedural purposes only.

         Pursuant to sections 1107(a) and 1108 of the Bankruptcy Code, the Debtors continue to operate their businesses and manage their properties as debtors-in-possession during the pendency of the Chapter 11 Cases. The Debtors' customers continue to receive shipments of the Debtors' products and the Debtors' suppliers continue to be paid in full according to applicable payment terms. In this regard, the Chapter 11 Cases are expected to only minimally affect the Debtors' operating businesses.

         An official committee of unsecured creditors (the "Committee") was appointed on May 17, 2002.

         On June 14, 2002, the Debtors Filed a plan of reorganization (the "Prearranged Plan") and a disclosure statement pursuant to a term sheet dated May 10, 2002 (the "Prearranged Plan Term Sheet"). On August 20, 2002, the Bankruptcy Court approved the Debtors' disclosure statement, whereupon the Debtors began the solicitation of votes to accept or reject the Prearranged Plan. On November 12, 2002, the Committee, MatlinPatterson Global Opportunities Partners L.P. ("GOF") and the steering committee of Senior Lenders (the "Senior Lenders Steering Committee") each indicated that they would support a modified plan of reorganization with terms different from those of the Prearranged Plan (the "Modified Plan"). The Debtors Filed the Modified Plan and accompanying disclosure statement on November 14, 2002. The Debtors subsequently Filed an amended modified plan (the "Amended Modified Plan") and accompanying disclosure statement (the "Amended Modified Disclosure Statement") on the date hereof.

         The Debtors are furnishing this Amended Modified Disclosure Statement as the proponents of the Amended Modified Plan pursuant to section 1125 of the Bankruptcy Code and in connection with the solicitation of votes (the "Solicitation") to accept or reject the Amended Modified Plan, as it may be amended or supplemented from time to time in accordance with the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"). CAPITALIZED TERMS USED HEREIN BUT NOT OTHERWISE DEFINED HEREIN SHALL HAVE THE MEANINGS GIVEN TO SUCH TERMS IN THE AMENDED MODIFIED PLAN.

         This Amended Modified Disclosure Statement describes certain aspects of the Amended Modified Plan, the Debtors' operations, their financial condition, including financial projections, as well as other related matters, including the treatment of holders (each, a "Holder" and collectively, the "Holders") of Polymer's two series of existing senior subordinated notes (respectively, as defined more fully herein, the "9% Notes" and the "8 3/4% Notes", together, the "Senior Subordinated Notes") and its common stock (the "Old Polymer Common Stock"). The Chapter 11 Cases will not affect the Debtors' critical business relations and intercompany claims (but will affect the rights of the Debtors' prepetition senior secured lenders (the "Senior Lenders") and the Holders of general unsecured claims, including Senior Subordinated Notes and Old Polymer Common Stock). The Chapter 11 Cases also will not affect the Debtors' assets, strategy and ongoing operations.

               EVENTS LEADING TO, AND DURING, THE CHAPTER 11 CASES

         The Debtors operate their businesses in two divisions, the "Nonwovens Division" and the "Oriented Polymers Division", which market their products primarily to customers who use the Company's products as components of their own products. After continuously growing and performing at or above market projections and expectations for four successive years during the late 1990's, the Debtors failed to meet expectations for their fiscal 2000 and fiscal 2001 results. The Debtors' consolidated net sales were approximately $816 million for fiscal 2001, a decrease of 5.4% from consolidated net sales of $862 million for fiscal 2000. The primary factors driving recent shortfalls include significantly increased raw material prices, the majority of which could not be passed on to customers, excess capacity and supply for certain products, the longer-than anticipated commercialization period for certain new products, such as APEX(R), and increased interest rate expenses due to a higher average amount of indebtedness outstanding resulting from increased capital spending.

         As a result, the Debtors defaulted under certain covenants of Polymer's Second Amended, Restated and Consolidated Credit Agreement, dated as of July 3, 1997, as amended through and including Amendment No. 7 (the "Prepetition Credit Facility"). The Debtors have continued to make all payments of principal and interest under the Prepetition Credit Facility. The Prepetition Credit Facility currently provides for secured revolving credit borrowings, term loans, and letters of credit with aggregate commitments of up to $600 million. As of December 29, 2001, approximately $484 million (excluding letter of credit exposure) was outstanding under the Prepetition Credit Facility. A bank group, the agent for which is JP Morgan Chase Bank (the "Prepetition Agent"), provides the Prepetition Credit Facility, which is secured by liens on substantially all of the Debtors' assets. After the occurrence of this default, the Prepetition Agent, on behalf of the Senior Lenders, exercised its right to block the payment of interest due to the holders of the 9% Notes on January 2, 2002, and later exercised its right to block the interest payment due to the holders of the 8 3/4% Notes on March 1, 2002.

         These factors, among others, led the Debtors to negotiate the terms of the Prearranged Plan with the Senior Lenders Steering Committee and, GOF, the principal Holder of the Senior Subordinated Notes. During the course of these negotiations, GOF informed the Debtors that it held or controlled approximately 67% of the Senior Subordinated Notes. Pursuant to these negotiations, the Senior Lenders agreed to the terms and conditions of a restructuring of the Prepetition Credit Facility and GOF entered into an agreement with the Debtors to support the Prearranged Plan, dated as of May 10, 2002.

         Subsequent to the Bankruptcy Court's approval on August 21, 2002, of the Debtors' disclosure statement for the Prearranged Plan, the Debtors, the Committee and GOF (the "Plan Parties") agreed to modify the terms of the Prearranged Plan.

         THE COMMITTEE, WHICH REPRESENTS ALL THE UNSECURED CREDITORS, INCLUDING HOLDERS OF THE SENIOR SUBORDINATED NOTES, HAS RECOMMENDED THAT ALL GENERAL UNSECURED CREDITORS VOTE TO ACCEPT THE AMENDED MODIFIED PLAN. LIKEWISE, THE SENIOR LENDERS STEERING COMMITTEE HAS RECOMMENDED THAT THE SENIOR LENDERS VOTE TO ACCEPT THE AMENDED MODIFIED PLAN. IN ADDITION, GOF, THE HOLDER OF IN EXCESS OF 67% OF THE OUTSTANDING PRINCIPAL AMOUNT OF THE SENIOR SUBORDINATED NOTES, HAS INDICATED ITS INTENT TO VOTE TO ACCEPT THE AMENDED MODIFIED PLAN.

         The Amended Modified Plan will restructure Polymer's public debt by providing a capital structure that can be supported by the Reorganized Debtors' cash flow. To this end, the Amended Modified Plan will reduce Polymer's debt and accrued interest by more than $633.7 million and its future annual interest expense by approximately $53 million (less any increases in interest costs under the Restructured Facilities). The Debtors believe that the Amended Modified Plan's contemplated reorganization is in the best interests of their creditors and equity holders. If the Amended Modified Plan is not confirmed, the Debtors believe that they will be forced to either File an alternate plan of reorganization or to liquidate under chapter 11 or chapter 7 of the Bankruptcy Code. In either event, the Debtors believe that their unsecured creditors (including the Holders of the Senior Subordinated Notes) and equity holders would realize a less favorable distribution of value, or, in certain cases, none at all, for their Claims or Equity Interests under an alternative plan of reorganization or liquidation. See the Liquidation Analysis set forth in EXHIBIT B attached hereto.

                    TREATMENT OF CLAIMS AND EQUITY INTERESTS

         The table on the next page summarizes the classes of Claims and Equity Interests under the Amended Modified Plan, projected aggregate amounts owed to the Holders in each Class, the treatment of the Classes, and the projected recoveries of the Classes, both in connection with the Amended Modified Plan and in a liquidation under chapter 7 of the Bankruptcy Code. The projected recoveries (if the Amended Modified Plan is confirmed and consummated) are based upon certain assumptions contained in the valuation analysis developed by management with the assistance of their financial advisor, MBLCO (as defined in Article I.G herein), set forth in Article I.Q herein, including an assumed reorganization value of the New Polymer Common Stock equal to $8.49 per share, assuming conversion of the Convertible Notes. As more fully described herein, the New Polymer Common Stock reorganization value was derived from commonly accepted valuation techniques and does not estimate the potential trading value of a share of New Polymer Common Stock.

                         SUMMARY OF EXPECTED RECOVERIES

                                                                                       PROJECTED
                                                                                        RECOVERY
    CLASS/TYPE                                                                           UNDER         PROJECTED(1)
OF CLAIM OR EQUITY     PROJECTED                                                        AMENDED         RECOVERY
     INTEREST       CLAIMS/INTERESTS     AMENDED MODIFIED PLAN TREATMENT OF CLASS    MODIFIED PLAN   UNDER CHAPTER 7
------------------  -----------------    ----------------------------------------    -------------   ---------------
Administrative           $0(2)                         Paid in full                      100%            100%
Expense Claims

Priority Tax           $223,895                        Paid in full                      100%            100%
Claims

Class 1 - Other         $1,033                         Paid in full                      100%            100%
Priority Non-Tax
Claims

Class 2 - Senior    $499.4 million(3)    On  or  as  soon  as  practicable   after       100%          70-88%(8)
Lender Claims                            the Effective Date, in full and complete
                                         satisfaction of all Senior Lender Claims
                                         asserted against any and all Debtors, each
                                         Holder of an Allowed Senior Lender Claim
                                         shall receive, on account of its Allowed
                                         Senior Lender Claim in accordance with the
                                         Bank Term Sheet, its Pro Rata share of (A)
                                         participation in the Restructured
                                         Facilities (B) the Senior Lender Paydown,
                                         (C) the Chicopee Sale Proceeds (PROVIDED,
                                         that the Chicopee Sale closes prior to the
                                         Effective Date) and (D) the Senior Lender
                                         Closing Prepayment.

Class 3 - Other         $7,119(4)        Unless the Holder of an Allowed Class 3         100%            100%
Secured Claims                           Claim and the Debtors agree to a different
                                         treatment, each such Holder of an Allowed
                                         Class 3 Claim shall receive one of the
                                         following alternative treatments, at the
                                         election of the Reorganized Debtors: (i)
                                         the legal, equitable and contractual rights
                                         of the Holders of Allowed Class 3 Claims
                                         shall be unaltered by the Amended Modified
                                         Plan; (ii) Debtors shall surrender all
                                         Collateral securing an Allowed Class 3
                                         Claim to the Holder thereof, without
                                         representation or warranty by or recourse
                                         against the Debtors or Reorganized Debtors;
                                         or (iii) an Allowed Class 3 Claim will be
                                         otherwise treated in any other manner so
                                         that the Claim shall otherwise be rendered
                                         unimpaired pursuant to section 1124 of the
                                         Bankruptcy Code. Any default with respect
                                         to any Class 3 Claim that existed
                                         immediately prior to the Petition Date
                                         shall be deemed cured upon the Effective
                                         Date.

Class 4 -           $638.5 million(9)    Each Holder of an Allowed General Unsecured   12.8%(6)           0%
General                                  Claim shall receive, in full and complete
Unsecured Claims                         satisfaction of each such Holder's Claim,
                                         on, or as soon as practicable after the
                                         Effective Date, its Pro Rata share of Class
                                         A Common Stock in exchange for the amount
                                         of its Allowed Claim, PROVIDED, HOWEVER,
                                         that, in the alternative, each such Holder
                                         who is a Qualified Institutional Buyer may
                                         elect to receive its Pro Rata share of
                                         Class C Common Stock, which shall be
                                         contributed to the SPE in exchange for SPE
                                         Equity and SPE Notes. The Holder of an
                                         Allowed Class 4 Claim may make only one
                                         election with respect to its Claim on the
                                         Supplemental Election Form, which election
                                         will be made after the Confirmation Date
                                         and prior to the 40th day thereafter. The
                                         failure of a Class 4 Claim Holder to make
                                         an election under this Amended Modified
                                         Plan shall be deemed an election to receive
                                         its Pro Rata share of Class A Common Stock
                                         with respect to its Allowed Claim. The
                                         total number of shares of Class A Common
                                         Stock and Class C Common Stock to be issued
                                         on the Effective Date will be 9.6 million.
                                         Each Holder of an Allowed Class 4 Claim
                                         also will be given the option to take part
                                         in the New Investment by exercising its
                                         Subscription Rights in accordance with the
                                         Supplemental Election Form.

Class 5 -           $14.1 million(5)     The legal, equitable and contractual rights     100%           0%(7)
Critical                                 of the Holders of Class 5 Claims are
Business                                 unaltered by the Amended Modified Plan.
Relations Claims                         Unless the Holder of such Claim and Debtors
and Intercompany                         agree to a different treatment, each Holder
Claims                                   of an Allowed Class 5 Claim shall receive
                                         one of the following alternative
                                         treatments, at the election of Debtors: (i)
                                         to the extent then due and owing on the
                                         Effective Date, such Claim will be paid in
                                         full in Cash by the Reorganized Debtors;
                                         (ii) to the extent not due and owing on the
                                         Effective Date, such Claim (A) will be paid
                                         in full in Cash by the Reorganized Debtors
                                         on the Effective

                                                                                       PROJECTED
                                                                                        RECOVERY
    CLASS/TYPE                                                                           UNDER         PROJECTED(1)
OF CLAIM OR EQUITY     PROJECTED                                                        AMENDED         RECOVERY
     INTEREST       CLAIMS/INTERESTS     AMENDED MODIFIED PLAN TREATMENT OF CLASS    MODIFIED PLAN   UNDER CHAPTER 7
------------------  -----------------    ----------------------------------------    -------------   ---------------
                                         Date, or (B) will be paid in full in Cash
                                         by the Reorganized Debtors when and as such
                                         Claim becomes due and owing in the ordinary
                                         course of business; or (iii) such Claim
                                         will be otherwise treated in any other
                                         manner so that such Claim shall otherwise
                                         be rendered unimpaired pursuant to section
                                         1124 of the Bankruptcy Code. Any default
                                         with respect to any Class 5 Claim that
                                         existed immediately prior to the filing of
                                         the Chapter 11 Cases shall be deemed cured
                                         upon the Effective Date.

Class 6 - Old       32.0 million shares  On or as soon as practicable after the        4% of Class B       0%
Polymer Common                           Effective Date, each Holder of an Allowed     New Polymer
Stock Equity                             Old Polymer Common Stock Equity Interest      Common Stock
Interests                                shall receive, in full and complete            & 100% of
                                         satisfaction of such Equity Interest, a Pro   Series A and
                                         Rata share of (i) the Class B Common Stock      Series B
                                         (an aggregate of 400,000 shares as of the       Warrants
                                         Effective Date which shall not be diluted
                                         by any conversion of the Convertible
                                         Notes); (ii) the Series A Warrants; and
                                         (iii) the Series B Warrants. Each Class 6
                                         Old Polymer Common Stock Equity Interest
                                         shall be Allowed in the amount of the
                                         number of shares of Old Polymer Common
                                         Stock held by each applicable Holder as of
                                         the Record Date.

Class 7             $1.3 billion(10)     The legal, equitable and contractual right        100%            0%
Intercompany                             of the Holders of Class 7 Claims are
Interests                                unaltered by the Amended Modified Plan.

Class 8 - Other           $0             On the Effective Date, all Other Securities        0%             0%
Securities                               Claims and Interests shall be deemed
Claims and                               cancelled and of no further force and
Interests                                effect, whether surrendered for
                                         cancellation or otherwise, and no
                                         distribution to the Holders of Other
                                         Securities Claims and Interests shall be
                                         made hereunder.

In the table above, the amounts in the column entitled "Projected
Claims/Interests" represent estimated amounts outstanding on the Petition Date.

----------
Notes to Summary of Expected Recoveries

(1) Pursuant to the hypothetical liquidation analysis prepared by the Debtors and supervised by MBLCO (as defined herein), the Debtors estimate that between $346.8 to $432.8 million would be available for distribution.

(2)  Assumes all Administrative Expense Claims are paid in full as and when due.

(3) Does not include $13.9 million of outstanding stand-by letters of credit, none of which have been drawn upon.

(4) Class 3 Other Secured Claims comprises all secured claims other than Senior Lender Claims.

(5) These projected Claims include unpaid interest on the outstanding principal balance less amounts paid (as of August 12, 2002) to vendors who compromise the majority of Critical Business Claims. The Intercompany Claims, which total $652,404,842 on the Debtors' schedules and statements, ultimately have a net value of zero because they are internally offsetting and are thus not included in this amount. The Intercompany Claims will be satisfied by remaining in place. No cash or cash equivalents will be paid in satisfaction of the Intercompany Claims.

(6) Based upon the per share value of the New Polymer Common Stock of $8.49, taking into account conversion of the Convertible Notes. The projected recovery in an earlier filed version of the Amended Plan of 22% did not take the conversion of the Convertible Notes into account.

(7) In a liquidation under chapter 7 of the Bankruptcy Code, Holders of General Unsecured Claims are assumed to share a pro rata distribution of remaining assets after payment to secured and priority creditors.

(8) This range of recovery depends upon actual chapter 7 liquidation recoveries. See Note 1 above and Article I.Q herein.

(9) Approximately $633.7 million of the Class 4 Claims are Senior Subordinated Notes and prepetition interest accrued thereon. Approximately $1.5 million are the Dominion Notes and the remainder are assorted tort, other litigation and miscellaneous claims.

(10) The Intercompany interests will be satisfied by remaining in place. No Cash or Cash Equivalents will be paid in satisfaction of the Intercompany Claims.

The Reorganized Debtors' new board of directors will consist initially of nine members who shall each have a term of three years and be designated as follows:
(i) five board members designated by GOF ("GOF Board Members"), (ii) two board members designated by Polymer's existing board of directors ("PGI Board Members"), who shall initially be Zucker and Boyd, and (iii) two board members, designated by the Non-GOF Holders of Senior Subordinated Notes who are Committee Members ("Non-GOF Board Members").

                             VOTING AND CONFIRMATION

         Each Holder of a Claim or Equity Interest in Classes 2, 4 and 6 is entitled to vote either to accept or to reject the Amended Modified Plan because their Claims or Equity Interests, as the case may be, are impaired within the meaning of section 1124 of the Bankruptcy Code due to the Amended Modified Plan's treatment of each of the three classes. In each class, as summarized above, the Amended Modified Plan alters some or all of the legal, equitable and contractual rights of the Claim or Equity Interest Holders in Classes 2, 4 and 6.

         Each of Class 2 and 4 shall have accepted the Amended Modified Plan if
(i) the Holders of at least two-thirds in dollar amount of the Allowed Claims actually voting in that Class have voted to accept the Amended Modified Plan and
(ii) the Holders of more than one-half in number of the Allowed Claims actually voting in that Class have voted to accept the Amended Modified Plan. Class 6 Holders of Equity Interests shall have accepted the Amended Modified Plan if the Holders of at least two-thirds of the number of shares of Allowed Equity Interests actually voting in that Class have voted to accept the Amended Modified Plan. Assuming that the requisite acceptances are obtained, the Debtors intend to seek confirmation of the Amended Modified Plan at the Confirmation Hearing, which has been scheduled for December 27, 2002 at 9:00 a.m. E.S.T., before the Bankruptcy Court. Notwithstanding the foregoing, the Amended Modified Plan provides that, if Class 2, 4 or 6 rejects the Amended Modified Plan, the Debtors may seek to confirm the Amended Modified Plan utilizing the "cram down" provisions of section 1129(b) of the Bankruptcy Code. The legal requirements of this "cram down" procedure are described in more detail in Article IV.E.4 herein.

         Article IV herein specifies the deadlines, procedures and instructions for voting to accept or reject the Amended Modified Plan and the applicable standards for tabulating Ballots. The Bankruptcy Court has established November 27, 2002, (the "Record Date") as the date for determining, in the case of registered securities, which Holders of Claims and Equity Interests are eligible to vote on the Amended Modified Plan. Ballots will be mailed to all registered Holders of Claims or Equity Interests as of the Record Date. An appropriate return envelope will be included with each such Ballot, which Holders should use to return their Ballots.

         Debtors have engaged a balloting agent, Trumbull Bankruptcy Services (the "Balloting Agent") and a solicitation agent, Innisfree M&A Incorporated (the "Solicitation Agent") to assist in the voting process. The Solicitation Agent will answer questions, provide additional copies of all materials and oversee the voting tabulation. The Solicitation Agent will also process and tabulate ballots by the Holders of the Old Polymer Common Stock, Senior Lender Claims and the General Unsecured Claims.

The Balloting Agent is:                       The Solicitation Agent is:

Trumbull Bankruptcy Services                  Innisfree M&A Incorporated
Griffin Center                                501 Madison Avenue, 20th Floor
4 Griffin Road                                New York, New York 10022
North Windsor, CT 06095                       (877) 750-2689
(860) 687-3806

         TO BE COUNTED, YOUR BALLOT (OR THE MASTER BALLOT OF YOUR NOMINEE HOLDER) INDICATING ACCEPTANCE OR REJECTION OF THE AMENDED MODIFIED PLAN MUST BE RECEIVED BY THE SOLICITATION AGENT NO LATER THAN 4:00 P.M., EASTERN TIME, ON DECEMBER 20, 2002 (THE "VOTING DEADLINE").

         THE BOARDS OF DIRECTORS OF EACH OF THE DEBTORS BELIEVES THAT THE AMENDED MODIFIED PLAN IS IN THE BEST INTERESTS OF ALL CREDITORS AND EQUITY HOLDERS. THE BOARDS OF DIRECTORS OF THE DEBTORS THEREFORE RECOMMEND THAT ALL HOLDERS OF CLAIMS AGAINST, AND EQUITY INTERESTS IN, A DEBTOR, WHOSE VOTES ARE BEING SOLICITED, TIMELY SUBMIT BALLOTS TO ACCEPT THE AMENDED MODIFIED PLAN.

         THE COMMITTEE, WHICH REPRESENTS ALL THE UNSECURED CREDITORS, INCLUDING HOLDERS OF THE SENIOR SUBORDINATED NOTES, HAS RECOMMENDED THAT ALL GENERAL UNSECURED CREDITORS VOTE TO ACCEPT THE AMENDED MODIFIED PLAN. LIKEWISE, THE

SENIOR LENDERS STEERING COMMITTEE HAS RECOMMENDED THAT THE SENIOR LENDERS VOTE TO ACCEPT THE AMENDED MODIFIED PLAN. IN ADDITION, GOF, THE HOLDER OF IN EXCESS OF 67% OF THE OUTSTANDING PRINCIPAL AMOUNT OF THE SENIOR SUBORDINATED NOTES, HAS INDICATED ITS INTENT TO VOTE TO ACCEPT THE AMENDED MODIFIED PLAN.

                    CONSUMMATION OF THE AMENDED MODIFIED PLAN

         Following Confirmation, the Amended Modified Plan will be consummated on the date selected by the Debtors that is one or more Business Days after the Confirmation Date on which: (a) no stay of the Confirmation Order is in effect and (b) all conditions to consummation of the Amended Modified Plan have been
(i) satisfied or (ii) waived (the "Effective Date"). Distributions of New Polymer Notes and New Polymer Common Stock will be made on or as soon after the Effective Date as practicable. See Article III.D below. It shall be a condition to the Consummation of the Amended Modified Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C of the Amended Modified Plan.

         1. The closing of the Exit Revolving Credit Facility and Restructured Facilities shall have occurred in accordance with the Amended Modified Plan.

         2. The New Investment shall have been made by the Participating Allowed Class 4 Claim Holders.

         3. The Senior Lenders shall have received the Senior Lender Paydown, the Chicopee Sale Proceeds (PROVIDED, that the Chicopee Sale shall have closed prior to the Effective Date) and the Senior Lender Closing Prepayment.

         4. GOF shall have issued, or caused the issuance of, the Exit Letters of Credit for the benefit of the Postpetition Agent.

         It shall be a condition to the closing of the New Investment and GOF's obligation as a standby purchaser that the following conditions shall have been satisfied or waived by GOF:

         1. The closing of the Exit Revolving Credit Facility and Restructured Facilities shall have occurred in accordance with the Amended Modified Plan.

         2. GOF shall not have given Polymer written notice that GOF, in its sole discretion, has determined that the results of its environmental diligence review were not reasonably satisfactory.

         3. The Debtors, GOF or New Polymer shall have obtained all governmental consents and made all governmental filings required or reasonably advisable in connection with the transactions contemplated by the Amended Modified Plan (including, without limitation, any consents and filings required or reasonably advisable pursuant to the Hart-Scott-Rodino Antitrust Act (the "HSR Act"), any applicable foreign antitrust law or regulation, and the New Jersey Industrial Site Recovery Act) prior to the applicable deadlines, filing periods or other timeframes associated with such consents and filings, and the applicable waiting period under the HSR Act, or any applicable foreign antitrust law or regulation, if any, shall have expired or been terminated.

         4. New Polymer's Certificate of Incorporation shall have been duly amended to reflect the changes set forth in the Amended Modified Plan.

         5. New Polymer's Bylaws shall have been amended to reflect the changes set forth in the Amended Modified Plan.

         6. Polymer's Shareholder Rights Plan shall have been rejected pursuant to a Filed order, which order may be the order confirming the Amended Modified Plan.

         7. The Organizational Documents of each Reorganized Debtor and their direct or indirect subsidiaries shall be duly modified to reflect changes set forth in the Amended Modified Plan.

         8. On or before the Confirmation Date, Zucker and Boyd shall execute and deliver a letter in the form of Exhibit L and Exhibit M, respectively, hereto, unless this condition is waived in writing by GOF.

                                  RISK FACTORS

         Prior to deciding whether and how to vote on the Amended Modified Plan, each Holder of Impaired Claims and/or Impaired Equity Interests should consider carefully all of the information in this Amended Modified Disclosure Statement, especially the Risk Factors described in Article V hereof.

                                       I.
                               GENERAL INFORMATION

A.       DESCRIPTION OF DEBTORS' BUSINESS

         1.       CORPORATE STRUCTURE

         Polymer is a publicly held Delaware corporation that functions as a parent holding company for its twenty (20) debtor affiliates and its non-debtor affiliates and subsidiaries operating outside the United States. Polymer's business activities include investor relations, public communications, and maintaining legal, accounting, treasury, tax, internal audit and corporate secretarial staff departments. These staff and executive functions, as well as human resources, risk management, management information systems and office support services groups, also provide advice and assistance to Polymer's many operating subsidiaries (both the Debtors and non-debtor affiliates). PGI Polymer, Inc., Polymer Asset Management Company and Polymer Servicing Company are other non-operating, wholly-owned subsidiaries incorporated in Delaware that Polymer uses to execute some of these parent holding company functions.

         The remaining Debtors are operating subsidiaries that operate the Debtors' businesses in two divisions: the Nonwovens Division and the Oriented Polymers Division. The Nonwovens Division is a leading industry producer of disposable nonwoven products and also produces durable nonwovens products ("nonwovens") for select markets. The Oriented Polymers Division manufactures chemical polyolefin products ("oriented polymers"), focusing on manufacturing specialized products for niche applications. Both the Nonwovens Division and the Oriented Polymers Division market primarily to customers who use the Company's products as components of their own products, rather than marketing directly to end-use consumers. For a more complete description of each Debtor, see Section I.B herein.

         2.       THE DEBTORS' BUSINESSES

         The Debtors are leading worldwide manufacturers and marketers of a broad range of nonwoven and oriented polymer products. The Debtors believe that the Company is the world's third largest producer of nonwovens, as well as one of the largest producers of spunbond and spunmelt products.

         NONWOVENS. The Company employs an extensive array of nonwovens technologies, allowing it to supply products tailored to its customers' needs at competitive prices. Nonwovens provide certain qualities similar to those of textiles at a significantly lower cost. They are categorized as either disposable (approximately 54% of worldwide industry sales, with an average annual growth rate of 8.3%, according to industry sources), the category in which the Company primarily competes, or durable (approximately 46% of worldwide industry sales, with an average annual growth rate of 7.5%, according to industry sources). The largest end-use applications for disposable nonwovens include disposable diapers, feminine sanitary protection, baby wipes, adult incontinence products and a number of healthcare applications, including surgical gowns and drapes and woundcare sponges and dressings. Other disposable end uses include wipes, filtration media, protective apparel and fabric softener sheets. Durable nonwovens end uses include apparel interlinings, furniture and bedding, construction sheeting, cable wrap, electrical insulation, alkaline battery cell separators, automotive components, geotextiles, roofing membranes, carpet backing, agricultural fabrics, durable papers and coated and laminated structures for wallcoverings and upholstery.

         The Company supplies nonwovens to a number of the largest consumer and industrial products manufacturers in the world. It has a global presence with an established customer base in both developed and developing markets. The Company sells its product offerings principally to converters that manufacture a wide range of end-use products.

         ORIENTED POLYMERS. The Oriented Polymers Division competes in the North American oriented polymers market. Chemical polyolefin products include woven, slit-film fabrics produced by weaving narrow tapes of slit film and characterized by high strength-to-weight ratios, and twisted slit film or monofilament strand fabrics. While the broad uncoated oriented polyolefin market is primarily focused on carpet backing fabric and, to a lesser extent, geotextiles and bags, the Company primarily competes in markets comprising numerous specialized niche application products. These markets include industrial packaging applications such as lumberwrap, steel wrap and fiberglass packaging, as well as high-strength protective coverings and specialized components that are integrated into a variety of industrial and consumer products.

         APEX(R). The Company has developed a proprietary manufacturing process known as APEX(R), that it believes it can use to access markets traditionally dominated by fabrics woven or knitted with traditional fibers. The APEX(R) process requires substantially less labor than traditional textile manufacturing, offers greater design flexibility and provides enhanced turnaround times for the end-use customer. Furthermore, the APEX(R) process can create unique products which cannot be manufactured through traditional processes.

         MANUFACTURING OPERATIONS. Through its subsidiaries, Polymer operates twenty-five manufacturing facilities (including its joint ventures in Argentina, China and Turkey) located in eleven countries and is currently the only nonwovens producer that utilizes essentially all of the established nonwovens process technologies. Polymer believes that the quality of its manufacturing operations and the breadth of its nonwovens process technologies give it a competitive advantage in meeting its customers' current and future needs and in developing an expanded range of applications for nonwovens. The Company has invested approximately $250 million toward the APEX(R) manufacturing lines in advanced technology in order to increase capacity, improve quality and develop new high-value structures.(2) In December 1998, the Company completed construction of, and began commercial production on, its first full-scale APEX(R) line in Benson, North Carolina. In early 2000, the Company completed construction of two APEX(R) lines in North Little Rock, Arkansas, and commenced commercial production on those lines during the second half of 2000. The Company believes that its new Miratec(R) products, produced using APEX(R) technology, will eventually open up significant growth opportunities to the Company. The Company works as a developmental partner with its major customers, utilizing its technological capabilities and depth of research and development resources, to develop and manufacture new products to specifically meet their customers' needs.

         THE COMPANY'S BUSINESS STRATEGY. Since 1990, the Company's management has built the Company through a series of capital expansions and strategic business acquisitions that have broadened the Company's technology base, increased its product lines and expanded its global presence. Moreover, the Company's consolidated resources have enabled it to better meet the needs of existing customers, to reach emerging geographic markets and to exploit niche market opportunities through customer-driven product development.

         The Company believes that it has a strong competitive position attributable to a number of factors, including technological leadership, state-of-the-art manufacturing facilities, significant market share in critical markets and key customer relationships. Based upon these competitive strengths, the Company intends to grow its core businesses while developing new technologies to capitalize on a range of new product opportunities and expanded geographic markets. The Company intends to be a leading supplier in its chosen markets by delivering high-quality products and services at competitive prices. To achieve these goals, the Company's primary strategy focuses on:

         - CONTINUOUS IMPROVEMENT AIMED AT INCREASING PRODUCT VALUE. The Company is committed to continuous improvements throughout its business to increase product value. The Company's product design teams continuously seek to incorporate new materials and operating capabilities that enhance or maintain performance specifications. State-of-the-art equipment, much of it internally developed and Company proprietary, has been designed and installed to continuously measure process parameters and maintain very narrow tolerances, resulting in higher levels of product consistency and reduced waste. The Company also holds numerous patents protecting yield and efficiency-enhancing manufacturing processes developed by its research and development staff. As a result, the

----------

(2) This $250 million investment comprises approximately $190 million in capital expenditures and $60 million in operating and related expenses allocated across the Debtors.

                  Company's manufacturing processes utilize less material and produce a higher quality finished product than many of its competitors.

         - ENTRANCE INTO NEW MARKETS. The Company seeks to expand its capabilities to take advantage of the penetration and growth of its core products internationally, particularly in developing countries. The Company's sales from its non-U.S. manufacturing facilities increased from approximately $28 million in 1993 to approximately $390 million in 2000.

         - PRODUCTS. The Company develops, manufactures and sells a broad array of nonwovens and oriented polyolefin products. Sales are focused in two product segments that provide opportunities to leverage the Company's advanced technology and substantial capacity.

         For further information about the Company's business operations, refer to the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2001, attached as EXHIBIT D hereto, and the Quarterly Report on Form 10-Q for the quarter ended September 28, 2002, attached as EXHIBIT E hereto.

B.       SUMMARY DESCRIPTION OF EACH DEBTOR

         This section provides a brief description of each of the Debtors.
EXHIBIT I provides a summary description of the assets, liabilities and claims against each Debtor. EXHIBIT I also lists the directors and officers of each Debtor. EXHIBIT H contains an organizational chart of the Debtors and their affiliates.

         1.       POLYMER GROUP, INC.

         Polymer Group, Inc. is the parent holding company of direct and indirect investments in operating subsidiaries that manufacture and market a broad range of non-woven and oriented polyolefin products. The Company has no direct operations. The Company's administrative office is located in North Charleston, SC and has 24 employees. For a summary description of the assets and liabilities of Polymer Group, Inc., see EXHIBIT I hereto.

         2.       BONLAM (S.C.), INC.

         Bonlam (S.C.), Inc. is a direct subsidiary of PGI Polymer, Inc. and has no operations. The Company has no operations and previously charged a monthly management fee to Bonlam S.A. de C.V., a Mexican affiliate. The company's administrative office is located in North Charleston, S.C. and it has no employees. For a summary description of the assets and liabilities of Bonlam (S.C.) Group, Inc., see EXHIBIT I.

         3.       CHICOPEE INC.

         Chicopee, Inc. is a direct subsidiary of PGI Polymer, Inc. and is a manufacturer and marketer of nonwoven products used in multiple applications. The company utilizes multiple manufacturing technologies including spunlace and Apex(R)technologies. Primary end-markets include medical, wiping, hygiene and consumer products with industrial and specialty applications. Chicopee, Inc. has manufacturing facilities in Benson, N.C., North Little Rock, Ar., and Gainesville, Ga., and an office in Dayton, N.J. The company has approximately 740 employees. Major customers include: Johnson & Johnson, Master & Frank Enterprise Co., LTD, Procter and Gamble and Johnson Controls. For a summary description of the assets and liabilities of Chicopee, Inc., see EXHIBIT I.

         4.       PGI POLYMER, INC.

         PGI Polymer, Inc. is a direct subsidiary of Polymer and has no direct operations. The Company is a holding company for the majority of Polymer's operating subsidiaries. PGI Polymer, Inc. is the holder of intercompany notes between itself and certain US and international operating affiliates. The company serves primarily as a cash repatriation vehicle for intercompany interest and dividend payments to Polymer.

The company's administrative offices are located in Delaware and North Charleston, S.C.. For a summary description of the assets and liabilities of PGI Polymer, Inc., see EXHIBIT I.

         5.       FABRENE CORP.

         Fabrene Corp. is a direct subsidiary of PGI Polymer, Inc. and is a manufacturer and marketer of oriented polymer products used in multiple applications. The company utilizes printing and paper lamination technologies. Primary end-markets include lumberwrap and housewrap. The company is located in Clackamas, Or., and has approximately 24 employees. Major customers include:
Simpson Timber, TCL Marketing and Willamette Industries. For a summary description of the assets and liabilities of Fabrene Corp., see EXHIBIT I.

         6.       DOMINION TEXTILE (USA) INC.

         Dominion Textile (USA), Inc. is a direct subsidiary of Polymer and has no operations. Dominion Textile (USA), Inc. currently holds two series of note issuances. The company's administrative office is located in North Charleston, S.C., and has no employees. For a summary description of the assets and liabilities of Dominion Textile (USA), Inc., see EXHIBIT I.

         7.       LORETEX CORPORATION

         Loretex Corporation is a direct subsidiary of PGI Polymer, Inc. and is a manufacturer and marketer of oriented polymer products (polyethylene plastic roll stock) used in multiple applications. Loretex Corporation is in the process of curtailing its operations, which are located in Guilderland Center, N.Y. The company has approximately 5 employees. For a summary description of the assets and liabilities of Loretex Corporation, see EXHIBIT I.

         8.       FABPRO ORIENTED POLYMERS, INC.

         FabPro Oriented Polymers, Inc. is a direct subsidiary of PGI Polymer, Inc. and is a manufacturer and marketer of oriented polymer products used primarily in agriculture, construction and packaging applications. The Company utilizes extrusion technologies and product lines include: Agricultural baler twine and bale wrap, commercial tying twine, concrete fiber and cable filler. The company has operations in Kingman, Ks.; Clearfield, Ut., and Guntown, Mo., and has approximately 240 employees. Major customers include: Case/New Holland, Vopak, Jones Twine, Wire and Boots, Schermerhorn Brothers, Dennis Jones Twine, Vermeer, W. R. Grace and Frank Winne and Sons. For a summary description of the assets and liabilities of FabPro Oriented Polymers, Inc., see EXHIBIT I.

         9.       PGI ASSET MANAGEMENT COMPANY

         PGI Asset Management Company is a direct subsidiary of Polymer and has no operations. The company holds the rights to certain intellectual property of Polymer Group, Inc., and charges a management fee to PGI Servicing Company, which in turn, charges a royalty fee to certain of the operating entities. PGI Asset Management Company serves as a cash repatriation vehicle for intercompany royalty payments to Polymer Group, Inc. The company's administrative offices are located in Delaware and North Charleston, S.C., and it has one employee. For a summary description of the assets and liabilities of PGI Asset Management Company, see EXHIBIT I.

         10.      PGI SERVICING COMPANY

         PGI Servicing Company is a direct subsidiary of PGI Asset Management Company and has no operations. PGI Servicing Company charges a royalty fee to certain Polymer Group operating entities. PGI Servicing Company pays a management fee to PGI Asset Management from the royalty payments received from the operating entities. The company's administrative offices are located in Delaware and North Charleston, S.C., and it has one employee. For a summary description of the assets and liabilities of PGI Servicing Company, see
EXHIBIT I.

         11.      FABRENE GROUP LLC.

         Fabrene Group L.L.C. is a direct subsidiary of PGI Polymer, Inc. and is an inactive entity. The company has no operations and no employees. For a summary description of the assets and liabilities of Fabrene Group L.L.C. see
EXHIBIT I.

         12.      FIBERTECH GROUP, INC.

         Fibertech Group, Inc. is a direct subsidiary of Chicopee, Inc. and is a manufacturer and marketer of nonwoven products used in multiple applications. The company utilizes multiple manufacturing technologies including adhesive bond and thermal bond technologies. Primary end-markets include hygiene products and industrial and specialty applications. The company has operations in Landisville, N.J., and Rogers, Ar., and has approximately 200 employees. Major customers include: Procter & Gamble and Johnson & Johnson. For a summary description of the assets and liabilities of FiberTech Group, Inc., see
EXHIBIT I.

         13.      TECHNETICS GROUP, INC.

         Technetics Group, Inc. is a direct subsidiary of FiberTech Group, Inc. and maintains a warehousing facility located in Vineland, N.J. The Company has no operations and no employees. For a summary description of the assets and liabilities of Technetics Group, Inc., see EXHIBIT I.

         14.      FIBERGOL CORPORATION

         FiberGol Corporation is a direct subsidiary of FiberTech Group, Inc. and is an inactive company with no operations and no employees. For a summary description of the assets and liabilities of FiberGol Corporation, see
EXHIBIT I.

         15.      PNA CORP.

         PNA Corp. is a direct subsidiary of Chicopee, Inc., and is a holding company for FNA Polymer Corp. and FNA Acquisition, Inc. The company's administrative offices are located in Dayton, N.J., and North Charleston, S.C., and it has no employees. For a summary description of the assets and liabilities of PNA Corp., see EXHIBIT I.

         16.      FNA POLYMER CORP.

         FNA Polymer Corp. is a direct subsidiary of PNA Corp. and is a manufacturer and marketer of nonwoven products used in multiple applications. The company's operations utilize spunmelt technologies. Primary end-markets include hygiene products and agricultural products. The company is located in Mooresville, N.C., and has approximately 95 employees. Major customers include:
Procter & Gamble and Arquest, Inc. For a summary description of the assets and liabilities of FNA Polymer Corp., see EXHIBIT I.

         17.      FNA ACQUISITION, INC.

         FNA Acquisition, Inc., is a direct subsidiary of FNA Polymer Corp. and is a warehousing facility and has no operations. The company is located in Mooresville, N.C., and has no employees. For a summary description of the assets and liabilities of FNA Acquisition, Inc., see EXHIBIT I.

         18.      POLY-BOND, INC.

         Poly-Bond, Inc., is a direct subsidiary of Chicopee, Inc., and is a manufacturer and marketer of nonwoven products used primarily in hygiene applications. The company utilizes spunmelt technologies. The Company is located in Waynesboro, Va., and has approximately 176 employees. Major customers include: Tyco Healthcare Retail Group, Procter & Gamble and Arquest, Inc. For a summary description of the assets and liabilities of Poly-Bond, Inc., see
EXHIBIT I.

         19.      PRISTINE BRANDS CORPORATION.

         Pristine Brands Corporation is a direct subsidiary of Chicopee, Inc., and is an inactive company with no operations and no employees. For a summary description of the assets and liabilities of Pristine Brands Corporation, see
EXHIBIT I.

         20.      POLYIONIX SEPARATION TECHNOLOGIES, INC.

         PolyIonix Separation Technologies, Inc., is a direct subsidiary of FiberTech Group, Inc., and is inactive with no operations and no employees. For a summary description of the assets and liabilities of PolyIonix Separation Technologies, Inc., see EXHIBIT I.

         21.      PGI EUROPE.

         PGI Europe, Inc. is a direct subsidiary of Chicopee, Inc., and is a holding company for all of the European operating entities of the Polymer Group. The company's administrative offices are located in Dayton, N.J., and North Charleston, S.C., and it has no operations and no employees. For a summary description of the assets and liabilities of PGI Europe, see EXHIBIT I.

C.       SUMMARY OF CAPITAL STRUCTURE

         1.       OLD POLYMER COMMON STOCK

         As of April 5, 2002, the Company had 32,004,200 shares of common stock, par value $.01 per share outstanding. In addition, the Company has 10,000,000 shares of preferred stock and 3,000,000 shares of non-voting common stock authorized, but none of those shares have been issued or are outstanding.

         As of March 12, 2002, Polymer's directors, executive officers and 5% or greater stockholders known to Polymer as a group collectively owned 14,969,966 shares of Old Polymer Common Stock or 46.8% of the Old Polymer Common Stock then outstanding.

         2.       POLYMER GROUP, INC., COMMON STOCK PRICE HISTORY

         Prior to May 13, 2002, Polymer's common stock was traded on the New York Stock Exchange under the ticker symbol "PGI." On May 13, 2002, the New York Stock Exchange delisted Polymer's common stock. Polymer's common stock currently is traded on the OTC Bulletin Board under the ticker symbol "PMGPQ."

         The following table sets forth, on a per share basis, the high and low market prices for Polymer's common stock as reported on the New York Stock Exchange and on the OTC Bulletin Board, as applicable, for the periods indicated:

                                                                                HIGH                    LOW
                                                                        -------------------------------------------
YEAR ENDED DECEMBER 31, 2000:
      First quarter...................................................        $ 19.41                  $ 7.97
      Second quarter..................................................        $ 13.72                  $ 7.12
      Third quarter...................................................        $  9.60                  $ 6.50
      Fourth quarter..................................................        $  7.95                  $ 4.61

YEAR ENDED DECEMBER 31, 2001:
      First quarter...................................................        $  7.68                  $ 0.90
      Second quarter..................................................        $  3.50                  $ 1.15
      Third quarter...................................................        $  3.40                  $ 1.30
      Fourth quarter..................................................        $  1.95                  $ 0.66

YEAR ENDING DECEMBER 31, 2002:
      First Quarter...................................................        $  1.00                  $ 0.20
      Second Quarter..................................................        $  0.65                  $ 0.07
      Third Quarter...................................................        $  0.07                  $ 0.05

         3.       WARRANTS AND OPTIONS

         In 1996, the Debtors adopted the 1996 Polymer Group Stock Option Plan (the "1996 Plan") and, in 2001, adopted the 2001 Polymer Group Stock Option Plan (the "2001 Plan" and together with the 1996 Plan, the "Option Plans"). A total of 3,000,000 shares of Old Polymer Common Stock were authorized for issuance under the Option Plans pursuant to the exercise of options granted under the Option Plans. As of December 29, 2001, options on 2,120,576 shares of Old Polymer Common Stock have been granted, and a further 879,424 shares of Old Polymer Common Stock remain reserved for future stock option grants pursuant to the Option Plans.

         4.       DOMINION SENIOR NOTES

         On November 1, 1993, one of the Debtors, Dominion Textile (USA) Inc. ("DT USA"), issued $150.0 million of 8?% Guaranteed Senior Notes due 2003 (the "8?% Dominion Notes") pursuant to an Indenture, dated as of November 1, 1993, among DT USA, Dominion Textile Inc., a Canadian corporation ("Dominion") that was purchased by the Polymer subsidiary DT Acquisition Inc., as the parent guarantor, and First Union National Bank, as successor trustee. On April 1, 1996, DT USA issued an additional $125.0 million of 9 1/4% Guaranteed Senior Notes due 2006 (the "9?% Dominion Notes", and together with the 8?% Dominion Notes, the "Dominion Notes") pursuant to an Indenture, dated as of April 1, 1996, among DT USA, Dominion, as the parent guarantor, and First Union National Bank, as successor trustee. The Dominion Notes are senior indebtedness of DT USA and are guaranteed on a joint and several basis by DT USA and Dominion. In January 1998, DT USA accepted for repurchase substantially all of the outstanding Dominion Notes pursuant to DT USA's tender offer for the Dominion Notes. As of the Petition Date, $1.5 million of the Dominion Notes were outstanding.

         5.       SENIOR SUBORDINATED NOTES

         In July 1997, Polymer issued $400 million of 9% Senior Subordinated Notes due 2007, Series A (the "July 1997 Notes") in a private placement transaction pursuant to an Indenture, dated as of July 1, 1997, by and between Polymer and Harris Trust and Savings Bank, as Trustee, whose successor in interest is The Bank of New York. In October 1997, Polymer completed exchanging $400 million of 9% Senior Subordinated Notes due 2007, Series B (the "9% Notes"), which have been registered for public trading, for all outstanding July 1997 Notes. As of the Petition Date, approximately $395 million of 9% Notes were outstanding.

         In March 1998, Polymer issued $200 million of 8 3/4% Senior Subordinated Notes due 2008, Series A (the "March 1998 Notes") in a private placement transaction pursuant to an Indenture, dated as of March 1, 1998, by and between Polymer and Harris Trust and Savings Bank, as Trustee, whose successor in interest is The Bank of New York. In August 1998, Polymer completed exchanging $200 million of 8 3/4% Senior Subordinated Notes due 2008, Series B (the "8 3/4% Notes"), which have been registered for public trading, for all outstanding March 1998 Notes. As of the Petition Date, approximately $196.5 million of 8 3/4% Notes were outstanding.

         The Senior Subordinated Notes are unsecured senior subordinated indebtedness of Polymer and are subordinated in right of payment to all existing and future indebtedness of Polymer incurred pursuant to the Prepetition Credit Facility (as discussed below).

         The Senior Subordinated Notes are guaranteed by all Debtors other than Polymer.

D.       THE DEBTORS' PREPETITION CREDIT FACILITY

         The Prepetition Credit Facility currently provides for secured revolving credit borrowings, term loans, and letters of credit with aggregate commitments of up to $600 million, as described in more detail below. The Prepetition Credit Facility is provided by the Senior Lenders, the agent for whom is JP Morgan Chase Bank, formerly known as The Chase Manhattan Bank (the "Prepetition Agent" or the "Prepetition Administrative Agent").

         GENERAL. The Prepetition Credit Facility initially provided for secured revolving credit borrowings with aggregate commitments of up to $325.0 million and aggregate term loans of $275.0 million. Subject to certain terms and conditions contained therein, a portion of the Prepetition Credit Facility may be used for letters of credit. A portion of the Prepetition Credit Facility may also be denominated in Dutch guilders and in Canadian dollars. As of December 29, 2001, approximately $484 million was outstanding under the Prepetition Credit Facility. As discussed below, Amendment No. 6 imposed a limit of $260 million under the revolving portion for borrowings and outstanding letters of credit, and permits a maximum of U.S. $15 million of revolving borrowings to be outstanding in Canadian dollars.

         SECURITY. The Prepetition Credit Facility (including any hedging arrangements provided by the Senior Lenders) and the related guarantees are secured by (i) a lien on substantially all of the Debtors' assets, (ii) a pledge of all or a portion of the Debtors' stock and the stock of certain non-domestic Subsidiaries, (iii) a lien on substantially all of the assets of direct foreign borrowers (to secure direct borrowings by such borrowers), and (iv) a pledge of certain secured intercompany notes issued to Polymer or another Debtor by non-domestic Subsidiaries.(3)

         MATURITY; PREPAYMENT. The revolving credit portion of the Prepetition Credit Facility terminates in June 2003. The term loan portions terminate in December 2005 and December 2006. The loans are subject to mandatory prepayment out of proceeds received in connection with certain casualty events, asset sales, debt issuances and principal payments in respect of the Fabrene acquisition intercompany notes and certain other notes issued by a Subsidiary to Polymer or to another Subsidiary.

         INTEREST RATES. The interest rate applicable to U.S. dollar denominated borrowings under the Prepetition Credit Facility is based on, at the Debtors' option, a specified base rate or a specified Eurocurrency base rate for U.S. dollars, plus a specified margin. The applicable interest rate for the portion of the Prepetition Credit Facility denominated in Dutch guilders is based on the specified Eurocurrency base rate for Dutch guilders plus a specified margin. The applicable interest rate for the portion of the Prepetition Credit Facility denominated in Canadian dollars is based on the specified Canadian base rate plus, at the Debtors' option, a specified margin or the bankers' acceptance discount rate. The applicable margin for loans bearing interest based on the base rate or Canadian base rate currently ranges from 2.00% to 2.75% and the margin for loans bearing interest on a Eurocurrency rate currently ranges from 3.00% to 3.75%, based on the continuing existence of an event of default under the Prepetition Credit Facility.

         AMENDMENT NO. 6. On April 11, 2001, the Debtors entered into Amendment No. 6, dated as of April 11, 2001, ("Amendment No. 6") to the Prepetition Credit Facility, which, among other things, waived their leverage ratio covenant default. Amendment No. 6 also modified the existing financial covenants relating to senior leverage ratio, fixed charge coverage ratio and minimum required levels of EBITDA. And, among other things, it increased the interest rate on the outstanding amounts under the Prepetition Credit Facility for the period from April 11, 2001, through and including December 31, 2001, limited amounts outstanding under the revolving portion of the Prepetition Credit Facility (together with outstanding letters of credit) to $260 million as described above, limited fiscal year 2001 capital expenditures to $35 million and, for the period from April 11, 2001, through and including December 31,

----------

(3) The Debtors' non-U.S. non-debtor affiliates are: Dominion Textile Mauritius, Dominion Nonwovens Sudamerica S.A., DIFC Performance Fabrics, Inc., DT Acquisitions Inc., Bonlam S.A. de C.V., Bonlam Holdings, B.V., Bonlam Andina, Ltd., Polymer Nonwovens Mauritius Ltd., Nanhai Nanxim Non-Woven Co., Ltd., Fabrene Inc., Fabrene Group, Inc., Chicopee Holdings B.V., Polymer Nonwovens B.V., Vateks Tekstil Sanayi ve Ticaret, Polymer Newkirchen GmbH, Polymer Nonwovens S.a.r.l., Nordlys UK Ltd., Geca Tapes B.V., Geca-Tapes PTE Ltd., Albuma S.A.S., Nordlys S.A.S., Polymer Ltd. and Polymer Nonwovens A.B.

2001, restricted the Debtors from incurring new indebtedness, creating certain liens, making new investments or acquisitions and prevented the Debtors from paying stock dividends or making other restricted payments.

         Finally, Amendment No. 6 required the Debtors to reduce the amounts outstanding under the Prepetition Credit Facility by not less than $150 million on or before August 15, 2001, through one or more asset dispositions, including sale-leaseback transactions, synthetic leases or asset securitizations. The Debtors did not, however, complete any of the above transactions on or before August 15, 2001, and, as a result, paid the Senior Lenders an additional fee equal to 0.5% of the total outstanding loans, letters of credit and utilized commitments and interest rates on amounts owed under the Prepetition Credit Facility increased by an additional 0.5% for the period beginning on August 15, 2001 and ending on December 31, 2001.

         As of December 29, 2001, when the Amendment No. 6 waiver expired by its terms, the Debtors had still not complied with the leverage ratio covenant. On December 30, 2001, the Debtors therefore entered into a Forbearance Agreement, dated as of December 30, 2001 (the "Forbearance Agreement"), with the Senior Lenders, pursuant to which the Senior Lenders agreed to a forbearance period during which they agreed not to exercise certain remedies available under the Prepetition Credit Facility as a result of the covenant defaults thereunder. The forbearance period was scheduled to end on March 29, 2002, although it could have ended sooner upon the occurrence of certain events, including in the event that the Holders of the outstanding Senior Subordinated Notes exercise any remedies available to them pursuant to the terms of the Senior Subordinated Notes.

         Under the Forebearance Agreement, if an event of default had continued to exist under the Prepetition Credit Facility as of March 29, 2002, or upon an earlier date on which the Holders of the Senior Subordinated Notes exercise their remedies under the respective indenture agreements, the Senior Lenders could have exercised the remedies available to them under the Prepetition Credit Facility, which would have included the right to declare all amounts outstanding under the Prepetition Credit Facility immediately due and payable. In addition, the Forbearance Agreement prevented the Debtors from making any additional borrowings in excess of the amounts outstanding under the revolving portion of the Prepetition Credit Facility as of December 30, 2001. On March 15, 2002, the Senior Lenders granted an additional extension to the Forbearance Agreement through and including May 15, 2002, to allow the Debtors to complete the Restructuring (as defined and discussed below).(4)

E.       THE DEBTORS' ASSETS

         As of December 29, 2001, the Debtors had approximately $1.23 billion of total assets, comprising current assets, properties, plants, equipment, intangibles, loan acquisition costs and other items. Included in the Debtors' current assets are their accounts receivable, which the Debtors will continue to collect in the ordinary course of business. The Debtors expect, based upon their historical experience with collections, to collect approximately 100% of accounts receivable (net of bad debt reserve) on a going-forward basis. As of December 29, 2001, the Debtors had approximately $325.9 million in current assets, comprising cash and cash equivalents, short-term investments, accounts receivable and inventories. The total value of the Debtors' properties, plants and equipment was approximately $712 million.

F.       EVENTS LEADING TO THE CHAPTER 11 CASES

         After continuously growing and performing at or above market projections and expectations for four successive years during the late 1990's, the Debtors failed to meet expectations for their fiscal 2000 and 2001 results. The Debtors' consolidated net sales were approximately $816 million for fiscal 2001, a decrease of 5.4% from consolidated net sales of $862 million for fiscal 2000. The factors that impacted their 2000 and 2001 results continue to have a negative impact on operations in 2002. Demand for certain

----------

(4) The Debtors entered into Amendment No. 7, dated as of April 4, 2002, which, as discussed in more detail in Section I.G herein, permitted them to File a voluntary petition on behalf of Bonham (S.C.), Inc., pursuant to the terms of the Dismissal Agreement (as defined herein).

high margin consumer products has not returned to forecasted levels resulting in certain specialized manufacturing assets remaining underutilized. In addition, the commercialization of certain APEX(R) programs has taken longer than anticipated. The expected ramp-up of APEX(R) products also failed to materialize during the third and fourth fiscal quarters of 2001. The Committee contends that the failure of the APEX(R) ramp-up contributed to difficulty in the Debtors servicing their debt load.(5)

         Furthermore, raw material prices did not decline as anticipated, and soft demand has prevented the Company from passing along these increased raw material costs to its customers. In addition, pricing pressure and margin erosion within the spunmelt technologies have continued to hurt the Debtors. The Debtors are also experiencing short-term order reductions and an unfavorable shift in product mix due to certain customers' adjustments. Furthermore, demand for certain consumer products failed to accelerate during the third and fourth fiscal quarters of 2001 and the first fiscal quarter of 2002. The Debtors have also experienced increased interest rate expenses due to a higher average amount of indebtedness outstanding resulting from increased capital spending and a failure to comply with the covenants of Amendment No. 6, as described above. The events described in this paragraph have resulted in the Debtors' noncompliance with formula-based financial covenants contained in the Prepetition Credit Facility.

         As a result of the events described above, the Debtors are currently in covenant default under the Prepetition Credit Facility. Because of this default, the Senior Lenders exercised their right to block the payments of interest due to the holders of the 9% Notes on January 2, 2002, and to the holders of 8 3/4% Notes on March 1, 2002, respectively. A failure by Polymer to pay interest on the outstanding 9% Notes and 8 3/4% Notes when due, which continues for 30 days or more, constitutes an event of default under the Senior Subordinated Notes.

         On December 30, 2001, the Debtors entered into the Forbearance Agreement with the Senior Lenders, pursuant to which the Senior Lenders agreed to a forbearance period during which they would not exercise certain remedies available under the Prepetition Credit Facility as a result of the covenant default. On March 15, 2002, the Forbearance Agreement was extended through and including May 15, 2002, and prevented the Debtors from making any additional borrowings in excess of the amounts outstanding under the revolving portion of the Prepetition Credit Facility as of December 30, 2001.

         These factors led the Debtors, as described in more detail in Article I.G below, to negotiate the terms of a Financial Restructuring (as defined herein) with a steering committee of the Senior Lenders Steering Committee and GOF. At that time GOF informed the Debtors that it held or controlled approximately 67% of the Senior Subordinated Notes. Pursuant to these negotiations, the Debtors and the Senior Lenders entered into a term sheet for the restructuring of the Prepetition Credit Facility; and the Debtors and GOF entered into a term sheet for the Financial Restructuring.

G.       THE PREPETITION NEGOTIATIONS AND THE FINANCIAL RESTRUCTURING

         EVALUATING POTENTIAL INVESTMENT AND RESTRUCTURING OPPORTUNITIES

         During 2001, the Debtors explored a wide range of business opportunities as it became increasingly clear that they would have to restructure their debt burden and capital structure. The Debtors approached a number of internationally recognized banks and lending institutions to discuss such a restructuring with an availability of fresh capital, but without success on terms that the Debtors deemed would have been acceptable to the long-term financial health of the Company.

         In June 2001, the Debtors engaged Merrill Lynch & Co. ("Merrill Lynch") to solicit potential buyers for the Oriented Polymers Division, which Merrill Lynch did during July and August 2001. This solicitation was not successful, and, in October 2001, the Debtors terminated Merrill Lynch's engagement.

----------

(5) As discussed SUPRA in Article I.A.2 hereof, the Debtors invested approximately $250 million in APEX(R), $190 million of which comprised capital expenditures and $60 million of which were operating and related expenses allocated across the Debtors.

         On October 2, 2001, the Debtors retained the services of Miller Buckfire Lewis & Co., LLC ("MBLCO") as their investment banker and financial advisor to assist in exploring various restructuring options.(6) From November 2001 through February 2002, the Debtors conducted extensive negotiations with several potential investors, including at least four nationally and internationally recognized private equity and venture capital funds, and various other constituents in an effort to establish viable restructuring options. During this same period, some of these potential investors conducted due diligence investigations of the Debtors and their operations. None of these potential inquiries evolved into a firm offer that the Debtors could consider as a viable restructuring alternative.

         The Debtors also explored a senior unsecured financing opportunity that would have resulted in a conversion of a portion of the Senior Subordinated Notes into new senior notes and added a new tranche of senior unsecured debt as part of a deal that would have resulted in approximately $150 million of new capital. The Debtors concluded that this opportunity did not fit their needs because of a number of unacceptable conditions, including an inability of the proposed financing institution to raise the full amount of new capital and a lack of consent from the Senior Lenders, who made it clear that any restructuring would require a significant deleveraging of the Debtors' debt load. The proposed transaction would have actually increased the overall leverage.

         THE FINANCIAL RESTRUCTURING

         In evaluating the various restructuring options, the Debtors decided to pursue negotiations with GOF, the principal holder of the Senior Subordinated Notes, because the conceptual transaction being discussed with GOF afforded the highest probability of being completed on terms that provided an overall acceptable level of value to stakeholders. During this period, the Debtors, GOF and their respective advisors held discussions concerning the terms of a proposed recapitalization transaction. Their discussions focused primarily on the overall level of investment in the Debtors and the nature of that investment. As a result of these extensive negotiations, the Debtors executed a term sheet with GOF on March 15, 2002, setting forth the proposed terms of the recapitalization plan (the "Financial Restructuring"), together with an agreement with GOF wherein GOF agreed to support its recapitalization plan. The recapitalization plan was to take the form of an exchange offer (the "Exchange Offer") that was to remain open through April 15, 2002, and which was subsequently extended to May 15, 2002.

         Concurrent with the negotiations with GOF regarding the potential Financial Restructuring, the Debtors and GOF began discussions with the Senior Lenders Steering Committee to support the Financial Restructuring. Because the Financial Restructuring would have required significant changes to the Prepetition Credit Facility, all of the Senior Lenders would have needed to approve its final terms. After substantial negotiations, certain Senior Lenders agreed to support the Financial Restructuring. The Debtors also discussed the principal elements of a term sheet for the proposed Restructured Facilities, which would permit the Financial Restructuring to proceed, including a requirement that the principal indebtedness under the Prepetition Credit Facility be reduced by $50 million. As reflected in the terms of Amendment No. 6 to the Prepetition Credit Facility, the Senior Lenders initially sought a paydown of $150 million. Based upon these discussions, the Debtors expected that the proposed Financial Restructuring Credit Facility would have been secured by substantially all of their assets (subject to certain tax implications with respect to their foreign subsidiaries) and would have contained customary terms and conditions.

H.       THE INVOLUNTARY PETITION

         On March 25, 2002, during the pendency of the Exchange Offer, without any prior notice, the Petitioning Creditors Filed an involuntary bankruptcy petition (the "Involuntary Petition") against the Debtors in the United States Bankruptcy Court for the District of South Carolina (the "Bankruptcy Court"). On April 2, 2002, the Debtors reached an agreement (the "Dismissal Agreement") with the Petitioning

----------

(6) On April 24, 2002, Dresdner Kleinwort Wasserstein ("Wasserstein") issued a press release announcing the formation of MBLCO, and the assignment of all then existing engagement letters of Wasserstein to MBLCO, including the engagement letter retaining Wasserstein as financial advisor to Polymer, subject to the Bankruptcy Court's approval. For the sake of clarity, the term "MBLCO", as used in this Amended Modified Disclosure Statement, shall refer to both MBLCO and Wasserstein, as appropriate.

Creditors, which provided for the Bankruptcy Court to dismiss the involuntary petition (the "Dismissal Order") subject to a twenty-day period during which parties-in-interest could object to that dismissal. The twenty-day period commenced on April 5, 2002, the day on which notice of the dismissal was published in the national edition of the WALL STREET JOURNAL. On April 26, 2002, the Bankruptcy Court entered the Dismissal Order.

         The Dismissal Agreement also provided that the Debtors would seek amendment of the Prepetition Credit Facility to permit them to File a voluntary petition for one of their wholly-owned, South Carolina-registered subsidiaries in the Bankruptcy Court. Pursuant to Amendment No. 7, dated as of April 4, 2002, the Senior Lenders agreed to so amend the Prepetition Credit Facility. On April 23, 2002, the Debtors Filed a voluntary petition for Bonlam (S.C.), Inc., in the Bankruptcy Court.

         The Dismissal Agreement further provided that the Debtors would extend the pendency of the Exchange Offer through May 15, 2002. The Debtors and GOF also agreed to forbear through, and including, May 15, 2002, from implementing any modifications to the Senior Subordinated Notes and the Indentures governing them. The Petitioning Creditors agreed to forbear through, and including, May 12, 2002 (the "Forbearance Period"), from exercising any and all remedies under the applicable Indentures, the Senior Subordinated Notes or any applicable law, including any filing of an involuntary petition against any of the Debtors.

         During the Forbearance Period, the Debtors agreed (i) not to File a voluntary petition for relief under the Bankruptcy Code in a jurisdiction other than Columbia, South Carolina, and (ii) to contest any involuntary petition under the Bankruptcy Code Filed in any such other jurisdiction, in each case, without the prior written consent of the Petitioning Creditors. GOF and the Petitioning Creditors agreed not to File an involuntary petition against the Debtors in any venue other than the Bankruptcy Court.

         The Debtors, GOF and the Petitioning Creditors intended that the Dismissal Agreement would provide a framework for the Debtors and other parties, including the Petitioning Creditors, to continue to negotiate the terms of a potential restructuring of the Company through May 12, 2002.

         Negotiations proceeded, but the Debtors and Petitioning Creditors did not reach an agreement on a consensual restructuring. Meanwhile, the uncertainty created by the Involuntary Petition caused further deterioration in the Debtors' businesses. The Debtors determined that it was in the best interest of their creditors and their other constituencies to seek the protections afforded by filing voluntary petitions for protection under chapter 11 of the Bankruptcy Code.

I.       THE PREARRANGED PLAN

         To enhance the Debtors' ability to implement a restructuring and to emerge from chapter 11 as efficiently as possible with an improved debt and capital structure, the Debtors (a) obtained the requisite approval from a substantial majority of the Senior Lenders (the "Supporting Senior Lenders") (in the form of a bank term sheet and discussed below) to restructure the Prepetition Credit Facility and (b) executed a Support Agreement, dated as of May 10, 2002, with GOF, pursuant to which GOF agreed to support a joint plan of reorganization on terms and conditions set forth in a term sheet, the Prearranged Plan Term Sheet. The Debtors paid a commitment fee to the Supporting Senior Lenders of approximately $4.5 million in consideration of their agreeing to the terms contained in the bank term sheet.

         The Debtors agreed to File by May 24, 2002, the Prearranged Plan, which was a chapter 11 plan of reorganization and disclosure statement that were consistent with the Prearranged Plan Term Sheet and the bank term sheet. With the support of these substantial creditors, the Debtors sought to emerge from chapter 11 in an expeditious manner. Beginning on May 23, 2002, and on other subsequent dates, GOF agreed to extend the deadline for filing the Prearranged Plan and its accompanying disclosure statement until June 14, 2002.

         The Prearranged Plan(7) generally proposed (i) the restructuring of the Prepetition Credit Facility, including a $50 million principal reduction, (ii) the retirement of in excess of $591.5 million of the Debtors' obligations under the Senior Subordinated Notes, in exchange for the right of the holders of such Notes to receive either (x) their pro rata share of 100% of the newly issued Class A Common Stock of the reorganized PGI (prior to the conversion of the preferred stock or new senior notes, each referred to below) (which was to be diluted by any conversion of the New Preferred Stock), or (y) for each $1,000 in principal of existing Senior Subordinated Notes held, $120 in principal of New Junior Subordinated Notes bearing interest at 11% payable in cash or (z) for each $1,000 in principal amount of existing Senior Subordinated Notes held, $150 in principal amount of New Junior Subordinated PIK Notes, with interest at 7.5% payable in kind and 3.5% payable in cash, (iii) no impairment of the Debtors' other unsecured creditors, (iv) a $50 million investment by GOF and eligible electing holders of Senior Subordinated Notes in exchange for convertible preferred stock convertible into 44% of the newly issued common stock of reorganized PGI (after giving effect to the conversion thereof and excluding PIK dividends thereon) (the "New Preferred Stock"), (v) the issuance by GOF and eligible electing holders of Senior Subordinated Notes of a $25 million letter of credit to secure the Debtors' proposed amortization payments to the Senior Lenders and (vi) the retention by existing PGI Shareholders of 100% of the Class B Common Stock (which was not to be diluted by any conversion of the New Preferred Stock) and certain warrants for up to an additional 9.5% of the Reorganized PGI's common stock, as of the Effective Date, (which was to be subject to dilution by conversion of the New Preferred Stock), exercisable at specified value targets for the Company.

         In connection with the $50 million new investment, GOF agreed to act as a standby purchaser to ensure that all of the shares of New Preferred Stock offered by Polymer were purchased and that the $50 million new investment generated gross proceeds of $50.0 million in cash and resulted in $25.0 million of letters of credit in place. Polymer agreed to pay GOF a fee of $500,000 for acting as standby purchaser in connection with the $50 million new investment.

         The Committee opposed the Prearranged Plan, contending that the non-GOF Holders of Senior Subordinated Notes would receive an insufficient return in comparison to GOF. The Debtors, GOF and the Senior Lenders disagreed with the Committee's assessment. At a hearing on the adequacy of the Debtors' disclosure statement, which took place on August 15, 2002, and concluded on August 20, 2002, the Bankruptcy Court found that the Debtors' disclosure statement, as amended and Filed on August 21, 2002, contained adequate information within the meaning of section 1125(a)(1) of the Bankruptcy Code. The Bankruptcy Court also directed the Debtors to include in the solicitation package to Holders in Classes 2, 4 and 6 a letter from the Committee explaining its opposition to the Prearranged Plan and permitted the Debtors to attach their response to the Committee's letter to the Debtors' disclosure statement.

         On or about August 23, 2002, the Debtors caused to be distributed to all Holders in Classes 2, 4 and 6 a solicitation package. Holders were required to vote to accept or reject the Prearranged Plan by no later than September 20, 2002.

         On August 30, 2002, the Committee Filed a motion requesting the Bankruptcy Court appoint an examiner pursuant to section 1103(b) of the Bankruptcy Code. On October 8, 2002, the Bankruptcy Court appointed Benjamin C. Ackerly, Sr. as the examiner. The examiner must submit his report to the Bankruptcy Court no later than December 2, 2002.

         GOF, the Committee, and the Committee Members (the "Plan Parties") subsequently indicated that they would support the Amended Modified Plan. The Committee is recommending that all general unsecured creditors vote to accept the Amended Modified Plan. The Senior Lenders Steering Committee also supports the Amended Modified Plan.

J.       OVERVIEW OF THE AMENDED MODIFIED PLAN

         The Amended Modified Plan generally proposes (i) the restructuring of the Prepetition Credit Facility, including a payment (the "Senior Lender Paydown") of $50.0 million on the Effective Date to the

----------

(7) Capitalized terms not defined in this paragraph have the meaning ascribed to them in the Prearranged Plan.

Agent for the benefit of the Existing Senior Secured Lenders under the Prepetition Credit Facility, which Secured Lender Payment shall be exclusive of the proceeds (the "Chicopee Sale Proceeds") of the sale of the South Brunswick facility owned by Chicopee, Inc., (ii) the payment to the Senior Lenders of 100% of the Chicopee Sale Proceeds (assuming that the Chicopee Sale closes before the Effective Date), (iii) payment of the Senior Lenders Closing Prepayment, (iv) the retirement of in excess of $591.5 million of the Debtors' obligations under the Senior Subordinated Notes, wherein each Holder of the Senior Subordinated Notes and other general unsecured creditors (other than the Critical Business Relations Claims and the Intercompany Claims) (together constituting the Holders of the Allowed Class 4 Claims) shall have the right to receive on, or as soon as practicable after the Effective Date, (x) its Pro Rata share of Class A Common Stock in exchange for its Allowed Claim or (y) at the election of each Holder who is a Qualified Institutional Buyer (as defined in the Amended Modified Plan and the Securities Act), its Pro Rata share of Class C Common Stock,(8) (iv) the Critical Business Relations Claims and Intercompany Claims will not be impaired,
(v) each Holder of an Allowed Class 4 Claim will be given the option to take part in the New Investment by checking the appropriate box on the Supplemental Election Form to exercise its subscription rights (the "Subscription Rights") thereto, which New Investment of $50 million shall be made in exchange for 10% subordinated convertible notes due 2007 (the "Convertible Notes"), (vi) GOF will issue, or cause to be issued, letters of credit in the aggregated amount of $25 million (the "Exit Letters of Credit") in favor of the Postpetition Agent under the Restructured Facilities pursuant to the Bank Term Sheet, for which GOF will be entitled to 10% senior subordinated notes due 2007 (the "New Senior Subordinated Notes") equal to the amount (if any) drawn against the Exit Letters of Credit (or any advances made, or caused to be made, by GOF solely in lieu of drawing on the Exit Letters of Credit to make the amortization payments under the Restructured Facilities from the Effective Date through December 31, 2004, which amount shall not exceed $25 million) and (vii) Holders of Old Polymer Common Stock will receive 100% of the Class B Common Stock (which will not be diluted by any conversions of the Convertible Notes) in exchange for their Old Polymer Common Equity Stock Interests; such Holders will also receive Pro Rata shares of the Series A and Series B Warrants (as discussed below).

         The Class 4 Allowed Claim Holders who elect to receive Class C Common Stock shall contribute their stock to an SPE in exchange for Pro Rata shares of SPE Equity and SPE Notes. The documentation for the SPE will be in the Amended Modified Plan Supplement.

         In the event that any Non-GOF Holder does not elect to exercise its Subscription Rights, GOF and the other Participating Allowed Class 4 Claim Holders shall have the right to elect to purchase (the "Over Subscription Rights") the Convertible Notes on a Pro Rata basis (determined exclusive of accrued and unpaid dividends). Non-GOF Holders who participate in the New Investment (the "Participating Allowed Class 4 Claim Holders") shall not have any obligation to elect to exercise their Over Subscription Rights. GOF intends to elect to exercise its Subscription Rights and its Over Subscription Rights, if any. As to all Convertible Notes allocated for purchase by the Non-GOF Holders pursuant to the Subscription Rights or the Over Subscription Rights that are not purchased by such Participating Allowed Class 4 Claim Holders, GOF agrees to act as "Standby Purchaser" to ensure that all such Convertible Notes will be purchased and the issuance of such Convertible Notes results in proceeds of $50.0 million.

         Subject to issuance of a no action letter by the U.S. Securities and Commission's Division of Corporate Finance (the "Division of Corporate Finance") stating that it will not recommend an enforcement proceeding against the Debtors if the Subscription Rights are transferred freely without registration and Convertible Notes are issued, without registration, to transferees of Subscription Rights that are not Holders of Claims, the Subscription Rights, along with any attendant Over Subscription Rights, shall be freely transferable for a period of not less than forty (40) days commencing on the Confirmation Date. In the absence of such a non-action letter from the Division of Corporate Finance on or prior to the Confirmation Date, such Subscription Rights must be transferred with the underlying Claim.

----------

(8) Each holder of an Allowed Class 4 Claim who is a Qualified Institutional Buyer may elect to receive Class C Common Stock instead of Class A Common Stock. Any allowed Class 4 Claim Holder who is not a Qualified Institutional Buyer will receive Class A Common Stock only.

         Under the Amended Modified Plan, the common stock of New Polymer (the "New Polymer Common Stock") shall comprise the following classes: (i) the stock to be issued to Class 4 Holders other than Class C Common Stock (the "Class A Common Stock"), (ii) the classes (the "Class D Common Stock" and "Class E Common Stock") to be issued upon exercise of the Series A and Series B Warrants (as defined below), (iii) the 4% of New Polymer Common Stock designated as "Class B Common Stock" to be issued to the Holders of Old Polymer Common Stock Equity Interests and (iv) a small percentage of New Polymer Common Stock (the "Class C Common Stock"), if any, that will be issued to Electing Non-GOF Holders, who shall contribute such stock to the SPE. The Class C Common Stock shall be entitled to a dividend payable in an amount equal to the lesser of (i) 1% per annum of the principal amount of the SPE Notes or (ii) $1.0 million per annum. The Amended Modified Plan intends that the Class A Common Stock (including the stock to be issuable upon conversion of the Convertible Notes or conversion of any other shares of New Polymer Common Stock), the Class C Common Stock, if any, and the Convertible Notes shall be freely tradeable either by law or by registration. Shares of New Polymer Common Stock (other than Class A Common Stock) shall be convertible into shares of Class A Common Stock on a one-for-one basis.

         The Holders of Old Polymer Common Stock Equity Interests will receive two series of warrants, the Series A Warrants and Series B Warrants, which shall have (i) customary adjustments for stock splits, stock dividends, and consolidations, (ii) anti-dilution protection for sales of securities by New Polymer at a price below the fair market value of such securities if offered to all New Polymer Common Stock Holders and (iii) anti-dilution protection for sales of securities by New Polymer at a discount that exceeds 25% of the fair market value of such securities and which will not terminate upon a transaction with GOF or an affiliate of GOF. Except as set forth in the preceding sentence, the Series A and Series B Warrants shall not have anti-dilution provisions. In addition, the cash dividend payment by New Polymer described above in connection with the Class C Common Stock shall be excluded from the calculation of cumulative distributions for all purposes relating to the Series A Warrants, the Series B Warrants, the Class D Common Stock and the Class E Common Stock. The New Polymer Common Stock received by the Holders of Class 4 Claims, Old Polymer Common Stock Equity Interests and the New Polymer Common Stock to be issued upon conversion of the Convertible Notes is subject to dilution upon the exercise of the Series A Warrants and Series B Warrants (which shall be exercisable only upon the distribution thresholds for the Class D and Class E Common Stock being met).

         The Amended Modified Plan also provides that, on the Effective Date, in consideration of GOF acting as Standby Purchaser for the New Investment, and in consideration of GOF's role in facilitating a consensual resolution of the disputes among the Plan Parties and the Senior Lenders Steering Committee, New Polymer shall pay GOF a Standby Purchaser fee of $2 million and a plan facilitation fee of $2 million. GOF and New Polymer shall support payment in full of all reasonable documented professionals' fees and expenses of the Committee and the Committee Members (for actions taken in these cases as Committee Members), subject to approval of all such fees and expenses by the Bankruptcy Court, and shall support any reasonable documented request for payment by White & Case LLP, The McNair Law Firm, P.A., and Loeb Partners for work done prior to the commencement of these cases or prior to the retention of Kasowitz, Benson, Torres & Friedman LLP. GOF and the Committee shall support payment in full of all Polymer's reasonable documented legal fees and expenses, subject to approval of all such fees and expenses by the Bankruptcy Court.

         On the Effective Date, GOF shall receive a fee of 2% ($500,000) of the face amount for posting, or causing to be posted, the Exit Letters of Credit.

K.       PURPOSE OF THE AMENDED MODIFIED PLAN

         The Amended Modified Plan restructures the Debtors' public debt and the Prepetition Credit Facility, which will provide a capital structure that can be supported by the cash flow projected to be generated by future operations. To that end, the Amended Modified Plan will reduce the Debtors' debt, including accrued interest, by more than $633.7 million and its future annual interest expense by approximately $53 million (less any increase in interest costs under the Restructured Facilities). The Amended Modified Plan will also transfer equity interests (other than 4% that will be retained by Holders of Old Polymer Common Stock Equity Interests) to GOF and other Holders of General Unsecured Claims

Holders. If the Amended Modified Plan is confirmed and consummated, then on the Effective Date, the Allowed Class 4 Claim Holders (including GOF, which will hold approximately 60% of the New Polymer Common Stock) will hold a majority of the equity of the Reorganized Debtors. Parties other than Holders of Senior Lender Claims, General Unsecured Claims, Old Polymer Common Stock Equity Interests and Other Securities Claims and Interests will not be impaired under the Amended Modified Plan.(9) The Debtors believe that the Amended Modified Plan, as contemplated herein, is in the best interests of their creditors and equity holders. If the Amended Modified Plan is not confirmed, the Debtors believe that they will be forced either to File an alternate plan of reorganization or to liquidate under chapter 11 or chapter 7 of the Bankruptcy Code. The Debtors believe that, were either event to occur, their unsecured creditors (including the Holders of Allowed Class 4 Claims) and equity holders would realize less favorable distributions of value, or in certain cases, no distribution at all, for their Claims or Equity Interests. The Committee does not disagree with the Debtors' belief that the Amended Modified Plan is in the best interests of the Debtors' creditors and equityholders. See the Liquidation Analysis set forth in EXHIBIT B attached hereto.

L.       LIMITED REQUEST FOR SUBSTANTIVE CONSOLIDATION

         The Amended Modified Plan is premised upon the limited substantive consolidation of the Debtors solely for purposes of actions associated with the confirmation and consummation of the Amended Modified Plan, including, but not limited to, voting, confirmation and distribution. The Amended Modified Plan does not contemplate the merger or dissolution of any Debtor entity nor does it contemplate the commingling of any of the assets of any Debtor entity with the assets of other Debtor entities. For a more complete discussion of the limited request for substantive consolidation, see Article III.F.11 herein. The Debtors previously moved the Bankruptcy Court for an order authorizing such limited substantive consolidation, to which the Committee objected. The Debtors' motion was denied on July 24, 2002, without prejudice with the understanding that the Debtors would seek this relief in connection with Amended Modified Plan confirmation. The Committee has indicated that it does not object to the limited substantive consolidation sought by the Debtors for purposes of confirming the Amended Modified Plan.

M. TERMS OF THE NEW POLYMER COMMON STOCK TO BE ISSUED PURSUANT TO THE AMENDED MODIFIED PLAN

         On the Effective Date, New Polymer also shall issue approximately 9.6 million (less the total number of Class C Common Stock shares) shares of Class A Common Stock to General Unsecured Creditors in Class 4 who elect to receive such Class A Common Stock. New Polymer also will issue Class C Common Stock to electing Class 4 Allowed Claim Holders, who shall contribute such stock to the SPE, which will issue to such Holders their Pro Rata share of SPE Equity and SPE Notes. New Polymer shall issue approximately 6.86 million shares of Class A Common Stock upon conversion of the Convertible Notes, subject to antidilution adjustments.

         On the Effective Date, New Polymer shall also issue approximately 400,000 shares of Class B Common Stock to the Holders of Old Polymer Common Stock Equity Interests on a Pro Rata basis, which shares shall not be diluted by any conversion of the Convertible Notes. Upon the conversion of the Convertible Notes, New Polymer will issue at least 285,714 shares of Class B Common Stock as antidilution protection.

         New Polymer also shall issue 498,688 shares of Class D Common Stock and 523,557 shares of Class E Common Stock upon the exercise of the Series A Warrants and Series B Warrants, respectively, by certain Holders of Old Polymer Common Stock Equity Interests as well as additional shares of Class A Common Stock upon the conversion of the Convertible Notes.

         For a more complete summary of the terms of the New Polymer Common Stock and Series A and Series B Warrants, please see EXHIBIT J.

----------

(9) These Holders will not be "Impaired" as that term is defined in the Bankruptcy Code, which is to say that the Plan will not alter any of the Holders' legal, equitable or contractual rights to which their respective Claims or Equity Interests entitle them.

N.       MATERIAL TERMS OF THE CONVERTIBLE NOTES AND NEW SENIOR SUBORDINATED
         NOTES

         On the Effective Date, New Polymer shall issue Convertible Notes, which are 10% convertible subordinated notes due in December 2007, to Participating Allowed Class 4 Claim Holders in exchange for the New Investment in an aggregate principal amount equal to $50 million. The Convertible Notes shall be issued pursuant to the Indenture attached as an exhibit to the Amended Modified Plan Supplement. See Article V.H of the Amended Modified Plan.

         New Polymer also shall issue New Senior Subordinated Notes to GOF in the amount of any draws on the Exit Letters of Credit (or in the amount of any other advances made by, or caused to be made by, GOF solely in lieu of drawings under the Exit Letters of Credit to make the amortization payments under the Restructured Facilities from the Effective through December 31, 2004, which amount shall not exceed $25 million). The New Senior Subordinated Notes will be 10% senior subordinated notes due in 2007 to be issued by New Polymer to GOF in a face amount equal to the amount of any drawing under the Exit Letters of Credit (or in the amount of any other advances made by, or caused to be made by, GOF solely in lieu of drawing under the Exit Letters of Credit). The New Senior Subordinated Notes shall be senior in right of payment to the Convertible Notes. See Article V.H of the Amended Modified Plan.

         For a more complete summary of the material terms of the Indenture and the New Polymer Notes, please see EXHIBIT J and the Modified Plan Supplement.

O.       BOARD OF DIRECTORS OF THE REORGANIZED DEBTORS

         Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, the principal officers of each of the Debtors immediately prior to the Effective Date shall be the officers of the respective Reorganized Debtors.

         New Polymer will be governed by the New Polymer Board of Directors, which shall consist of nine members who shall have a term of three years, consisting of the following categories: (i) five GOF Board Members, (ii) two PGI Board Members, who initially shall be Zucker and Boyd and (iii) two Non-GOF Board Members.

         Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose, by Filing on or prior to the Confirmation Date, a Statement of Officers and Directors, identifying any Person proposed to serve on the initial boards of directors of the Reorganized Debtors. To the extent any such Person is an Insider, the nature of any compensation for such Person also will be disclosed. The classification and composition of the boards of directors shall be consistent with each Reorganized Debtor's amended Certificate of Incorporation and other Organizational Documents. Each such director or officer shall serve from and after the Effective Date pursuant to the terms of each Reorganized Debtor's amended Certificate of Incorporation, other Organizational Documents, and the applicable state incorporation law.

         During the three-year term of a member of the New Polymer Board of Directors, any GOF Board Member vacancy shall be filled by GOF, any PGI Board Member vacancy shall be filled by a nominee of the other PGI Board Member, subject to the limitation set forth in the last sentence of the following paragraph, and any Non-GOF Board Member vacancy shall be filled by a nominee of the other Non-GOF Board Member. After three years from the Effective Date, each Non-GOF Board Member, each PGI Board Member and any other stockholder nominee will be included on Polymer's slate of board nominees only if such Non-GOF Board Member, such PGI Board Member or other stockholder nominee is supported by the affirmative vote of shares representing not less than 12 1/2% of the New Polymer Common Stock (PROVIDED THAT, for purposes of nomination, each share of holders of New Polymer Common Stock may only be counted in support of one nominee). GOF will agree to vote in favor of any nominee included on New Polymer's slate of board nominees whose nomination is supported by shares representing at least
12 1/2% of the New Polymer Common Stock as set forth above.

         GOF Board Members, Non-GOF Board Members and PGI Board Members may be removed only for cause, subject to the following exceptions: (i) GOF may remove any GOF Board Member with or without cause and (ii) each of Zucker and Boyd (or any director who is appointed to fill a vacancy created by the death, resignation or removal of Zucker or
Boyd) may be removed from the board (a) if Zucker's or Boyd's employment, as the case may be, with New Polymer or its Subsidiaries or Affiliates is terminated for cause or (b) if Zucker's or Boyd's employment, as the case may be, with New Polymer or its Subsidiaries is terminated without cause or Zucker or Boyd, as the case may be, resigns and, in either such case under this clause (b), he is paid the amounts, if any, that he is legally entitled to under his respective Change of Control Agreement or any other applicable agreement, PROVIDED, HOWEVER, that, during the pendency of any dispute relating to (x) his termination, (y) whether his termination is for cause or (z) whether he is entitled to payment under his respective Change of Control Agreement or any other applicable agreement, the New Polymer Board of Directors shall be permitted to remove him (or his successor) from the New Polymer Board of Directors. If Zucker or Boyd ultimately is removed as a director for cause or pursuant to clause (ii)(b) of the foregoing sentence, the number of directors on the board of directors shall be reduced to eliminate such vacancy or vacancies; PROVIDED, HOWEVER, that during the pendency of any dispute as described above the vacancy or vacancies shall not be eliminated nor shall any replacement director be appointed.

         At least one Non-GOF Board Member shall be on each of the audit, compensation and executive committees of the New Polymer Board of Directors.

         On the Effective Date, the remaining Reorganized Debtors will have officers and directors as listed in the Statement of Officers and Directors, which the Debtors will File no later than seven Business Days prior to the Confirmation Hearing.

         BIOGRAPHIES OF OFFICERS AND DIRECTORS

         The following sets forth information as to Jerry Zucker, James G. Boyd and the other senior officers of the Debtors who are currently expected to continue as senior officers of the Reorganized Debtors. The information set forth below is current as of April 26, 2002, and includes age, principal occupation and employment during the past five years and, if applicable, directorships in other publicly held companies, membership on committees of the board of directors of Polymer and period of service as a director of Polymer.

         JERRY ZUCKER, 53, has served as Chairman, President, Chief Executive Officer and a Director of Polymer since its inception. In addition to his duties with Polymer, Mr. Zucker presently serves as Chairman, President, Chief Executive Officer and a Director of The InterTech Group, Inc. ("InterTech"), one of Polymer's principal stockholders, and has served in this capacity since 1983.

         JAMES G. BOYD, 58, has served as Executive Vice President, Chief Financial Officer, Treasurer, Secretary and a Director of Polymer since its inception. In addition to his duties with Polymer, Mr. Boyd presently serves as Executive Vice President, Treasurer, Secretary and Director of InterTech and has served in this capacity since 1986.

         JAMES L. SCHAEFFER, 52, has served as Executive Vice President of Polymer and President and Chief Operating Officer, Nonwovens since August 1999. Mr. Schaeffer served as Vice President and Chief Operating Officer, Nonwovens from February 1998 through August 1999. Mr. Schaeffer served as Group Vice President--Operations and General Manager (Americas), Nonwovens from March 1995 through February 1998. From 1992 until March 1995, Mr. Schaeffer served as Vice President--Operations/Engineering of FiberTech Group, Inc. ("FiberTech"), a wholly-owned subsidiary of Polymer. Prior to joining FiberTech, Mr. Schaeffer served as General Manager for Scott Nonwovens at the Landisville facility from 1990 to 1992.

         S. GRANT REEVES, 46, has served as Vice President and Chief Operating Officer, Oriented Polymers Division since February 1998. From February 1994 through February 1998, Mr. Reeves also served as a Vice President of Polymer. Mr. Reeves joined InterTech in 1986, where he served as Controller of Reemay, Inc. ("Reemay"), a former InterTech affiliate, through December 1987. From January 1988 through June 1991, Mr. Reeves served as Vice President--Finance and Manufacturing for RM Engineered

Products, Inc., a former InterTech affiliate. From June 1991 through January 1994, Mr. Reeves served as General Manager at Fabrene, Inc. ("Fabrene"), a wholly-owned subsidiary of Polymer.

         THOMAS E. PHILLIPS, 52, has served as Senior Vice President--Nonwovens since August 1999. From February 1998 through August 1999, Mr. Phillips served as Group Vice President--Sales (Americas), Finance, Information Technology and Human Resources, Nonwovens. Mr. Phillips served as Group Vice President-- Finance, Systems and Administration, Nonwovens from March 1995 through February 1998. From 1993 until March 1995, Mr. Phillips served as General Manager and Vice President of FiberTech. Prior to joining FiberTech, Mr. Phillips served as a Vice President (1986-1992) and a Senior Vice President (1992-1993) of Reemay, where his responsibilities included financial, systems, human resources and administrative functions.

         ROLF J. ALTDORF, 49, has served as Vice President--Europe, Nonwovens since July 1998. From March 1995 to July 1998, Mr. Altdorf served as Managing Director and Vice President--Marketing and Sales of Chicopee B.V., a subsidiary of Polymer, in Cuijk, The Netherlands. From October 1985 to March 1995, Mr. Altdorf served in several different capacities in the research and development, marketing and European projects departments of Johnson & Johnson in Dusseldorf, Germany and Cuijk, The Netherlands.

         RICHARD L. FERENCZ, 58, has served as Group Vice President--Asia and Engineering, Nonwovens since May 2000. From February 1998 until May 2000, Mr. Ferencz served as Group Vice President--Advanced Technology and Engineering, Nonwovens. From March 1996 to February 1998, Mr. Ferencz served as Vice President--Advanced Technology and Engineering of Polymer. From 1992 to 1996 Mr. Ferencz served as Vice President of Engineering of Polymer. Prior to joining Polymer, Mr. Ferencz served as Director of Systems of Reemay (1986-1992).

P.       LIQUIDATION ANALYSIS

         Section 1129(a)(7) of the Bankruptcy Code (commonly called the "Best Interests Test") requires that, as of the Effective Date, each Holder of an Impaired Claim or Impaired Equity Interest either (a) accepts the Amended Modified Plan or (b) receives or retains under the Amended Modified Plan property of a value that is not less than the value that the Holder would receive or retain if the debtor were to be liquidated under chapter 7 of the Bankruptcy Code on the Effective Date. The first step in meeting this test is to determine the proceeds that the hypothetical liquidation of the Debtors' assets and properties would generate in the context of a chapter 7 liquidation case. The gross amount of cash and cash equivalents ("Cash") available would be the sum of the proceeds from liquidating the Debtors' assets plus the Cash held by the Debtors at the time the chapter 7 case commenced. The amount of any Claims secured by these assets, the costs and expenses of the liquidation, and any additional administrative expenses and priority claims that may result from the termination of the Debtors' businesses and the use of chapter 7 for the purposes of a hypothetical liquidation would reduce the amount of these proceeds. Any remaining net Cash would be allocated to creditors and stockholders in strict priority in accordance with section 726 of the Bankruptcy Code.

         The Debtors believe that the Amended Modified Plan will produce a greater recovery for Holders of Claims and Equity Interests than would be achieved in a chapter 7 liquidation. The Debtors' management has prepared a liquidation analysis on the Debtors' behalf, which is set forth in EXHIBIT B attached hereto (the "Liquidation Analysis"), to assist Holders of Claims and Equity Interests in determining whether to accept or reject the Amended Modified Plan. This Liquidation Analysis estimates the proceeds that would be realized from a liquidation of the Debtors' assets under chapter 7 of the Bankruptcy Code. The Liquidation Analysis is based upon projected assets and liabilities of the Debtors as of the Petition Date, and incorporates estimates and assumptions developed by the Debtors, which are subject to potentially material changes with respect to economic and business conditions, as well as uncertainties not within the Debtors' control.

         The Liquidation Analysis assumes that creditor recoveries would not be affected by proceeds from causes of action, if any, including fraudulent conveyance and other avoidance claims, or any litigation that the Debtors are or may be capable of asserting. In connection with the DIP Facility, the Debtors granted to the DIP Lenders a superpriority administrative claim in and to the proceeds of fraudulent conveyance and other avoidance claims. The Liquidation Analysis set forth in EXHIBIT B attached hereto does not, therefore, estimate any expenses necessary to litigate any such claims.

Q.       FINANCIAL PROJECTIONS AND VALUATION ANALYSIS

         The Debtors determined that it was necessary to estimate the post-confirmation reorganization values of the Reorganized Debtors' equity in order to equitably allocate distributions among the various Classes of Claims and Equity Interests. Accordingly, the Debtors directed MBLCO to prepare a valuation analysis of the Reorganized Debtors. That valuation is set forth in
Article I.Q.2 below.

         In order to assess the Reorganized Debtors' value generally and specifically to determine the reorganization value of the New Polymer Common Stock to be distributed under the Amended Modified Plan, the Debtors and MBLCO developed a set of financial projections, summarized below and in EXHIBIT C attached hereto (the "Projections"). In addition, as noted in the preceding section of this Amended Modified Disclosure Statement, the Debtors have developed a Liquidation Analysis set forth in EXHIBIT B attached hereto describing the estimated recoveries to Holders of certain Allowed Claims and Allowed Equity Interests. The recoveries and projections set forth below and in EXHIBIT B and EXHIBIT C are based on a number of significant assumptions including, among other things, the Debtors' successful reorganization, an assumed Effective Date of December 31, 2002, their ability to achieve the operating and financial results included in the Projections, their ability to maintain adequate liquidity to fund operations and the assumption that capital and equity market conditions remain consistent with current conditions. THE PROJECTIONS ARE BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS. ACTUAL OPERATING RESULTS AND VALUES MAY VARY SIGNIFICANTLY FROM THESE PROJECTIONS.

         1.       FINANCIAL PROJECTIONS

         As a condition to plan confirmation, the Bankruptcy Code requires, among other things, the Bankruptcy Court to find that confirmation is not likely to be followed by either a liquidation or the need to further reorganize the debtor. In connection with developing the Amended Modified Plan, and for purposes of determining whether the Amended Modified Plan satisfies feasibility standards, the Debtors' management has, through the development of the Projections, analyzed the Reorganized Debtors' ability to meet their obligations under the Amended Modified Plan to maintain sufficient liquidity and capital resources to conduct their businesses. The Projections will also assist each Holder of a Claim or Equity Interest in determining whether to accept or reject the Amended Modified Plan.

         The Debtors prepared the Projections in good faith, based upon estimates and assumptions made by the Debtors' management. These include, but are not limited to, estimates and assumptions with respect to product sales volume and pricing by market, product sourcing, foreign exchange rates, production costs, logistics, costs, capital spending and working capital levels, some of which are described in more detail in EXHIBIT C attached hereto. The Debtors developed the Projections over the 2nd and 3rd quarters of 2002. The Debtors believe that, as a result of current business, economic, competitive, regulatory, market and financial conditions, EBITDA before reorganization costs, fresh start adjustments, and other unusual items for 2003 may be in the range of approximately $90.5 million.

         The estimates and assumptions in the Projections, while considered reasonable by management, may not be realized, and are inherently subject to uncertainties and contingencies. They also are based on factors such as industry performance, general business, economic, competitive, regulatory, market and financial conditions, all of which are difficult to predict and generally beyond the Debtors' control. They do not take into account the potential effect of the terrorist actions in the United States or elsewhere on or after September 11, 2001. Because future events and circumstances may well differ from those assumed and unanticipated events or circumstances may occur, the Debtors expect that the actual and projected results will differ and the actual results may be materially greater or less than those contained in the Projections. No representations can be made as to the accuracy of the Projections or the Reorganized Debtors' ability to achieve the projected results Therefore, the Projections may not be relied upon as a guaranty or other assurance of the actual results that will occur. The inclusion of the Projections herein should not be regarded as an indication that the Debtors considered or consider the Projections to reliably predict future performance. The Projections are subjective in many respects, and thus are susceptible to interpretations and periodic revisions based on actual experience and recent developments. The Debtors do not intend to update or otherwise revise the Projections to reflect the occurrence of future events, even in the event that assumptions underlying the Projections are not borne out.

         The Projections should be read in conjunction with the assumptions and qualifications set forth herein, the historical consolidated financial information (including the notes and schedules thereto) and other information set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2001, attached as EXHIBIT D hereto, and the Company's Quarterly Report on Form 10-Q for the period ended September 28, 2002, attached as EXHIBIT E hereto.

         THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARDS COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE DEBTORS' INDEPENDENT AUDITOR HAS NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAS NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

         THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS. ACCORDINGLY, NEITHER THE DEBTORS NOR THE REORGANIZED DEBTORS INTEND TO, AND EACH DISCLAIMS ANY OBLIGATION TO, (A) FURNISH UPDATED PROJECTIONS TO HOLDERS OF ALLOWED CLAIMS OR EQUITY INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO HOLDERS OF NEW POLYMER NOTES, NEW POLYMER COMMON STOCK OR TO ANY OTHER PARTY AFTER THE EFFECTIVE DATE, (B) INCLUDE ANY SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

         THE DEBTORS PERIODICALLY ISSUE PRESS RELEASES REPORTING FINANCIAL RESULTS AND HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE URGED TO REVIEW ANY SUCH PRESS RELEASES WHEN, AND AS, ISSUED.

         2.       VALUATION

         The Debtors have been advised by MBLCO with respect to the range of estimated reorganization value of the Reorganized Debtors. MBLCO estimates that the midpoint of the total reorganization value range, which includes all of Polymer's operating businesses, will be approximately $600 million as of an assumed Effective Date of December 31, 2002. MBLCO further estimates that the midpoint of the reorganization common equity value range, which takes into account the estimated debt balances and assumes the conversion of the Convertible Notes to New Polymer Common Stock at the Effective Date, will be approximately $145.6 million as of an assumed Effective Date of December 31, 2002. The foregoing reorganization equity value (ascribed as of the date of this Amended Modified Disclosure Statement) reflects, among other factors discussed below, current financial market conditions and the inherent uncertainty as to the achievement of the Projections.

         Based on the assumed reorganization common equity value set forth above, the midpoint value of the approximately 10 million(10) shares of New Polymer Common Stock to be issued to the Holders of

----------

(10) Calculated as approximately 10 million initial shares of New Polymer Common Stock (a total of approximately 9.6 million shares of Class A Common Stock and Class C Common Stock and approximately 400,000 shares of Class B Common Stock issued to Class 6 Common Stock Interests). At least 6.86 million shares of Class A Common Stock will be issued upon conversion of the Convertible Notes and at least 285,714 shares of Class B Common Stock will be issued as anti-dilution protection for Holders of shares of Class B Common Stock. A total number of 1,022,245 shares of Class A Common Stock would be issued upon conversion (if any) of the Class D and Class E Common Stock (which would be issuable upon exercise (if any) of the Series A and Series B Warrants). A total of at least 18,165,102 shares of Class A, Class B, Class C, Class D and Class E Common Stock will be issued.

Allowed Claims and Equity Interests is approximately $8.49 per share, assuming conversion of the Convertible Notes. The foregoing valuations also reflect a number of assumptions, including a successful reorganization of the Debtors' businesses and finances in a timely manner, the forecasts reflected in the Projections, the amount of available cash, market conditions and the Amended Modified Plan becoming effective in accordance with its terms on a basis consistent with the estimates and other assumptions discussed herein.

         In preparing the estimated reorganization equity value, MBLCO: (a) reviewed certain historical financial information of Polymer for recent years and interim periods; (b) reviewed certain internal financial and operating data of Polymer; (c) met with certain members of senior management of Polymer to discuss Polymer's operations and future prospects; (d) reviewed publicly available financial data and considered the market values of public companies that MBLCO deemed generally comparable to the operating businesses of Polymer;
(e) reviewed the financial terms, to the extent publicly available, of certain acquisitions of companies that MBLCO believes were comparable to the operating businesses of Polymer; (f) considered certain economic and industry information relevant to Polymer's operating businesses; and (g) reviewed certain analyses prepared by other firms retained by the Debtors and conducted such other analyses as MBLCO deemed appropriate. Although MBLCO conducted a review and analysis of Polymer's businesses, operating assets and liabilities and business plans, MBLCO assumed and relied on the accuracy and completeness of all (a) financial and other information furnished to it by the Debtors and by other firms retained by the Debtors and (b) publicly available information. In addition, MBLCO did not independently verify the assumptions underlying the Projections in connection with such valuation. No independent evaluations or appraisals of the Debtors' assets were sought or were obtained in connection therewith.

         Estimates of reorganization equity value do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if assets were to be sold. The estimates of reorganization equity value prepared by MBLCO assume that the Reorganized Debtors will continue as the owners and operators of their businesses and assets. Such estimates were developed solely for purposes of formulation and negotiation of a plan of reorganization and analysis of implied relative recoveries to creditors thereunder. Such estimates do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Amended Modified Plan, which may be significantly different from the amounts set forth herein. Such estimates reflect computations of the estimated reorganization equity value of Polymer through the application of various valuation techniques, including, among others: (a) a comparable company analysis, in which MBLCO analyzed the enterprise value of public companies that MBLCO deemed generally comparable to the operating businesses of Polymer as a multiple of revenues and of earnings before interest, taxes, depreciation and amortization ("EBITDA") and then applied multiples provided by such analysis to the projected revenues and EBITDA of Reorganized Polymer; (b) a discounted cash flow analysis, in which MBLCO, using a weighted average cost of capital, computed the present value of free cash flows and terminal value of Polymer; and (c) a comparable acquisitions analysis, in which MBLCO analyzed the financial terms of certain acquisitions of companies that MBLCO believed were comparable to the operating businesses of Polymer and then applied the EBITDA multiples provided by such analysis to the projected EBITDA of Reorganized Polymer. An estimate of reorganization equity value is not entirely mathematical, but rather it involves complex considerations and judgments concerning various factors that could affect that value of an operating business. Moreover, the value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of reorganization equity value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Because such estimates are inherently subject to uncertainties, none of Polymer, MBLCO or any other person assumes responsibility for their accuracy. Depending on the results of the Debtors' operations or changes in the financial markets, MBLCO's valuation analysis as of the Effective Date may differ from that disclosed herein.

         In addition, the valuation of newly issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by the Debtors' history in chapter 11, conditions affecting the Debtors' competitors or the industry generally in which the Debtors participate or by other factors not possible to predict. Accordingly, the reorganization equity value estimated by MBLCO does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets. The equity value ascribed in the analysis does not purport to be an estimate of the post-reorganization market trading value. Such trading value may be materially different from the reorganization equity value ranges associated with MBLCO's valuation analysis. Indeed, there can be no assurance that a trading market will develop for the New Polymer Common Stock.

         Furthermore, in the event that the actual distributions to Claim holders differ from those assumed by the Debtors in their recovery analysis, the actual recoveries realized by holders of Claims in those Classes could be significantly higher or lower than estimated by the Debtors.

         Set forth below is a summary of the projected recoveries to Holders of Claims and Equity Interests that result from such reorganization values and projected recoveries to Holders of Claims and Equity Interests pursuant to a liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

                                                                       SUMMARY OF PROJECTED RECOVERIES
                                                                       -------------------------------
                                                                        UNDER THE
                                                                     AMENDED MODIFIED
                 DESCRIPTION                 CLASS NO.                    PLAN                 CHAPTER 7
-----------------------------------------------------------------------------------------------------------
Administrative Expense Claims                                             100%                    100%
Priority Tax Claims                                                       100%                    100%
Priority Non-Tax Claims                         1                         100%                    100%
Senior Lender Claims                            2                         100%                  70-88%
Other Secured Claims                            3                         100%                    100%
General Unsecured Claims                        4                        12.8%                      0%
Critical Business Relations Claims and          5                         100%                      0%
Intercompany Claims
Old Polymer Common Stock Equity Interests       6                  4% of New Polymer                0%
                                                                 Common Stock and 100%
                                                                    of Series A and
                                                                   Series B Warrants
Intercompany Interests                          7                         100%                      0%
Other Securities Claims and Interests           8                           0%                      0%

THE ESTIMATED REORGANIZATION VALUE DEPENDS HIGHLY UPON ACHIEVING THE FUTURE FINANCIAL RESULTS SET FORTH IN THE PROJECTIONS AS WELL AS THE REALIZATION OF CERTAIN OTHER ASSUMPTIONS THAT ARE NOT GUARANTEED.

         THE VALUATIONS SET FORTH HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE ESTIMATED EQUITY VALUE ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET TRADING VALUE. SUCH A MARKET TRADING VALUE, IF ANY, MAY DIFFER MATERIALLY FROM THE ESTIMATED REORGANIZATION EQUITY VALUE ASSOCIATED WITH THE VALUATION ANALYSIS.

R.       REORGANIZED DEBTORS

         The Reorganized Debtors shall continue to exist as the Reorganized Debtors after the Effective Date as separate corporate entities, with each of the Reorganized Debtors having all the powers of a corporation, and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under applicable state law. Except as otherwise provided in the Amended Modified Plan, or any agreement, instrument or Indenture relating thereto, on or after the Effective Date, all property of the Debtors and any property acquired by the Debtors or the Reorganized Debtors under the Amended Modified Plan, shall vest in the Reorganized Debtors, free and clear of all Claims, liens, charges or other encumbrances and Equity Interests existing prior to the Effective Date. On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire or dispose of property and compromise or settle any Claims or Equity Interests, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other that those restrictions expressly imposed by the Amended Modified Plan and the Confirmation Order.

                                      II.
                              THE CHAPTER 11 CASES

         On May 11, 2002, the Debtors (other than Bonlam (S.C.), Inc., which Filed its voluntary petition on April 23, 2002), each Filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court. On the Petition Date, the automatic stay provisions of section 362 of the Bankruptcy Code stayed all actions and proceedings against the Debtors and all acts to obtain property from the Debtors. During the course of these Chapter 11 Cases, the Debtors have conducted their businesses and managed their properties as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

         To expedite their emergence from chapter 11, the Debtors have already Filed several motions and the Court has granted relief, as detailed below. Furthermore, the Debtors Filed the Disclosure Statement and the Prearranged Plan on June 14, 2002, (each as amended on August 21, 2002). They also Filed a Modified Disclosure Statement and Modified Plan on November 14, 2002, which has been superseded by this Amended Modified Disclosure Statement and the Amended Modified Plan, each Filed as of the date hereof. The Debtors believe that the preceding actions will facilitate an efficient administration of the Chapter 11 Cases.

A.       MOTIONS FILED

         On May 13, 2002, the Debtors Filed all of the pleadings discussed below except for the application to retain MBLCO, which the Debtors Filed on May 14, 2002, the application to retain Ernst & Young, L.L.P., which the Debtors Filed on May 20, 2002, the motion for authority to implement a key employee retention program (the "KERP Motion"), which the Debtors Filed on May 15, 2002, and the application to retain Ernst & Young Corporate Finance, L.L.C. ("E&YCF"), which the Debtors Filed on June 20, 2002.

         1. MOTION OF THE DEBTORS FOR ENTRY OF AN ORDER, UNDER FED. R. BANKR. P. 1015(b), DIRECTING JOINT ADMINISTRATION AND SUPPORTING MEMORANDUM OF LAW (THE "JOINT ADMINISTRATION MOTION")

         On May 13, 2002, the Bankruptcy Court entered an order granting the Debtors' Joint Administration Motion, which authorizes the joint administration of the Chapter 11 Cases solely for procedural purposes in order to reduce the financial and other resources spent on administering the Chapter 11 Cases.

         2. MOTION OF THE DEBTORS TO CHANGE DIVISIONAL VENUE FROM CHARLESTON TO COLUMBIA, SOUTH CAROLINA (THE "MOTION TO CHANGE DIVISIONAL VENUE")

         On May 14, 2002, the Bankruptcy Court entered an order granting the Debtors' Motion to Change Divisional Venue, thereby changing the divisional venue for the Chapter 11 Cases from Charleston, South Carolina, to Columbia, South Carolina.

         3. MOTION FOR ORDER GRANTING THE DEBTORS ADDITIONAL TIME WITHIN WHICH TO FILE SCHEDULES AND STATEMENTS AND SUPPORTING MEMORANDUM OF LAW

         On May 14, 2002, the Bankruptcy Court granted an order extending the deadline by which the Debtors must File their schedules and statements to the earlier of (i) June 30, 2002, or (ii) 15 days prior to any hearing on any disclosure statement Filed by the Debtors. The Debtors Filed their schedules and statements on July 1 and July 5, 2002, and Filed amended schedules and statements on August 2, 2002.

         4.       APPLICATIONS FOR RETENTION OF DEBTORS' PROFESSIONALS

         The Debtors Filed retention applications for certain professionals (the "Professionals") to represent and assist them in the Chapter 11 Cases. Many of these professionals were intimately involved with negotiating and developing the Amended Modified Plan, and all of these Professionals will continue to provide vital services throughout the duration of the Chapter 11 Cases. These Professionals include, among others: (a) Kirkland & Ellis ("K&E"), as co-counsel for Debtors, (b) Nelson Mullins Riley & Scarborough, L.L.C. ("NMRS"), as co-counsel for Debtors, (c) MBLCO, as investment banker and financial advisor for Debtors, (d) Trumbull Services, LLC ("Trumbull"), as notice, claims and balloting agent for Debtors, (e) Ernst & Young, ("E&Y") as auditor and tax accountant to the Debtors, and (f) E&YCF, as restructuring advisors to the Debtors. The Bankruptcy Court approved the Debtors' request to retain Trumbull on an interim basis until June 4, 2002, and the order pursuant to the Trumbull application has become final. The applications for the retention of K&E, and NMRS were granted on June 11, 2002, and the applications for the retention of MBLCO and E&Y were heard by the Bankruptcy Court on June 19, 2002. An objection to the retention of MBLCO and E&Y was Filed by the Office of the United States Trustee, and an objection to the MBLCO retention was Filed by the Committee. These objections were resolved and the order retaining MBLCO was entered on August 8, 2002. The applications for the retention of E&Y and E&YCF were granted on August 15, 2002.

         5. MOTION FOR AUTHORITY TO PAY PREPETITION EMPLOYEE WAGES AND ASSOCIATED BENEFITS

         The Debtors believe that their employees are a valuable asset and that any delay in paying prepetition or postpetition compensation or benefits to their employees would destroy the Debtors' relationship with their employees and irreparably harm employee morale at a time when the dedication, confidence and cooperation of Debtors' employees is most critical. The Bankruptcy Court granted the Debtors' request for authority to pay all compensation and benefits owed to employees (including, but not limited to, vacation pay and other benefits) in the ordinary course of the Debtors' business on a final basis on May 29, 2002, except as to certain severance payments to employees terminated prepetition and the Debtors' discretionary bonus program. These items were subsequently approved by the Bankruptcy Court on June 26, 2002.

         6. APPLICATION OF THE DEBTORS FOR ENTRY OF AN ORDER PURSUANT TO 11 U.S.C. SECTIONS 1107(a) AND 1108 AUTHORIZING THE DEBTORS TO EMPLOY AND COMPENSATE CERTAIN PROFESSIONALS UTILIZED IN THE ORDINARY COURSE OF THE DEBTORS' BUSINESS AND SUPPORTING MEMORANDUM OF LAW

         The Debtors requested and, on July 1, 2002, the Court entered an order permitting the Debtors to retain and compensate various professionals who perform non-bankruptcy tasks which are integral to the continuing operation of the Debtors' businesses.

         7. MOTION OF THE DEBTORS FOR ENTRY OF AN ADMINISTRATIVE ORDER UNDER 11 U.S.C. SECTIONS 105(a) AND 331 ESTABLISHING PROCEDURES FOR INTERIM COMPENSATION AND REIMBURSEMENT OF EXPENSES FOR PROFESSIONALS AND OFFICIAL COMMITTEE MEMBERS AND SUPPORTING MEMORANDUM OF LAW

         The Debtors requested entry of an order, and the Bankruptcy Court granted such order on May 14, 2002, establishing a procedure whereby certain retained professionals performing services directly related to the Chapter 11 Cases may receive a percentage of fees billed and expenses incurred for services performed pursuant to the Chapter 11 Cases upon proper application to the Bankruptcy Court.

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         8.       MOTION TO CONTINUE CUSTOMER PROGRAMS

         The Debtors requested an order, and the Bankruptcy Court granted such order on May 14, 2002, authorizing the Debtors to perform obligations and to pay certain Claims arising under their customer service programs. This relief will enable the Debtors to maintain important relationships with their customers during the pendency of the Chapter 11 Cases.

         9. MOTION TO MAINTAIN THE DEBTORS' PREPETITION CASH MANAGEMENT SYSTEM AND EXISTING BANK ACCOUNTS

         Pursuant to this motion, the Debtors requested authority to continue using their prepetition cash management system, business forms and bank accounts. The Debtors also requested that, in order to ensure that no Debtor will fund, at the expense of its creditors, the operations of another Debtor, and that non-debtor affiliates will not fund, at the expense of their creditors, the operations of some or all of the Debtors, pursuant to section 364(c)(i) of the Bankruptcy Code, all intercompany claims owed by one Debtor to another Debtor or to a non-debtor affiliate arising after the Petition Date be accorded super-priority status, with priority over any and all priorities and claims, subject only to the priorities, liens, claims and security interests that may be granted under section 364 of the Bankruptcy Code in connection with any debtor-in-possession financing as well as the Allowed Adequate Protection Obligations of the Senior Lenders. The Debtors believe that this relief minimized the time, the disruption and expenses incurred in the Chapter 11 Cases and permitted the Debtors to focus their resources on successfully reorganizing. A final order pursuant to this motion was entered on May 29, 2002.

         10. MOTION OF THE DEBTORS FOR ENTRY OF AN ORDER AUTHORIZING THE DEBTORS TO PAY SALES, USE, FRANCHISE AND OTHER SIMILAR TAXES AND CERTAIN OTHER CHARGES AND SUPPORTING MEMORANDUM OF LAW

         The Debtors requested, and, on May 14, 2002, the Bankruptcy Court entered, an order granting the Debtors the authority to pay certain taxes and certain other charges.

         11. MOTION OF THE DEBTORS FOR ENTRY OF AN ORDER (A) DEEMING UTILITIES ADEQUATELY ASSURED OF FUTURE PERFORMANCE AND (B) ESTABLISHING A PROCEDURE FOR DETERMINING ADEQUATE ASSURANCES PURSUANT TO 11 U.S.C. SECTION 366 AND SUPPORTING MEMORANDUM OF LAW

         The Debtors requested, and, on May 17, 2002, the Bankruptcy Court entered, an order deeming utilities adequately assured of future performance, requiring utility companies to continue service unless they receive a Bankruptcy Court order permitting them to do so on account of the Debtors' failure to pay for prepetition services and establishing a procedure whereby utilities could determine if they have adequate assurance.

         12. MOTION OF THE DEBTORS FOR AN ORDER, UNDER 11 U.S.C. SECTIONS 105(a), 503(b), 546(c) AND 546(g), (A) ESTABLISHING PROCEDURE FOR TREATMENT OF VALID RECLAMATION CLAIMS AND (B) PROHIBITING THIRD PARTIES FROM INTERFERING WITH DELIVERY OF THE DEBTORS' GOODS AND SUPPORTING MEMORANDUM OF LAW

         The Debtors requested, and, on May 14, 2002, the Bankruptcy Court entered, an order establishing reclamation procedures and prohibiting third parties from interfering with the delivery of the Debtors' goods. On June 13, 2002, the Debtors Filed with the Bankruptcy Court and served on certain notice parties a report listing reclamation demands that the Debtors deem to be valid.

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         13.      MOTION FOR ENTRY OF AN ORDER PURSUANT TO 11 U.S.C. SECTIONS
                  365 AND 554 AUTHORIZING AND APPROVING THE REJECTION OF CERTAIN EXECUTORY CONTRACTS AND UNEXPIRED LEASES AND AUTHORIZING THE ABANDONMENT OF PROPERTY OF THE DEBTORS AND SUPPORTING MEMORANDUM OF LAW

         The Debtors requested, and on July 15, 2002, the Bankruptcy Court granted, an order authorizing the Debtors' to reject certain uneconomical executory contracts and unexpired leases and to abandon property, all of which will promote the Debtors' successful reorganization.

         14. MOTION OF THE DEBTORS FOR AUTHORITY TO (A) MAINTAIN EXISTING INSURANCE POLICIES, (B) PAY PRE PETITION INSURANCE PREMIUMS, AND (C) ENTER INTO POST-PETITION PREMIUM FINANCING AGREEMENTS AND SUPPORTING MEMORANDUM OF LAW

         The Debtors requested, and on May 14, 2002, the Bankruptcy Court entered, an order authorizing the Debtors to maintain existing insurance policies, pay prepetition premium financing agreements and enter into postpetition premium financing agreements, if necessary. This order permits the Debtors to (i) continue to take advantage of policies entered into prepetition which most likely will have lower premiums than new, equivalent policies and
(ii) enter into new policies and premium financing agreements without the need for further Bankruptcy Court Approval.

         15.      MOTION FOR AUTHORITY TO PAY PREPETITION ESSENTIAL TRADE
                  CREDITORS

         Pursuant to this motion, the Debtors requested to pay up to $8.5 million of the prepetition Claims of their essential trade creditors. This relief was intended to enable the Debtors to maintain their excellent relationships with their essential trade creditors. On May 14, 2002, the Bankruptcy Court entered an interim order through, and including, May 28, 2002, authorizing the Debtors to pay trade Claims owed to essential trade creditors, in an amount not to exceed $2 million in the aggregate. On May 29, 2002, the Bankruptcy Court entered a final order authorizing a total of $8.5 million of prepetition Claims of essential trade creditors to be paid, provided that further payments of trade claims in excess of $2.75 million require the consent of a critical business relations subcommittee of the Committee. As of the date hereof, the Debtors have paid an aggregate sum of approximately $3,431,635 in essential trade vendors' claims.

         16.      MOTION FOR DIP FINANCING AND CASH COLLATERAL

         On the Petition Date, the Debtors sought authority to obtain debtor-in-possession financing (the "DIP Facility") in an amount not to exceed $125 million (the "Commitment") to satisfy their liquidity needs during the Chapter 11 Cases. JP Morgan Chase Bank, as agent, and certain financial institutions, some of which were the Senior Lenders, (the "DIP Lenders") agreed to provide the DIP Facility. On May 29, 2002, the Bankruptcy Court entered a final order authorizing the Debtors to use cash collateral and to borrow under the DIP Facility.

         Pursuant to the DIP Facility, the Debtors agreed to pay certain fees to the DIP Lenders, including a structuring fee of 0.85% of the Commitment, an underwriting fee of 1.65% of the Commitment as well as certain other fees. The DIP Facility provides the Debtors with sufficient additional liquidity between the Petition Date and the Effective Date for them to continue to operate their businesses. As of the date hereof, the Debtors have not drawn on the DIP Facility.

         17.      MOTION TO PAY PREPETITION SHIPPERS, WAREHOUSEMEN AND CUSTOMS
                  BROKERS

         The Debtors requested, and on May 14, 2002, the Bankruptcy Court entered, an order authorizing the Debtors to pay prepetition Claims of shippers, custom brokers, freight forwarders and other vital links in the Debtors' supply chain, so as to permit the Debtors to sustain their business operations.

         18.      MOTION FOR AUTHORITY TO IMPLEMENT A KEY EMPLOYEE RETENTION
                  PROGRAM

         The Debtors requested authority to implement a key employee retention program in the first stages of the of these Chapter 11 Cases. On June 26, 2002, the Bankruptcy Court entered an order approving a

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

modified key employee retention program. Under the terms of the program, the Debtors were authorized to make retention payments of up to $4.2 million and severance payments of up to $3.7 million. Retention bonus payments may be increased from $4.2 million to $7.4 million if certain performance targets are met (which have yet to be agreed to by the Committee, the Debtors, GOF and the Prepetition Agent).

         19.      MOTION FOR EXAMINER

         On August 30, 2002, the Committee Filed a Motion for an Order Directing the Appointment of an Examiner (the "Examiner Motion"). The Bankruptcy Court granted the Examiner Motion on September 20, 2002 based on the language of
Section 1104(c)(2) of the Bankruptcy Code requiring the appointment of an examiner if a debtor's fixed, liquidated, unsecured debts, excluding trade debt, exceed $5,000,000. On October 9, 2002, the Court entered an order setting forth the scope of the Examiner's duties, which included investigating the KERP and the Prearranged Plan. Mr. Benjamin Ackerly, Sr. was appointed as Examiner, and was charged with completing his duties, and filing a report, on or before December 2, 2002. On November 18, 2002, the Debtors Filed a motion to suspend the filing of the Examiner's report until after the confirmation hearing, which motion will be heard on November 27, 2002.

         20.      APPLICATION FOR SALE OF CHICOPEE REAL PROPERTY

         On or about September 4, 2002, Chicopee, one of the Debtors, Filed the Notice and Application for Sale of Property Free and Clear of Liens and to Assume and Assign Lease (the "Chicope Sale Application"). The Chicopee Sale Application requested authority to (i) sell the land, buildings and improvements located at 2351 Rt. 130, South Brunswick Township, Middlesex County, New Jersey (the "Premises") free and clear of all liens and (ii) assume and assign the lease of the Premises (collectively, the "Chicopee Sale"). On or about October 28, 2002, the Bankruptcy Court entered an order (the "Chicopee Sale Order") approving the Chicopee Sale to Baker Properties Limited Partnership for $10.6 million (the "Chicopee Sale Proceeds"). Chicopee intends to close on the Chicopee Sale by the end of December 2002, at which time, pursuant to the Chicopee Sale Order, the Chicopee Sale Proceeds shall (i) be transferred to the Prepetition Agent as escrow agent for the benefit of the Senior Lenders and (ii) and released and disbursed only upon further order of the Bankruptcy Court, which may be the order confirming the Amended Modified Plan.

B.       COMMITTEE

         On May 17, 2002, the United States Trustee appointed the Committee pursuant to section 1102 of the Bankruptcy Code. One Committee Member subsequently resigned and was replaced with a new Committee Member. The members of the Committee are Bank of New York, Northeast Investors Trust, Bennett Management Corp., Pacholder Associates, Inc., Delaware Investment Advisors, Wellman, Inc., Intercontinental Polymers, Inc., BP Amoco Chemical Co. and Techmer PM, LLC. The Committee retained Kasowitz, Benson, Torres & Friedman LLP and the McNair Law Firm, P.A. as its legal advisors and Loeb Partners Corporation as its financial advisor. Information is on File with the Office of the Clerk of the Bankruptcy Court regarding the Committee.

C.       BAR DATE

         On June 13, 2002, the Debtors Filed a motion for an order (i) establishing a bar date, the final date and time by which all prepetition creditors, other than governmental units, must File proofs of claim and proofs of interest, and (ii) approving form and manner of notice thereof. After a hearing on June 24, 2002, the Debtors withdrew the motion. Under the local bankruptcy rules, a bar date of September 4, 2002, was set for all prepetition claims other than those of governmental units, and a bar date of November 7, 2002, was set for governmental units (collectively, the "Bar Date"). As the Bar Date has passed, the Debtors are developing a definitive list of Claims. Prior to the Confirmation Hearing, the Debtors intend to File a motion requesting establishment of a bar date for Administrative Expense Claims.

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

D.       LITIGATION AND THE AUTOMATIC STAY

         The nature of the Debtors' business is such that they are routinely involved in litigation. The Debtors' pending litigation includes the following matters:

         1. SOUTHERN INDUSTRIAL CONSTRUCTORS, INC. v. CHICOPEE, INC. AND POLYMER GROUP, INC. CASE NO. 5:00-cv-809-BO(2) (E.D. N.C.).

         Southern Industrial Constructors, Inc. ("SIC") has brought this action against the Debtors to recover amounts allegedly owed to it pursuant to a construction project. The Debtors, however, contend that the project in question was not to exceed $37 million and have only agreed to pay that amount. SIC contends additional amounts are owed to it. This matter is well into discovery with most depositions having been taken prior to the Petition Date. The parties have each Filed summary judgment motions.

         2. LEMELSON MEDICAL, EDUCATION & RESEARCH FOUNDATION, LIMITED PARTNERSHIP v. R.R. DONNELLEY & SONS CO., et al. (DEFENDANT NO. 52 - POLYMER GROUP, INC.). CASE NO. CIV000664PHX (ROS) (D. ARIZ).

         In April 2000, the Lemelson Foundation sued the Debtors, along with approximately 500 other defendants, in five separate cases now presently pending in the United States District Court for the District of Arizona, alleging that the Debtors infringe numerous patents owned by the Foundation allegedly related to bar coding and machine vision. The Debtors answered the complaint, denied liability, and asserted counterclaims of invalidity and unenforceability of the patents in suit. No scheduling order has been set for the case, which was stayed in January 2001 pending the resolution of a previously-Filed lawsuit related to the same patents.

         3. HMKR, INC., et al. v. POLYMER-FNA MOORESVILLE, NC CASE NO. 99-B-10968 (RLB) (BANKR. S.D.N.Y.).

         The Debtors are defendants in a preference action to recover approximately $11,000.

         4. ROBERTSON AIRTECH, INTERNATIONAL, INC. v. SOUTHERN INDUSTRIAL CONTRACTORS, INC., CHICOPEE, INC., POLYMER GROUP, INC., et al. CASE NO. EQ2001-6302 (CIRCUIT COURT OF PULASKI COUNTY, ARKANSAS).

         This case results from an action to foreclose on a mechanic's lien arising from a construction project by co-defendant Southern Industrial Contractors.

         5.       USPTO INTERFERENCE NO. 104,781

         Kimberly-Clark Corporation recently brought this patent interference action against the Debtors. The Debtors intend to contest this action and has taken the necessary preliminary steps to do so.

         6.       THE McCULLOUGH LITIGATION

                  a. Donna Mack, et al. v. Fibertech Group, Inc., et al. Case No. 00-2714 (SSB) (D. N.J.).

                  b. Calvin Blystra, et al. v. Fibertech Group, Inc., et al. Case No. 01-2271 (SSB) (D. N.J.)

                  c. Jon R. Pettigrew, et al. v. Fibertech Group, Inc., et al. Case No. 01-CV2271 (SSB) (D. N.J.).

         The plaintiffs in the three above-referenced cases Filed their respective actions against Edward McCullough, and his company, Chesapeake Services Corporation ("Chesapeake"), alleging that they were defrauded by the defendants. The Company was also sued as associates of McCullough and Chesapeake. The Company contends that the claims against them are baseless and intend to File for summary judgment.

         7. BOBBIE JO COOKE v. THE HUDSON-SHARP MACHINE COMPANY, CHICOPEE, INC. CASE NO. 01-2116 (W.D. PA.).

         Plaintiff was slightly injured by a machine supplied by the Debtors to her employer, Berkeley Medical Resources, Inc. ("BMR"). The Company supplied the machine pursuant to a supply agreement with BMR, wherein BMR agreed to indemnify the Company for any injury sustained by any BMR employee. BMR and its insurer are currently investigating the matter to determine whether the indemnification agreement will be honored.

         8.       DISCRIMINATION CASES

                  a. LEWIS MILLER v. POLYMER GROUP, INC. Case No. 01-CV-00623 (GH) (E.D. Ark.).

                  b.       JOHN NEAL v. POLYMER GROUP, INC. Case No. 01-CV-00554
(SMR) (E.D. Ark.).

                  c. SAMMY MCCASTLE v. POLYMER GROUP, INC. Case No. 01-CV-00757 (WR) (E.D. Ark.)

                  d. GAIL ROSE v. THE INTERTECH GROUP, INC.; POLYMER GROUP, INC.; AND CHICOPEE, INC. Case No. 01-CV-00654 (WRW) (E.D. Ark.)

         The four above-referenced cases are actions Filed by plaintiffs, alleging race discrimination by the Debtors.

         9.       DARREL MERTENS v. POLYMER GROUP, INC. CASE NO. 26035-02W

         Prior to the Petition Date, the plaintiff in this case Filed an action against the Company with the Kansas Human Rights Commission. On August 9, 2002, the plaintiff Filed an adversary proceeding against the Debtors in these Chapter 11 Cases.

         10.      ARL INTERNATIONAL, LTD. v. POLYMER GROUP, INC. CASE NO.
                  BC266746

         ARL alleges that the Company agreed to sell it certain products and then refused to make the sale in breach of an alleged contract. The contract is based upon a quote provided by the Company to ARL. The Company's position is that this was a non-binding quote that never resulted in a firm sales commitment. The Company offered to settle this case approximately two years ago for the sum of $10,000. At that time, Plaintiff was willing to accept $25,000. The current suit alleges damages in excess of $200,000. The total amount of product involved is approximately $250,000 in gross sales.

         11. COBALE CO., L.L.C. v. AUSIMONT USA, INC. AND POLYMER GROUP, INC. CASE NO. 02-276-D-M3

         In 1998, the Company acquired from Ausimont USA, Inc. ("Ausimont") a worldwide exclusive right to use a product called Halar for all nonwoven applications. As part of this license, Ausimont agreed to indemnify the Company for any actions or liability resulting from potential claims of infringement of two preexisting patents owned by Cobale Co., L.L.C. ("Cobale"), including the costs and expenses of defending any such suit. Cobale recently initiated a suit in U.S. District Court in Louisiana alleging patent infringement by both the Company and Ausimont. Ausimont has agreed to defend the case on behalf of the Company. The Company is in the process of obtaining local counsel to represent it in this suit.

         12. FNA POLYMER CORP. AND POLY-BOND INCORPORATED v. ASH-KOURT FABRICS, INC. CASE NO. 00-CVS 852

         Ash-Kourt Fabrics, Inc. ("Ash-Kourt") is a scrap dealer who once used the nonwoven waste from the Company's Mooresville and Waynesboro facilities. Presently, this state court action is scheduled for trial in the fourth quarter of 2002. The case centers around whether the Company violated scrap agreements with Ash-Kourt.

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

                                      III.
                   THE AMENDED MODIFIED PLAN OF REORGANIZATION

         The Amended Modified Plan's primary objectives are to (a) alter the Debtors' debt and capital structures to permit them to emerge from the Chapter 11 Cases with a viable capital structure, (b) improve the value of the ultimate recoveries to all creditor and equityholder groups on a fair and equitable basis compared to the value that they would otherwise receive in a liquidation and (c) settle, compromise or otherwise dispose of certain Claims and Equity Interests on terms that the Debtors believe to be fair and reasonable and in the best interests of their estates and their creditors.

         The Debtors believe that (a) Holders of Allowed Claims and Allowed Equity Interests will obtain a greater recovery from their estates through the Amended Modified Plan then if their assets were liquidated under chapter 7 of the Bankruptcy Code and (b) the Amended Modified Plan will afford the Debtors the opportunity and ability to continue operating their businesses as viable going concerns.

         The statements contained in this Amended Modified Disclosure Statement include summaries of the Amended Modified Plan's provisions and of those documents referred to therein. The statements contained in this Amended Modified Disclosure Statement do not purport to be precise or complete statements of all the Amended Modified Plan's terms and provisions nor those of the documents referred to herein, and reference is made to the Amended Modified Plan, attached hereto as EXHIBIT A, and to those documents for the full and complete statements of these terms and provisions.

         THE AMENDED MODIFIED PLAN ITSELF AND THE OPERATIVE DOCUMENTS REFERRED TO THEREIN CONTROL THE ACTUAL TREATMENT OF CLAIMS AGAINST, AND EQUITY INTERESTS IN, THE DEBTORS IN THE REORGANIZATION AND WILL, UPON THE EFFECTIVE DATE, BIND ALL HOLDERS OF CLAIMS AGAINST, AND EQUITY INTERESTS IN, THE DEBTORS AND THEIR ESTATES, THE REORGANIZED DEBTORS AND OTHER PARTIES-IN-INTEREST. THE TERMS AND PROVISIONS OF THE AMENDED MODIFIED PLAN AND THE OPERATIVE DOCUMENTS REFERRED TO THEREIN ARE CONTROLLING FOR ALL PURPOSES. IN THE EVENT OF ANY CONFLICT BETWEEN THIS AMENDED MODIFIED DISCLOSURE STATEMENT ON THE ONE HAND AND THE AMENDED MODIFIED PLAN OR ANY OTHER OPERATIVE DOCUMENT REFERRED TO THEREIN ON THE OTHER HAND, THE TERMS OF THE AMENDED MODIFIED PLAN AND THE OTHER OPERATIVE DOCUMENTS ARE CONTROLLING.

A.       OVERVIEW OF CHAPTER 11

         Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and its interest holders. Another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated interest holders in the distribution of a debtor's assets.

         The commencement of a chapter 11 case creates an estate that comprises all of a debtors' legal and equitable interests as of the filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor-in-possession."

         Consummating a plan of reorganization is the principal objective of a chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan and any creditor of or equity holder in the debtor, whether or not that creditor or equity holder (a) is impaired under or has accepted the plan or (b) receives or retains any property under the plan. Subject to certain limited exceptions, and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the confirmation date and substitutes therefor the obligations specified in the confirmed plan.

         A chapter 11 plan may specify that certain classes of claims or equity interests are either to be paid in full upon effectiveness of the plan or are to remain unchanged by the reorganization effectuated by the plan. These classes are referred to as "unimpaired" classes and, because of this favorable treatment, are deemed to accept the plan. Accordingly, it is not necessary to solicit votes from the holders of claims or

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

equity interests in the unimpaired classes. A chapter 11 plan also may specify that certain classes will not receive any distribution of property or retain any claim against a debtor. Such classes are deemed not to accept the plan and, therefore, need not be solicited to vote to accept or reject the plan. Any classes that are receiving a distribution of property under the plan but are not "unimpaired" will be solicited to vote to accept or reject the plan.

B.       OVERALL STRUCTURE OF THE AMENDED MODIFIED PLAN

         The Debtors believe that the Amended Modified Plan provides the best and most prompt possible recoveries to Holders of Claims and Equity Interests. Under the Amended Modified Plan, Claims against, and Equity Interests in, the Debtors are divided into different classes. Under the Bankruptcy Code, "claims" and "equity interests" are classified rather than "creditors" and "shareholders" because they may hold claims or equity interests in more than one class. If the Bankruptcy Court confirms the Amended Modified Plan and it is consummated, then on the Effective Date or as soon as practicable thereafter, the Debtors will make distributions in respect of certain classes of Claims and Equity Interests as provided in the Amended Modified Plan. The Classes of Claims against, and Equity Interests in, the Debtors created under the Amended Modified Plan, the treatment of those Classes under the Amended Modified Plan and distributions to be made under the Amended Modified Plan are described below.

C.       CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

         1.       TREATMENT OF UNCLASSIFIED CLAIMS

                  a.       DIP Facility Claims

         On the Effective Date, each Holder of an Allowed DIP Facility Claim shall receive in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed DIP Facility Claim, and any and all liens against, and security interests in, property of the Debtors or the Estates, Cash equal to the unpaid portion of such Allowed DIP Facility Claim. At such time, the DIP Facility shall be deemed terminated and the obligations thereunder of the Debtors and the Reorganized Debtor, shall be terminated.

                  b.       Administrative Expense Claims

         Each Holder of an Allowed Administrative Expense Claim (other than Professionals) shall receive the full unpaid amount of such Allowed Administrative Expense Claim in Cash on the Effective Date, or upon such other terms as may be agreed upon by such Holder and the Debtors, or otherwise upon order of the Bankruptcy Court; PROVIDED, HOWEVER, that Allowed Administrative Expense Claims representing obligations incurred in the ordinary course of business or otherwise assumed by the Reorganized Debtors pursuant to the Amended Modified Plan shall be paid in the ordinary course of business in accordance with the terms and conditions of the particular agreements governing such obligations.(11)

                  c. Compensation and Reimbursement Claims of Professionals

         All Professionals that are awarded compensation or reimbursement by the Bankruptcy Court in accordance with sections 330 or 331 of the Bankruptcy Code that are entitled to the priorities established pursuant to sections 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code, shall be paid in full, in Cash, the amounts allowed by the Bankruptcy Court: (a) on or as soon as reasonably practicable following the later to occur of (i) the Effective Date and (ii) the date upon which the Bankruptcy Court order allowing such Claim becomes a Final Order; or (b) upon such other terms as may be mutually agreed upon between such Professional and the Reorganized Debtors. On the Effective Date, there shall be escrowed into the Professionals' Escrow Account all estimated accrued amounts owed to Professionals

----------

(11) The Debtors believe that they will not have any outstanding Administrative Expense Claims as of the Effective Date other than amounts owed in the ordinary course of business.

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

through the Confirmation Date pending entry of a Final Order on each such Professional's final fee application.(12)

                  d.       Priority Tax Claims

         Each Holder of an Allowed Priority Tax Claim, at the sole option of the Debtors, shall be entitled to receive on account of such Allowed Priority Tax Claim, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Priority Tax Claim, (i) equal Cash payments made on the last Business Day of every three-month period following the Effective Date, over a period not exceeding six (6) years after the assessment of the tax on which such Claim is based, totaling the principal amount of such Claim plus simple interest on any outstanding balance from the Effective Date calculated at the interest rate available on ninety (90) day United States Treasuries on the Effective Date or (ii) such other treatment agreed to by the Allowed Priority Tax Claim Holder and the Debtors. The Debtors estimate that there will be approximately $223,895.02 in Allowed Priority Tax Claims.

         2.       CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

                  a.       Summary

         Pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code, the categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including voting and distribution pursuant to the Amended Modified Plan. A Claim or Equity Interest shall be deemed classified in a particular Class only to the extent that such Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that such Claim or Equity Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

THE AMENDED MODIFIED PLAN SEEKS LIMITED SUBSTANTIVE CONSOLIDATION OF THE DEBTORS' ESTATES SOLELY FOR THE PURPOSES ENUMERATED IN THE AMENDED MODIFIED PLAN, AS FURTHER DESCRIBED IN ARTICLE V.K OF THE AMENDED MODIFIED PLAN. IF SUCH LIMITED SUBSTANTIVE CONSOLIDATION IS AUTHORIZED AND ORDERED BY THE COURT, ALL ALLOWED CLAIMS AGAINST THE DEBTORS OR THEIR ESTATES SHALL BE SATISFIED FROM THE COMBINED CASH AND OTHER ASSETS OF ALL OF THE DEBTORS AND REORGANIZED DEBTORS. SUCH TREATMENT WILL GREATLY EASE THE ADMINISTRATION OF THE ESTATES, WILL STREAMLINE THE SOLICITATION AND CONFIRMATION PROCESS, AND WILL MINIMIZE EXPENSE.

         The classification of Claims against and Equity Interests in the substantively consolidated Debtors pursuant to the Amended Modified Plan is as follows:

                                            CONSOLIDATED DEBTORS
=========================================================================================================
    CLASS              CLAIM                                   STATUS              VOTING RIGHTS
=========================================================================================================
      1        Priority Non-Tax Claims                       Unimpaired         Not entitled to vote
---------------------------------------------------------------------------------------------------------
      2        Senior Lender Claims                          Impaired           Entitled to vote
---------------------------------------------------------------------------------------------------------
      3        Other Secured Claims                          Unimpaired         Not entitled to vote
---------------------------------------------------------------------------------------------------------
      4        General Unsecured Claims                      Impaired           Entitled to vote
---------------------------------------------------------------------------------------------------------

----------

(12) The Debtors have budgeted approximately $21 million for fees and expenses of Professionals (including any success fee, payable to MBLCO) in the Chapter 11 Cases from the Petition Date through, and including, the Effective Date.

                                            CONSOLIDATED DEBTORS
====================================================================================================================
    CLASS                    CLAIM                            STATUS                   VOTING RIGHTS
====================================================================================================================
      5        Critical Business Relations Claims and        Unimpaired         Not entitled to vote
               Intercompany Claims
----------------------------------------------------------------------------------------------------------------------
      6        Old Polymer Common Stock Equity Interests     Impaired           Entitled to vote
----------------------------------------------------------------------------------------------------------------------
      7        Intercompany Interests                        Unimpaired         Not entitled to vote
----------------------------------------------------------------------------------------------------------------------
      8        Other Securities Claims and Interests         Impaired           Not entitled to vote (deemed to have
                                                                                rejected)
======================================================================================================================

                  b. Classification and Treatment of Claims against and Equity Interests in the Debtors

                  (i)      CLASS 1 - PRIORITY NON-TAX CLAIMS

                                    (A)  Classification: Class 1 consists of all
                  Priority Non-Tax Claims. The Debtors estimate that there are approximately $1,033 in Priority Non-Tax Claims.

                                    (B)  Treatment: The legal, equitable and
                  contractual rights of the Holders of Class 1 Claims are unaltered by the Amended Modified Plan. Unless the Debtors and the Holder of an Allowed Class 1 Claim agree to a different treatment, each such Holder of an Allowed Class 1 Claim shall receive one of the following alternative treatments, at the Reorganized Debtors' election:

                                         (1)  to the extent due and owing on the
         Effective Date, such Claim will be paid on the Effective Date in full in Cash by the Reorganized Debtors;

                                         (2)  to the extent not due and owing on
         the Effective Date, such Claim will be paid in full in Cash by the Reorganized Debtors when and as such Claim becomes due and owing in the ordinary course of business; or

                                         (3)  such Claim will be otherwise
         treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

         Any default with respect to any Class 1 Claim that existed immediately prior to the Petition Date shall be deemed cured upon the Effective Date.

                                    (C)  Voting: Class 1 is not impaired, and
                  the Holders of Class 1 Claims are conclusively deemed to have accepted the Amended Modified Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 1 are not entitled to vote to accept or reject the Amended Modified Plan.

                  (ii)     CLASS 2 - SENIOR LENDER CLAIMS

                                    (A)  Classification: Class 2 consists of all
                  Senior Lender Claims.

                                    (B)  Treatment: On or as soon as practicable
                  after the Effective Date, in full and complete satisfaction of all Senior Lender Claims asserted against any and all Debtors, each Holder of an Allowed Senior Lender Claim shall receive, on account of its Allowed Senior Lender Claim, its Pro Rata share of (A) participation in the Restructured Facilities (B) the Senior Lender Paydown, (C) the Chicopee Sale Proceeds (PROVIDED, that the Chicopee Sale closes prior to the Effective Date) and (D) the Senior Lender Closing Prepayment.

                                    (C)  Voting: Class 2 is impaired, and the
                  Holders of Class 2 Claims are entitled to vote to accept or reject the Amended Modified Plan. In the event Class 2 rejects the Amended Modified Plan, Debtors reserve the right to seek confirmation pursuant to section 1129(b) of the Bankruptcy Code and as set forth in Article IV.E of the Plan. The Debtors estimate the total Senior Lender Claims to be approximately $499.4 million.(13)

                  (iii)    CLASS 3 - OTHER SECURED CLAIMS

                                    (A)  Classification: Class 3 consists of all
                  Other Secured Claims.

                                    (B)  Treatment: Unless the Holder of such
                  Claim and Debtors agree to a different treatment, each Holder of an Allowed Class 3 Claim shall receive one of the following alternative treatments, at the election of the Reorganized
                  Debtors:

                                         (1)  the legal, equitable and
         contractual rights of the Holders of Allowed Class 3 Claims shall be unaltered by the Amended Modified Plan;

                                         (2)  Debtors shall surrender all
         Collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against the Debtors or Reorganized Debtors; or

                                         (3)  such Claim will be otherwise
         treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

         Any default with respect to any Class 3 Claim that existed immediately prior to the Petition Date shall be deemed cured upon the Effective Date.

                                    (C)  Voting: Class 3 is not impaired, and
                  the Holders of Class 3 Claims are conclusively deemed to have accepted the Amended Modified Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 3 are not entitled to vote to accept or reject the Amended Modified Plan. The Debtors estimate that there are approximately $7,119.00 in Class 3 Claims.

                  (iv)     CLASS 4 - GENERAL UNSECURED CLAIMS

                                    (A)  Classification: Class 4 consists of all
                  General Unsecured Claims.(14)

                                    (B)  Treatment: Each Holder of an Allowed
                  General Unsecured Claim shall receive, in full and complete satisfaction of each such Holder's Claim, on, or as soon as practicable after the Effective Date, its Pro Rata share of Class A Common Stock in exchange for the amount of its Allowed Claim, PROVIDED, HOWEVER, that, in the alternative, each such Holder, who is a Qualified Institutional Buyer may elect to receive its Pro Rata share of Class C Common Stock, which shall be contributed to the SPE in exchange for SPE Equity and SPE Notes. The Holder of an Allowed Class 4 Claim may

----------

(13) Not including stand-by letters of credit issued by the Senior Lenders totaling $13.9 million, none of which have been drawn upon.

(14) Exhibit K lists the Holders of General Unsecured Claims.

                  make only one election with respect to its Claim on the Supplemental Election Form, which election will be made after the Confirmation Date and prior to the 40th day thereafter. The failure of a Class 4 Claim Holder to make an election under this Amended Modified Plan shall be deemed an election to receive its Pro Rata share of Class A Common Stock with respect to its Allowed Claim. The total number of Class A Common Stock and Class C Common Stock shares to be issued on the Effective Date will be 9.6 million. Each Holder of an Allowed Class 4 Claim also will be given the option to take part in the New Investment by exercising its Subscription Rights in accordance with the Supplemental Election Form.

                                    (C)  Voting: Class 4 is impaired, and the
                  Holders of Class 4 Claims are entitled to vote to accept or reject the Amended Modified Plan. In the event Class 4 rejects the Amended Modified Plan, Debtors reserve the right to seek confirmation pursuant to section 1129(b) of the Bankruptcy Code, as set forth in Article IV.E of the Amended Modified Plan. The Debtors estimate that aggregate total Class 4 Claims are approximately $638.5 million.

                  (v) CLASS 5 - CRITICAL BUSINESS RELATIONS CLAIMS AND INTERCOMPANY CLAIMS

                                    (A)  Classification: Class 5 consists of all
                  Critical Business Relations Claims and Intercompany Claims.

                                    (B)  Treatment: The legal, equitable and
                  contractual rights of the Holders of Class 5 Claims are unaltered by the Amended Modified Plan. Unless the Holder of such Claim and Debtors agree to a different treatment, each Holder of an Allowed Class 5 Claim shall receive one of the following alternative treatments, at the election of Debtors:

                                         (1)  to the extent then due and owing
         on the Effective Date, such Claim will be paid in full in Cash by the Reorganized Debtors;

                                         (2)  to the extent not due and owing on
         the Effective Date, such Claim (A) will be paid in full in Cash by the Reorganized Debtors on the Effective Date, or (B) will be paid in full in Cash by the Reorganized Debtors when and as such Claim becomes due and owing in the ordinary course of business; or

                                         (3)  such Claim will be otherwise
         treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

         Any default with respect to any Class 5 Claim that existed immediately prior to the filing of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

                                    (C)  Voting: Class 5 is not impaired and the
                  Holders of Class 5 Claims are conclusively deemed to have accepted the Amended Modified Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 5 are not entitled to vote to accept or reject the Amended Modified Plan. The Debtors estimate the total class 5 claims to be approximately $14.1 million (subject to further reduction because of payment of critical trade).(15)

----------

(15) The Intercompany Claims, which total $652,404,842 on the Schedules, ultimately have a net value of zero because they are internally offsetting, and are thus not included in this amount.

                  (vi)     CLASS 6 - OLD POLYMER COMMON STOCK EQUITY INTERESTS

                                    (A)  Classification: Class 6 consists of all
                  Old Polymer Common Stock Equity Interests.

                                    (B)  Treatment: On or as soon as practicable
                  after the Effective Date, each Holder of an Allowed Equity Interest in Old Polymer Common Stock shall receive, in full and complete satisfaction of such Equity Interest, a Pro Rata portion of (i) the Class B Common Stock (an aggregate of 400,000 shares on the Effective Date, which shall not be diluted by any conversion of the Convertible Notes); (ii) the Series A Warrants; and (iii) the Series B Warrants.

                                    (C)  Allowance: Each Class 6 Old Polymer
                  Common Stock Equity Interest shall be Allowed in the amount of the number of shares held by each applicable Holder as of the Record Date.

                                    (D)  Voting: Class 6 is impaired and Holders
                  of Allowed Class 6 Old Polymer Common Stock Equity Interests are entitled to vote to accept or reject the Amended Modified Plan. In the event Class 6 rejects the Amended Modified Plan, Debtors reserve the right to seek confirmation pursuant to section 1129(b) of the Bankruptcy Code as set forth in Article IV.E of the Amended Modified Plan.

                  (vii)    CLASS 7-INTERCOMPANY INTERESTS

                                    (A)  Classification: Class 7 consists of all
                  Intercompany Interests.

                                    (B)  Treatment: The legal, equitable and
                  contractual rights of the Holders of Class 7 Claims are unaltered by this Amended Modified Plan.

                                    (C)  Voting: Class 7 is not impaired, and
                  the Holders of Class 7 Claims are conclusively deemed to have accepted this Amended Modified Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 7 Claims are not entitled to vote to accept or reject this Amended Modified Plan.

                  (viii)   CLASS 8 - OTHER SECURITIES CLAIMS AND INTERESTS

                                    (A)  Classification: Class 8 consists of all
                  Other Securities Claims and Interests of whatever kind or nature (including, but not limited to any claims of the Ives Company Limited and Guillermo Kraves arising from the agreement between Guillermo Kraves and Polymer, dated July 1, 2000 (the "GK/Ives Contract").(16)

                                    (B)  Treatment: On the Effective Date, all
                  Other Securities Claims and Interests shall be deemed cancelled and of no further force and effect, whether surrendered for cancellation or otherwise, and no distribution to the Holders of Other Securities Claims and Interests shall be made hereunder.

                                    (C)  Voting: Class 8 is impaired, but since
                  Holders of Other Securities Claims and Interests are receiving no distribution hereunder, Holders of Class 8 Claims shall be deemed to have rejected the Amended Modified Plan and are not entitled to vote to accept or reject the Amended Modified Plan.

----------

(16) The Debtors believe that the GK/Ives Contract (to the extent that it is a valid claim or interest, which they do not admit) is subject to subordination under section 510(b) of the Bankruptcy Code and, as such, is properly classified as a Class 8 Other Securities Claim and Interest. Alternatively, the GK/Ives claim may be classified in Class 6 (old Polymer Common Stock Equity Interest). To the extent that the GK/Ives claim is not subordinated pursuant to section 510(b) of the Bankruptcy Code, the Debtors assert that it would be properly classified as a Class 4 General Unsecured Claim. GK/IVES disagrees with all of the Debtors' proposed treatments.

D.       PROVISIONS GOVERNING DISTRIBUTIONS UNDER THE AMENDED MODIFIED PLAN

         1.       MANNER OF PAYMENT

         Any payment in Cash to be made by the Debtors shall be made, at the election of the Debtors, by check drawn on a domestic bank or by wire transfer from a domestic bank.

         2.       DISTRIBUTIONS FOR CLAIMS ALLOWED AS OF THE EFFECTIVE DATE

         Except as otherwise required by the Bankruptcy Code or as may be ordered by the Bankruptcy Court, distributions to be made on the Effective Date on account of Claims that are Allowed as of the Effective Date and that are entitled to receive distributions under the Amended Modified Plan shall be made on the Effective Date or as soon as practicable thereafter. Distributions on account of Claims that become Allowed Claims after the Effective Date shall be made pursuant to Article VII and Article VIII of the Amended Modified Plan.

         3.       DELIVERY OF DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED
                  DISTRIBUTIONS

                  a.       Delivery of Distributions in General

         Distributions to the Holders of Allowed Claims who are Holders of record as of the Record Date shall be made at the address of such Holder as indicated on the books and records of the Debtors. Except as otherwise provided by the Amended Modified Plan or the Bankruptcy Code, distributions shall be made in accordance with the provisions of the applicable Indenture, participation agreement, loan agreement or analogous instrument or agreement, if any. Distributions of Class A Common Stock to the Holders of Allowed Senior Subordinated Note Claims shall be made directly to the Senior Subordinated Notes Indenture Trustee. Similarly, distributions of Class A Common Stock to Holders of Allowed Dominion Note Claims shall be made to the Indenture trustee for the Dominion Notes. Distribution of Class C Common Stock shall be made to the Electing Non-GOF Holders, who shall contribute such Class C Common Stock to the SPE in exchange for SPE Equity and SPE Notes, pursuant to the terms of the SPE governing instruments.

                  b.       Undeliverable Distributions

                  (i) HOLDING OF UNDELIVERABLE DISTRIBUTIONS. If any Allowed Claim Holder's distribution is returned to the Reorganized Debtors as undeliverable, no further distributions shall be made to such Holder unless and until the Reorganized Debtors are notified in writing of such Holder's then-current address, such that the distribution becomes deliverable. Undeliverable distributions shall remain in the possession of the Reorganized Debtors until such time as a distribution becomes deliverable. Undeliverable Cash shall not be entitled to any interest, dividends or other accruals of any kind.

                  (ii) FAILURE TO CLAIM UNDELIVERABLE DISTRIBUTIONS. In an effort to ensure that all Holders of Allowed Claims receive their allocated distributions, the Reorganized Debtors shall File a listing of Holders of undeliverable distributions. This list will be maintained for as long as the Chapter 11 Cases remain open. Any Holder of an Allowed Claim that does not assert a Claim for an undeliverable distribution within two years after the Effective Date shall have his, her, or its Claim for such undeliverable distribution discharged and shall be forever barred from asserting any such Claim against the Reorganized Debtors or their property. In such cases, any Cash or New Polymer Common Stock held for distribution on account of such Claims shall become property of the Reorganized Debtors, free of any restrictions thereon. Nothing contained herein requires the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim.

                  (iii) COMPLIANCE WITH TAX REQUIREMENTS. In connection with the Amended Modified Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed by any government unit, and all distributions pursuant to the Amended Modified Plan shall be subject to such withholding and reporting requirements.

                  c.       Time Bar to Cash Payments

         Checks issued by the Reorganized Debtors on account of Allowed Claims shall be null and void if not negotiated within ninety (90) days from and after the date of issuance thereof. Requests for reissuance of any check shall be made directly to the Reorganized Debtors by the Holder of the Allowed Claim with respect to which the check was originally issued. Any Claim in respect of such a voided check shall be made on or before the second (2nd) anniversary of the Effective Date. After such date, all Claims and respective voided checks shall be discharged and forever barred and the Reorganized Debtors shall retain all monies related thereto.

         4.       RECORD DATE DISTRIBUTION NOTIFICATION DATE

         As of the close of business on the Record Date, the transfer registers for any instrument, security, or other documentation canceled pursuant to
Article V.C of the Modified Plan shall be closed for voting purposes. From the Confirmation Date until the Distribution Notification Date, Holders of Allowed Class 4 Claims may freely trade such Allowed Class 4 Claims and the associated Subscription Rights. As of the close of business on the Distribution Notification Date, the transfer registers shall be closed for all Claims and Equity interests. Each Reorganized Debtor shall have no obligation to recognize the transfer of any such instrument, security, or other documentation occurring after the Distribution Notification Date, and shall be entitled for all purposes herein to recognize and deal only with those Holders of record as of the close of business on the Distribution Notification Date.

         5.       TIMING AND CALCULATION OF AMOUNTS TO BE DISTRIBUTED

         Beginning on the Effective Date, the Reorganized Debtors, in their sole discretion and as frequently as reasonably practicable and efficient under the circumstances, shall make the distributions to the Holders of Allowed Claims in accordance with the Amended Modified Plan. Beginning on the date that is the end of each calendar quarter following the Effective Date, the Reorganized Debtors, in their discretion and as frequently and reasonably practicable and efficient under the circumstances, shall also make the distributions to Holders of Disputed Claims whose Claims were Allowed during the preceding calendar quarter, in accordance with the Amended Modified Plan.

         6.       DE MINIMIS AND FRACTIONAL DISTRIBUTIONS

         No Cash payment of less than ten dollars ($10.00) shall be made by the Reorganized Debtors on account of any Allowed Claim, unless a specific request therefore is made in writing by the Holder of any such Claim. In the event a Holder of an Allowed Claim is entitled to distribution that is not a whole dollar number, the actual payment or issuance made will reflect a rounding of such fractional portion of such distribution down or up to the nearest whole dollar, but in any case not to result in a distribution that exceeds total distribution authorized by the Amended Modified Plan for such Holder. No fractional shares of New Polymer will be issued. If any issuance of shares would otherwise call for issuance of a fraction of a share, (a) fractions 1/2 or greater shall be rounded to the next higher whole number, and (b) fractions of less than 1/2 shall be rounded to the next lower whole number.

         7.       SETOFFS

         Except as otherwise provided herein, the Reorganized Debtors may, pursuant to sections 502(d) or 553 of the Bankruptcy Code or applicable non-bankruptcy law, offset against any Allowed Claim, and the distributions to be made pursuant to the Amended Modified Plan on account of such Claim (before any distribution is made on account of such Claim), the Claims, rights, and Causes of Action of any nature that the Debtors or Reorganized Debtors may hold against the Holder of such Allowed Claim; PROVIDED, HOWEVER, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or Reorganized Debtors of any such Claims, rights, and Causes of Action that the Debtors or Reorganized Debtors may possess against such Holder.

         8.       SURRENDER OF CANCELED INSTRUMENTS OR SECURITIES

                  a.       Generally

         Except as set forth in Section I of Article VII of the Amended Modified Plan, as a condition precedent to receiving any distribution pursuant to the Amended Modified Plan on account of an Allowed Claim evidenced by the instruments, securities or other documentation canceled pursuant to Article V.C of the Amended Modified Plan, the Holder of a Claim shall tender the applicable instruments, securities or other documentation evidencing the Holder's Claim to the Reorganized Debtors except as set forth in Article VII.H of the Amended Modified Plan. Any distributions pursuant to the Amended Modified Plan on account of any Claim evidenced by such instruments, securities, or other documentation shall, pending such surrender, be treated as an undeliverable distribution pursuant to Article VII.C of the Amended Modified Plan.

                  b.       Old Polymer Common Stock

         Each record Holder of an Allowed Equity Interest representing Old Polymer Common Stock shall transmit the certificates representing its Old Polymer Common Stock to the Solicitation Agent in accordance with written instructions that the Reorganized Debtors will provide, as promptly as practicable following the Effective Date, to those record Holders. These instructions shall specify that delivery of stock certificates representing Old Polymer Common Stock will be effected, and risk of loss and title thereto will pass, only upon the proper deliver of stock certificates with a letter of transmittal in accordance with those instructions. All surrendered stock certificates shall be marked as canceled.

                  c.       Failure to Surrender Canceled Instruments

         If any Holder of an Allowed Claim evidenced by an instrument, security, or other documentation canceled pursuant to Article V.C of the Amended Modified Plan, fails to either tender such instrument, security, or other documentation or comply with the provisions of Section I of Article VII of the Amended Modified Plan within one year after the Effective Date, its entitlement to a distribution pursuant to the Amended Modified Plan on account of such canceled instrument, security, or other documentation shall be discharged, and such Holder shall be forever barred from asserting such Claim against any Reorganized Debtor or its property. In such case, any property held for distribution on account of such Claim shall be disposed of pursuant to the provisions set forth in Article VII.C of the Amended Modified Plan.

         9.       LOST, STOLEN, MUTILATED OR DESTROYED INSTRUMENTS OR SECURITIES

         Any Holder of an Allowed Claim on account of any instrument, security, or other documentation canceled pursuant to Section V.C of the Amended Modified Plan that has been lost, stolen, mutilated or destroyed, shall, in lieu of surrendering such instrument, security or other documentation: (i) deliver to the Reorganized Debtors (or, in the case of Senior Subordinated Notes and the Dominion Notes, the applicable Indenture trustee) (A) an affidavit of loss reasonably satisfactory to the Reorganized Debtors setting forth the unavailability of such instrument, security, or other document, and (B) such additional security or indemnity as may reasonably be required by the Reorganized Debtors to hold the Reorganized Debtors (or, in the case of Senior Subordinated Notes and the Dominion Notes, the applicable Indenture trustee) harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Allowed Claim; and (ii) satisfy any other requirements under the applicable Senior Subordinated Note Indenture, any article or certificate of incorporation or by-law, or any other relevant document. Upon compliance with this Section of the Amended Modified Plan by a Holder of a Claim evidenced by such instrument, security or other documentation, such Holder shall, for all purposes under the Amended Modified Plan, be deemed to have surrendered such instrument, security or other documentation.

         10.      PRESERVATION OF SUBORDINATION RIGHTS

         All subordination rights and Claims relating to subordination of the Allowed Claim of any Creditor shall remain valid, enforceable and unimpaired in accordance with section 510 of the Bankruptcy Code or otherwise, except as otherwise provided in the Amended Modified Plan.

E. PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS OR EQUITY INTERESTS

         1.       PROSECUTION OF OBJECTIONS TO CLAIMS

         After the Confirmation Date, the Debtors and the Reorganized Debtors shall have the exclusive authority to File, settle or compromise (with the consent of GOF) withdraw or litigate to judgment, any objections to Claims. From and after the Confirmation Date, the Debtors and the Reorganized Debtors, with the consent of GOF, may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

         2.       ESTIMATION OF CLAIMS

         The Debtors or the Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or Reorganized Debtors previously have objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during the litigation concerning any objection to any Claims, including without limitation, during the pendency of any appeal relating to any such objection. Subject to the provisions of section 502(j) of the Bankruptcy Code, in the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, the amount so estimated shall constitute the Allowed amount of such Claim. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors may pursue supplementary proceedings to object to the allowance of such Claim. All of the aforementioned objection, estimation and resolution procedures are intended to be cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

         3.       PAYMENTS AND DISTRIBUTIONS ON DISPUTED CLAIMS

         Notwithstanding any provision in the Amended Modified Plan to the contrary, except as otherwise agreed to by the Debtors or the Reorganized Debtors in their sole discretion, no partial payments and no partial distributions will be made with respect to a Disputed Claim until the resolution of such dispute by settlement or Final Order. In accordance with Article VIII of the Amended Modified Plan, as soon as reasonably practicable after a Disputed Claim becomes an Allowed Claim, the Holder of such Allowed Claim will receive all payments and distributions to which such Holder is then entitled under the Amended Modified Plan. Notwithstanding the foregoing, any Person or Entity who holds both an Allowed Claim(s) and a Disputed Claim(s) will receive the appropriate payment or distribution on the Allowed Claim(s), although, except as otherwise agreed to by the Debtors or the Reorganized Debtors in their sole discretion, no payment or distribution will be made on the Disputed Claim(s) until such dispute is resolved by settlement or Final Order. In the event there are Disputed Claims requiring adjudication and resolution, the Debtors reserve the right to, or, if so ordered by the Bankruptcy Court shall, establish appropriate reserves for potential payment of such Claims.

         4.       ALLOWANCE OF CLAIMS

         Except as expressly provided in the Amended Modified Plan or any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), no Claim shall be deemed Allowed, unless and until such Claim is deemed Allowed under the Bankruptcy Code or by the Debtors or Reorganized Debtors, or the Bankruptcy Court enters a Final Order in the Chapter 11 Cases allowing such Claim. Except as expressly provided in the Amended Modified Plan or any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), the Reorganized Debtors after Confirmation will have and retain any and all rights and defenses the Debtors had with respect to any Claim as of the Petition Date, including the Causes of Action referenced in Article X.D of the Amended Modified Plan and Section III.J.3 herein and the Filing of any motions or other pleadings for the estimation of the amount of disputed claims. All Claims of any Person or Entity that owes money to the Debtors shall be disallowed unless and until such Person or Entity pays the full amount it owes the Debtors. Any objection to an Administrative Expense Claim, Priority Claim, Critical Business Relations Claim and

Intercompany Claim, or Secured Claim must be Filed and served on or before one hundred and twenty (120) days after the Effective Date.

F.       MEANS FOR IMPLEMENTING THE AMENDED MODIFIED PLAN

         1.       CONTINUED CORPORATE EXISTENCE

         Subject to any Restructuring Transactions, as contemplated in Article V.K of the Amended Modified Plan, the Reorganized Debtors shall continue to exist after the Effective Date as separate corporate entities in accordance with the applicable law in the respective jurisdictions in which they are incorporated and pursuant to their respective certificates or articles of incorporation and by-laws in effect prior to the Effective Date, except to the extent such certificates or articles of incorporation and by-laws are amended by, or pursuant to, the Amended Modified Plan.

         2.       CORPORATE GOVERNANCE AND CORPORATE ACTION

                  a.       Shareholders Rights Plan.

         Polymer's Shareholder Rights Plan and any rights thereunder, whether contingent or otherwise, shall be deemed rejected as of the Effective Date, pursuant to Articles VI.A and V.B.4 of the Amended Modified Plan.

                  b.       Certificates of Incorporation and By-laws.

                  (i) The certificate or articles of incorporation and by-laws of each Debtor shall be amended as necessary to satisfy the provisions of the Amended Modified Plan and the Bankruptcy Code, and shall include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code.

                  (ii) In addition to the foregoing, New Polymer's Certificate of Incorporation shall include the following terms and provisions:

                                    (A)  New Polymer's authorized capital stock,
                  and the designated shares in each class or series of capital stock, shall be limited to such number of shares as is necessary for the issuances contemplated hereunder, including conversion or exercise of all convertible or exercisable securities to be issued hereunder, including applicable anti-dilution protection;

                                    (B)  The stockholders of New Polymer shall
                  be authorized to take action by written consent in lieu of a meeting thereof;

                                    (C)  The New Polymer Board of Directors
                  shall not be classified; and

                                    (D)  The provisions of Polymer's current
                  Certificate of Incorporation that require an affirmative vote of 80% of the voting capital stock for the taking of certain actions shall be amended to provide that such actions may be taken with the affirmative vote of 50% of the voting capital stock.

                  (iii) In addition to the foregoing, New Polymer's bylaws shall provide for the following terms and conditions:

                                    (A)  Shareholders holding a minimum of 25%
                  of New Polymer Common Stock shall be authorized to call special meetings;

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

                                    (B)  The notice requirements for
                  shareholders to place matters on the ballot for consideration at annual and special meetings shall not be unduly prohibitive and, in any event, shall be to GOF's and the Committee's reasonable satisfaction; and

                                    (C)  Shareholders shall be authorized to
                  take action by written consent in lieu of a meeting thereof.

                  c.       Corporate Action.

         All actions contemplated by, and required for the effectiveness of, the Amended Modified Plan shall be deemed authorized and approved in all respects. All matters provided for in the Amended Modified Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Amended Modified Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the directors of the Debtors or the Reorganized Debtors. On the Effective Date, the appropriate officers and directors of the Reorganized Debtors are authorized and directed to issue, execute and deliver the agreements, documents, Equity Securities and instruments contemplated by the Amended Modified Plan in the name of and on behalf of the Reorganized Debtors.

                  d.       Corporate Governance.

         The Plan Parties will take all actions necessary to implement the corporate governance provisions as set forth below:

         New Polymer shall be a reporting company under Section 12(g) of the Securities Exchange Act of 1934, as amended, on the Effective Date. New Polymer will agree not to seek suspension of its reporting obligations pursuant to Rule 12h-3 of the Securities Exchange Act of 1934, as amended, or otherwise. Unless and until New Polymer is taken private, New Polymer shall remain a reporting company and shall continue to File quarterly and annual reports and all other required filings made by reporting companies regardless of the number of Holders of its New Common Stock or Convertible Notes. New Polymer shall remain a Delaware corporation, except to the extent necessary to effectuate a bonafide business combination or other transaction; PROVIDED, HOWEVER, that any such business combination or other transaction with a New Polymer Affiliate shall require the approval of a Non-GOF Board Member.

         New Polymer shall use reasonable best efforts to be a listed company on the NYSE or included for quotation on The NASDAQ Stock Market on the Effective Date or as soon as practicable thereafter.

         All Holders of outstanding shares of the New Polymer Common Stock shall have pre-emptive rights to buy a pro-rata share of any issuance of securities by New Polymer after the Effective Date, subject to customary exclusions, including, without limitation, exclusions for (i) employee and non-employee director stock option grants and similar stock-based compensatory arrangements,
(ii) the shares issuable upon the conversion of the Convertible Notes and (iii) the shares of Class B Common Stock pursuant to the anti-dilution provisions of the Class B Common Stock pursuant to conversion of the Convertible Notes. Holders of New Polymer Common Stock shall be granted "tag-along" rights by GOF applicable to all sales by GOF and GOF affiliates that result in GOF and GOF affiliates beneficially owning less than an aggregate of 54.9% of the New Polymer Common Stock on a fully-diluted basis and any sales thereafter.

         New Polymer shall not enter into any agreement to pay, nor will pay, any management or transaction fee to any New Polymer Affiliate. Without the written approval of at least one Non-GOF Board Member, New Polymer (i) may not enter into any New Polymer Affiliated Transaction or (ii) may not change any provision of its charter, by-laws, shareholder agreements or other agreements or operative document that accomplish the provisions of Article V.B.3 and 4 of the Amended Modified Plan.

         The Shareholder Rights Plan shall be terminated and rejected.

         As of the Effective Date, the Organizational Documents of New Polymer and its Subsidiaries and Affiliates shall prohibit their respective officers from exercising voting rights of any securities held by New

Polymer or such subsidiaries and affiliates without express authorization from the New Polymer Board of Directors or other applicable governing body.

         As of the Effective Date, the Organizational Documents of each Subsidiary and Affiliate of New Polymer (including, without limitation, each Entity identified on Exhibit H to this Amended Modified Disclosure Statement) shall each provide that the stockholders, members, partners or other equity Holders, as the case may be, of such Entity shall be permitted to remove as of the Effective Date, at any time and from time to time thereafter, any director, manager, managing partner or person of equivalent authority, with or without cause at any time, through action by a majority in interest of such stockholders, members, partners or other equity Holders (which action may, at the option thereof and to the extent permissible by law, be taken in writing or pursuant to a meeting thereof).

         Any action by the New Polymer Board of Directors requiring a vote from a Non-GOF Board Member shall require the vote of a Non-GOF Board Member only as long as the New Polymer board of Directors continues to have seats designated for such Non-GOF Board Members.

         3.       CANCELLATION OF SECURITIES AND AGREEMENTS

         On the Effective Date, except as otherwise provided for in the Amended Modified Plan (a) Senior Subordinated Note Claims, Other Securities Claims and Interests, Old Polymer Common Stock, and any other note, bond, Indenture, or other instrument or document evidencing or creating any indebtedness or obligation of a Debtor and (b) the obligations of the Debtors under any agreements, Indentures or certificates of designations governing Senior Subordinated Note Claims, Other Securities Claims and Interests, Old Polymer Common Stock, and any other note, bond, Indenture or other instrument or document evidencing or creating any indebtedness or obligation of a Debtor as the case may be, shall be cancelled and terminated and shall be discharged pursuant to section 1141 of the Bankruptcy Code.

         4.       ISSUANCE OF NEW POLYMER COMMON STOCK AND NEW POLYMER NOTES

                  a.       Issuance of New Polymer Common Stock.

         On the Effective Date, New Polymer shall issue and distribute in accordance with the terms of this Amended Modified Plan, the New Polymer Common Stock as follows: the Class A Common Stock Pro Rata (representing in sum with the Class C Common Stock, 9.6 million shares to be issued on the Effective Date) to Holders of Allowed Class 4 Claims who elect to receive Class A Common Stock, the Class B Common Stock (representing 400,000 shares of the outstanding New Polymer Common Stock to be issued on the Effective Date) to Holders of Allowed Claims in Class 6 and the Class C Common Stock (representing in sum with the Class A Stock, 9.6 million shares of outstanding New Polymer Common Stock to be issued on the Effective Date) to the Electing Non-GOF Holders.

                  b.       Section 1145 Exemption.

         As provided for in Article V.D.2 of the Amended Modified Plan, and to the maximum extent provided by section 1145 of the Bankruptcy Code and applicable nonbankruptcy laws, the shares of New Polymer Common Stock issued pursuant to the Amended Modified Plan are exempt from registration under the Securities Act.

                  c.       Issuance of Instruments.

         Except as otherwise provided in the Amended Modified Plan, on or as soon as reasonably practicable after the Effective Date, the Reorganized Debtors shall issue all securities, notes, instruments, certificates, warrants and other documents to be issued in accordance with the Amended Modified Plan. The Reorganized Debtors shall execute and deliver such other agreements, documents and instruments as are required to be executed in accordance with the terms of the Amended Modified Plan.

         Pursuant to Article V.H of the Amended Modified Plan, on the Effective Date, New Polymer shall issue Convertible Notes to the new Indenture trustee(s) on behalf of the Participating Allowed Class 4

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

Claim Holders in exchange for the New Investment in an aggregate principal amount equal to $50 million. The Convertible Notes shall be issued pursuant to the Indenture attached as an exhibit to the Amended Modified Plan Supplement. See Article V.D of the Amended Modified Plan.

         New Polymer also shall issue New Senior Subordinated Notes to GOF to the extent of any draws on the Exit Letters of Credit (or any other advance made by, or caused to be made by, GOF solely in lieu of a drawing under the Exit Letters of Credit to make the amortization payments under the Restructured Facilities from the Effective Date through December 31, 2004, which amount shall not exceed $25 million). The New Senior Subordinated Notes shall be senior in right of payment to the Convertible Notes. See Article V.D. of the Amended Modified Plan.

         5.       REVESTING OF ASSETS; RELEASES OF LIENS

         The property of each Debtor's Estate, together with any property of each Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Amended Modified Plan, shall revest in the applicable Debtor on the Effective Date. Thereafter, each Reorganized Debtor may operate its business and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Effective Date, all property of each Reorganized Debtor shall be free and clear of all Claims and Equity Interests, except as specifically provided in the Amended Modified Plan or the Confirmation Order. Without limiting the generality of the foregoing, each Reorganized Debtor may, without application to or approval by the Bankruptcy Court, pay fees that it incurs after the Effective Date for reasonable professional fees and expenses.

         6.       SOURCES OF CASH FOR PLAN DISTRIBUTION

         All Cash necessary for the Reorganized Debtors to make payments pursuant to the Amended Modified Plan shall be obtained from existing Cash balances, the New Investment, the operations of the Debtors or Reorganized Debtors or post-Confirmation borrowing under all available facilities of the Debtors or Reorganized Debtors, including, but not limited to, the Exit Revolving Credit Facility, to the extent permitted thereunder. The Reorganized Debtors may also make such payments using Cash received from their Subsidiaries and Affiliates in the ordinary course of business.

         7.       EXIT REVOLVING FINANCING FACILITY

         On the Effective Date, New Polymer, certain of its Subsidiaries and certain Senior Lenders and, if necessary, certain other parties, shall enter into the Exit Revolving Credit Facility, in order to (a) make other payments required to be made on the Effective Date; PROVIDED, HOWEVER, that the Exit Revolving Credit Facility may not be used to repay the DIP Facility Claim, and
(b) provide such additional borrowing capacity as may be required by the Reorganized Debtors and the Subsidiaries following the Effective Date to maintain their operations. The Confirmation Order shall provide that the Debtors are authorized to execute, deliver, record or File all documents necessary or appropriate to implement the Exit Revolving Credit Facility.

         8.       NEW INVESTMENT

         In accordance with the Amended Modified Plan, on the Effective Date, New Polymer will be provided with $50.0 million of funding. The New Investment will be made by the Participating Allowed Class 4 Claim Holders who choose to participate in the New Investment by exercising their Subscription Rights, and will consist of $50.0 million in Cash which will be used to fund the Senior Lender Paydown on the Effective Date in accordance with the Bank Term Sheet. The Participating Allowed Class 4 Claims Holders shall receive Convertible Notes as summarized below.

                  a. Subscription Rights and Over Subscription Rights; Method of Election to Participate in New Investment.

         On the Confirmation Date, all Holders of Allowed Class 4 Claims as of the Record Date shall be deemed to have been issued Subscription Rights to purchase their Pro Rata share (determined exclusive of accrued and unpaid interest) of the Convertible Notes to be issued by New Polymer on the Effective Date. Each Subscription Right shall carry with it an Over Subscription Right, which shall attach to, and inure to the benefit of, the Beneficial Holder of the Subscription Right. Subject to issuance of a no-action letter by the U.S. Securities and Commissions' Division of Corporate Finance (the "Division of Corporate Finance") stating that it will not recommend an enforcement proceeding against the Debtors if the Subscription Rights are transferred freely without registration and Convertible Notes are issued, without registration, to transferees of Subscription Rights that are not Holders of Claims, the Subscription Rights, along with any attendant Over Subscription Rights, shall be freely transferable for a period of not less than forty (40) days commencing on the Confirmation Date. In the absence of such a no-action letter from the Division of Corporate Finance on or prior to the Confirmation Date, such Subscription Rights and Over Subscription Rights must be transferred with the Underlying Claim. To purchase Convertible Notes and participate in the New Investment, Beneficial Holders of Subscription Rights (which may include the Holders of Allowed Class 4 Claims to which such Subscription Rights are initially issued or their transferees) must exercise the Subscription Rights in the manner set forth on the Supplemental Election Form on or prior to the date that is forty (40) days after the Confirmation Date. Non-GOF Holders are not obligated to exercise their Subscription Rights, and, in the event that not all Subscription Rights are properly exercised, Participating Allowed Class 4 Claim Holders shall be entitled to exercise their Over Subscription Rights. Exercise of the Over Subscription Rights shall be in the manner set forth in the Supplemental Election Form. Participating Allowed Class 4 Claim Holders that are Non-GOF Holders are not obligated to exercise their Over Subscription Rights. GOF has committed itself to elect to exercise its Subscription Rights and its Over Subscription Rights, if any. As to all Convertible Notes allocated for purchase by the Non-GOF Holders pursuant to the Subscription Rights or the Over Subscription Rights which are not purchased by such Non-GOF Holders, GOF agrees to act as "Standby Purchaser" to ensure that all such Convertible Notes will be purchased and the issuance of such Convertible Notes results in proceeds of $50 million.

                  b.       Convertible Notes.

         Interest on the Convertible Notes will be paid in cash, semi-annually in arrears, at a rate of 10% per annum. The principal of the Convertible Notes is due December 2007.

         Holders of the Convertible Notes will be entitled at any time before the final maturity of the Convertible Notes, subject to prior redemption or repurchase, to convert any Convertible Notes or portions thereof into Class A Common Stock at the then applicable conversion price, which initially shall equal approximately $7.29 per share. The Convertible Notes, prior to giving effect to any anti-dilution adjustments, shall be convertible into an aggregate number of shares of New Polymer Common Stock representing 40% of the outstanding equity of New Polymer on the Effective Date (after giving effect to the conversion of such Convertible Notes and the related anti-dilution provisions of the Class B Common Stock issued to Holders of Allowed Equity Interests in Old Polymer Common Stock). The Convertible Notes will have anti-dilution provisions equivalent to customary broad-based anti-dilution protections of preferred stock with customary exclusions.

         At any time prior to the final maturity of the Convertible Notes, subject to any limitation contained in the Exit Facility, New Polymer may redeem the outstanding Convertible Notes in whole or from time to time in part on at least thirty (30) days prior written notice if the trading price of the Class A Common Stock exceeds 130% of the conversion price of the Convertible Notes for twenty (20) trading days in a period of thirty (30) consecutive trading days. The redemption price will equal 100% of the face amount of the Convertible Notes to be redeemed together with accrued interest thereon.

         The Convertible Notes will be unsecured and will be subordinate in right of payment to (i) all other existing and future senior indebtedness of New Polymer and (ii) any Senior Subordinated Notes issued upon a drawing of the Exit Letters of Credit (or other advance made by, or caused to be made by, GOF, solely in lieu of a drawing under the Exit Letters of Credit to make the amortization payments under the Restructured Facilities from the Effective Date through December 31, 2004, which amount shall not exceed $25 million).

         Each Reorganized Debtor shall guarantee the Convertible Notes on a junior subordinated basis. See Article V.H of the Amended Modified Plan.

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

         9.       COMPENSATION AND BENEFIT PROGRAMS

         Except and to the extent previously assumed by a Final Order of the Bankruptcy Court on or before the Confirmation Date, all employee compensation and benefit programs of the Debtors, including programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed under the Amended Modified Plan.

         GOF and senior management of Polymer have discussed potential incentive compensation arrangements for certain members of senior management of Reorganized Polymer, including the possible sharing of the appreciation in value of a percentage of GOF's equity ownership interest in Reorganized Polymer. Any such compensation would be contingent on Reorganized Polymer achieving certain financing targets. As of the date hereof, no such incentive compensation agreement has been reached, and no terms or conditions have been negotiated between GOF, Polymer or any members of senior management of Polymer or any of the other Debtors. Furthermore, as of the Confirmation Date, the Debtors have no senior, executive or Management retirement programs.

         10.      RESTRUCTURING TRANSACTIONS

         On or after the Effective Date, the applicable Reorganized Debtors may enter into such transactions and may take such actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate or capital structure of the Reorganized Debtors, or to reincorporate certain of the Filing Subsidiaries under the laws of jurisdictions other than the laws of which the applicable Filing Subsidiaries are presently incorporated. Such restructuring may include one or more mergers, consolidations, restructures, dispositions, liquidations, or dissolutions, as may be determined by the Debtors or Reorganized Debtors to be necessary or appropriate (collectively, the "Restructuring Transactions"). The actions to effect the Restructuring Transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of the Amended Modified Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of the Amended Modified Plan and having such other terms to which the applicable entities may agree; (c) the filing of appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state law; and (d) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions. In each case in which the surviving, resulting, or acquiring corporation in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting, or acquiring corporation will perform the obligations of the applicable Reorganized Debtor pursuant to the Amended Modified Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor, except as provided in any contract, instrument, or other agreement or document effecting a disposition to such surviving, resulting, or acquiring corporation, which may provide that another Reorganized Debtor will perform such obligations.

         11.      SCOPE OF REQUESTED LIMITED SUBSTANTIVE CONSOLIDATION

         Substantive consolidation is an equitable remedy that courts may apply in chapter 11 cases involving affiliated debtors. As contrasted with procedural consolidation, substantive consolidation may affect the substantive rights and obligations of creditors and debtors, depending upon the nature of the requested consolidation. Substantive consolidation may, but does not necessarily, involve the pooling and merging of assets and liabilities of the affected debtors. Substantive consolidation does not necessarily change the substantive rights and obligations of creditors and debtors, nor does it necessarily involve the pooling and merging of assets.

         The Amended Modified Plan is premised upon the limited substantive consolidation of the Debtors solely for purposes of actions associated with the confirmation and consummation of the Amended Modified Plan, including but not limited to voting, confirmation and distribution. The Amended Modified

Plan does not contemplate that this limited substantive consolidation will affect any substantive rights or obligations of any of their creditors. Indeed, the Debtors believe that the recoveries of creditors under the Amended Modified Plan will not be harmed by whether limited substantive consolidation occurs. Limited substantive consolidation will, on the other hand, permit their creditors to more clearly understand the economic and legal implications of the choices facing them. Limited Substantive Consolidation will also save the Debtors certain administrative costs by permitting them to solicit votes on a single Amended Modified Plan instead of separately soliciting votes on Amended Modified Plan acceptance for each of the 21 Debtors. If the requested scope of substantive consolidation is not granted, the Debtors would be forced to divide each of the eight classes provided for by the Amended Modified Plan into as many as 168 subclasses.

         The Debtors believe that such a result would confuse creditors and stockholders without adding to their ability to decide whether to accept or reject the Amended Modified Plan. Furthermore, a failure to grant the requested scope of substantive consolidation could result in a substantial tax liability in the event that the Amended Modified Plan was confirmed and such confirmation resulted in deconsolidation of the Polymer consolidated group for federal, state and non-U.S. tax purposes. Deconsolidation of the Polymer consolidated group could occur if the Debtor's ownership of each of the Debtors other than Polymer were to fall below 80%. Potential sources of tax liability could include triggering deferred intercompany items and excess loss accounts. These consequences are distinct from, and in addition to, tax consequences that could arise from any cancellation-of-indebtedness income that may arise upon Amended Modified Plan confirmation. The Debtors and their non-filing foreign affiliates could likewise be exposed to materially unfavorable tax treatment under non-U.S. tax regimes if such deconsolidation were to occur.

         The Amended Modified Plan also does not contemplate the merger or dissolution of any Debtor entity or the transfer or commingling of any asset of any Debtor, except that, on the Effective Date, distributions on account of Intercompany Claims shall be made in the ordinary course of business following the Effective Date. Such limited substantive consolidation (other than for purposes related to the Amended Modified Plan) shall not effect (other than for Plan voting, treatment, and/or distribution purposes) (i) the legal and corporate structures of the Reorganized Debtors, subject to the right of the Debtors or Reorganized Debtors to effect Restructuring Transactions as provided in Article V.J of the Amended Modified Plan, (ii) New Polymer equity interests in Subsidiaries, or (iii) the various pre- and post-Petition Date guarantees of the Prepetition Credit Facility or Exit Facility as the case may be, and New Polymer Notes that are required to be maintained (x) in connection with executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been or will be assumed, or (y) pursuant to the Amended Modified Plan.

         On July 2, 2002, the Debtors Filed a motion with the Court requesting limited substantive consolidation of the Debtors and their estates solely for the limited purpose of actions associated with confirmation and consummation of the Prearranged Plan (the "Substantive Consolidation Motion"). On July 17, 2002, the U.S. Trustee Filed an objection to the Debtors' Substantive Consolidation Motion. On July 18, 2002, the Committee also Filed an objection to the Debtors' Substantive Consolidation Motion. After a hearing on July 24, 2002, the Court entered an order on July 26, 2002, denying the Debtors' Consolidation Motion without prejudice.

         The Amended Modified Plan shall serve as a motion seeking entry of an order substantively consolidating the Chapter 11 Cases for the limited purposes described herein. Unless an objection to substantive consolidation is made in writing by any creditor affected by the Amended Modified Plan as herein provided on or before five (5) days prior to the date that is fixed by the Court as the last date on which acceptances to the Amended Modified Plan may be received, or such other date as may be fixed by the Court, the substantive consolidation order (which may be the Confirmation Order) may be entered by the Court. In the event any such objections are timely Filed, a hearing with respect thereto shall be scheduled by the Court, which hearing may, but need not, coincide with the Confirmation Hearing.

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G.       TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         1.       ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         A list of executory contracts and unexpired leases that the Debtors wish to reject is attached to the Amended Modified Disclosure Statement as EXHIBIT F. There are currently no such contracts and leases are listed on Exhibit F. These executory contracts and unexpired leases shall be deemed rejected by the Debtors on the Effective Date and the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of these rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. The Debtors may, in the future, identify additional executory contracts and unexpired leases that they may wish to reject and reserve the right to seek such rejections prior to the Effective Date.

         In a separate stipulation and agreed order (the "JCI Order") Filed in these Chapter 11 Cases, the Debtors agreed to modify and assume three existing supply contracts with Johnson Controls, Inc. ("JCI"), one of the Debtors' customers.(17)

         By a separate motion, the Debtors intend to either assume or reject the GK/Ives Contract on or prior to 15 days prior to the Confirmation Hearing to the extent that the GK/Ives Contract is an executory contract.

         Any executory contracts or unexpired leases that (i) have not expired by their own terms on or prior to the Effective Date, (ii) have not been assumed, assumed and assigned or rejected prior to the Effective Date, (iii) have not been rejected pursuant to the terms of the Amended Modified Plan, or
(iv) are not the subject of a motion to reject pending as of the Effective Date, shall be deemed assumed by the Debtors on the Effective Date, and the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

         2.       REJECTION CLAIMS; CURE OF DEFAULT

         If the rejection of an executory contract or unexpired lease results in damages to the other party or parties to such contract or lease, any claim for such damages, if not heretofore evidenced by a Filed Proof of Claim, shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors, or their properties, successors or assigns, unless a Proof of Claim is Filed and served upon counsel for the Debtors on or before thirty (30) days after the later to occur of (i) the Confirmation Date, and (ii) the date of entry of an order by the Bankruptcy Court authorizing rejection of a particular executory contract or unexpired lease.

         The Debtors believe that no cure payments pursuant to section 365(b)(1) of the Bankruptcy Code need to be made on any of the executory contracts and unexpired leases that they are assuming under the Amended Modified Plan because the Debtors are current on all of their post petition obligations with respect to those contracts and leases and all prepetition obligations will have been satisfied under the Amended Modified Plan. If, however, a counterparty to any such executory contract or unexpired lease believes that cure payments are due pursuant to section 365(b)(1) of the Bankruptcy Code, or that there is a dispute regarding the ability of the Reorganized Debtors to provide "adequate assurance of future performance" within the meaning of the Bankruptcy Code under the contract or lease to be assumed, or there is a dispute with regard to any other matters pertaining to the assumption or the cure payments required by section 365(b)(1) of the Bankruptcy Code, such counterparty must File an objection to the assumption of its executory contract or unexpired lease by the Debtors not later than ten (10) days prior to the Confirmation Date. The Bankruptcy Court shall have and exercise jurisdiction over each such objection and each such objection shall be resolved by a Final Order. The effective date of the assumption of an executory contract or unexpired lease subject to such objection shall be determined by such Final Order.

----------

(17) On July 16, 2002, JCI Filed an objection to the Debtors' disclosure statement for the Prearranged Plan. Pursuant to the JCI Order and a letter submitted to the Bankruptcy Court by JCI's counsel, JCI withdrew its objection.

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         3.       INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

         Pursuant to the Amended Modified Plan, the Reorganized Debtors shall assume the obligations of the Debtors, if any, to indemnify and reimburse the D&O Releasees, which are defined by the Amended Modified Plan to include all past and present directors, the present Management and Professionals of the Debtors and their Affiliates, in each case in their capacity as such, against and for any obligations incurred pursuant to articles of incorporation, codes of regulations, by-laws, applicable law or specific agreements, or any combination of the foregoing.

H.       ACCEPTANCE OR REJECTION OF THE AMENDED MODIFIED PLAN

         1.       VOTING CLASSES

         Subject to Article IV.C and IV.D of the Amended Modified Plan, Claim and Equity Interest Holders in each Impaired Class of Claims or Equity Interests are entitled to vote as a class to accept or reject the Amended Modified Plan.

         Each Holder of an Allowed Claim or Equity Interest in Classes 2, 4 and 6 shall be entitled to vote to accept or reject the Amended Modified Plan.

         2.       ACCEPTANCE BY IMPAIRED CLASSES

         An Impaired Class of Claims shall be deemed to have accepted the Amended Modified Plan if: (a) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Amended Modified Plan; and (b) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Amended Modified Plan. An Impaired Class of Equity Interests shall be deemed to have accepted the Amended Modified Plan if the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Interests actually voting in such Class have voted to accept the Amended Modified Plan.

         3.       PRESUMED ACCEPTANCE OF THE AMENDED MODIFIED PLAN

         Classes 1, 3, 5 and 7 are Unimpaired Claims under the Amended Modified Plan, and, therefore, are presumed to have accepted the Amended Modified Plan pursuant to section 1126(f) of the Bankruptcy Code.

         4.       PRESUMED REJECTION OF THE AMENDED MODIFIED PLAN

         Class 8 is Impaired under the Amended Modified Plan. Holders of Class 8 Allowed Claims will not receive any distribution under the Amended Modified Plan. Accordingly, Class 8 is deemed to have rejected the Amended Modified Plan.

         5.       NON-CONSENSUAL CONFIRMATION

         To the extent that any Impaired Class rejects the Amended Modified Plan or is deemed to have rejected the Amended Modified Plan, the Debtors will request confirmation of the Amended Modified Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke or withdraw the Amended Modified Plan or any Amended Modified Plan Exhibit or Schedule, including to amend or modify it to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

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I.       CONFIRMATION AND EFFECTIVENESS OF THE AMENDED MODIFIED PLAN

         1.       CONDITIONS PRECEDENT TO CONFIRMATION

         It shall be a condition precedent to the Confirmation of the Amended Modified Plan that the following conditions shall have been satisfied or waived pursuant to Article IX.D of the Amended Modified Plan:

                  a. The Clerk of the Bankruptcy Court shall have entered an order granting approval to the Amended Modified Disclosure Statement and finding that it contains adequate information pursuant to section 1125 of the Bankruptcy Code and such order shall have become a Final Order; and

                  b. The Substantive Consolidation Order and the Confirmation Order in form and substance acceptable to the Debtors and GOF shall have been signed by the Bankruptcy Court and duly entered on the docket for the Chapter 11 Cases by the Clerk of the Bankruptcy Court; and

         2.       CONDITIONS PRECEDENT TO CONSUMMATION

         It shall be a condition to the Consummation of the Amended Modified Plan that the following conditions shall have been satisfied or waived pursuant to the provisions contained herein:

                  a. The Confirmation Order and the Substantive Consolidation Order shall be Final Order(s);

                  b. The closing of the Exit Revolving Credit Facility and the Restructured Facilities shall have occurred;

                  c. The New Investment shall have been made by the Participating Allowed Class 4 Claim Holders;

                  d. The Senior Lenders shall have received the Senior Lender Paydown, the Chicopee Sale Proceeds (PROVIDED, that the Chicopee Sale shall have closed prior to the Effective Date), and the Senior Lender Closing Prepayment as contemplated by the Bank Term Sheet; and

                  e. GOF shall have issued, or caused the issuance, of the Exit Letters of Credit for the benefit of the Postpetition Agent.

         3.       CONDITIONS PRECEDENT TO CLOSING OF NEW INVESTMENT

         It shall be a condition to the closing of the New Investment and GOF's obligations as a standby purchaser that the following conditions, among others, shall have been satisfied or waived by GOF:

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         a.       The closing of the Exit Revolving Credit Facility and the
Restructured Facilities shall have occurred in accordance with the Amended Modified Plan.

         b. GOF shall not have given Polymer written notice that GOF, in its sole discretion, has determined that the results of its environmental diligence review were not reasonably satisfactory.

         c. The Debtors, GOF or New Polymer, as the case may be, shall have obtained all governmental consents and made all governmental filings required or reasonably advisable in connection with the transactions contemplated by the Amended Modified Plan (including without limitation, any consents and filings required or reasonably advisable pursuant to the Hart-Scott-Rodino Antitrust Act (the "HSR Act"), any applicable foreign antitrust law or regulation, and the New Jersey Industrial Site Recovery Act) prior to the applicable deadlines, filing periods or other timeframes associated with such consents and filings, and the applicable waiting period under the HSR Act or any applicable foreign antitrust law or regulation, if any, shall have expired or been terminated.

         d. New Polymer's Certificate of Incorporation shall have been duly amended to reflect the changes set forth in the Amended Modified Plan.

         e. New Polymer's Bylaws shall have been amended to reflect the changes set forth in the Amended Modified Plan.

         f. Polymer's Shareholder Rights Plan shall have been rejected pursuant to a Filed order, which order may be the order confirming the Modified Plan.

         g. The Organizational Documents of each Reorganized Debtor and their direct or indirect subsidiaries shall be duly modified to reflect changes set forth in the Amended Modified Plan.

         h. On or before the Confirmation Date, Zucker and Boyd shall execute and deliver a letter in the form of Exhibit L and Exhibit M, respectively, to this Amended Modified Disclosure Statement, unless this condition is waived in writing by GOF.

         4.       WAIVER OF CONDITIONS PRECEDENT

         To the extent legally permissible, each of the conditions precedent set forth in Articles IX.A and IX.B of the Amended Modified Plan may be waived, in whole or in part, by the Debtors with the consent of GOF, the Prepetition Agent, the Postpetition Agent and the Committee. Any such waiver of a condition precedent may be effected at any time, without notice or leave or order of the Bankruptcy Court and without any formal action.

         5.       EFFECT OF NON-OCCURRENCE OF CONSUMMATION

         If the Confirmation Order is vacated, the Amended Modified Plan shall be null and void in all respects and nothing contained in the Amended Modified Plan or this Amended Modified Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors; (2) prejudice in any manner the rights of the Debtors; or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtors in any respect.

J.       EFFECT OF PLAN CONFIRMATION

         1.       CERTAIN MUTUAL RELEASES

         EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN, ON AND AFTER THE EFFECTIVE DATE, THE RELEASEES, FOR GOOD AND VALUABLE CONSIDERATION, INCLUDING, BUT NOT LIMITED TO, THE COMMITMENT, OBLIGATION AND SERVICE OF EACH OF THE AFOREMENTIONED INDIVIDUALS AND ENTITIES TO FACILITATE THE EXPEDITIOUS REORGANIZATION OF THE DEBTORS AND THE IMPLEMENTATION OF THE RESTRUCTURING CONTEMPLATED BY THE AMENDED MODIFIED PLAN, SHALL AUTOMATICALLY BE DEEMED TO HAVE RELEASED ONE ANOTHER UNCONDITIONALLY AND FOREVER FROM ANY AND ALL CLAIMS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, CAUSES OF ACTION, REMEDIES AND LIABILITIES WHATSOEVER,

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WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED,
KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE, THAT ANY OF THE FOREGOING PERSONS OR ENTITIES WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT (IN THEIR OWN RIGHT, WHETHER INDIVIDUALLY OR COLLECTIVELY, OR ON BEHALF OF THE HOLDER OF ANY CLAIM OR EQUITY INTEREST OR OTHER PERSON OR ENTITY), BASED IN WHOLE OR IN PART UPON ANY ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE, RELATING IN ANY WAY TO THE DEBTORS, THE REORGANIZED DEBTORS, THE CHAPTER 11 CASES, THE AMENDED MODIFIED PLAN, THIS AMENDED MODIFIED DISCLOSURE STATEMENT, OR ANY RELATED AGREEMENTS, INSTRUMENTS OR OTHER DOCUMENTS, EXCEPT FOR
(i) CLAIMS ARISING UNDER THE AMENDED MODIFIED PLAN AND (ii) ANY INTENTIONAL ACTS OF THE D&O RELEASEES, GOF, THE COMMITTEE AND ITS COMMITTEE MEMBERS WHICH CONSTITUTE FRAUD AND, WHEN THE PARTY BRINGING THE CAUSE OF ACTION (OR ITS RESPECTIVE EMPLOYEES, AGENTS OR ADVISORS) DID NOT HAVE ACTUAL KNOWLEDGE OF SUCH INTENTIONAL ACTS (OR THE SUBSTANCE OF SUCH ACTS) AS OF THE EFFECTIVE DATE; PROVIDED, HOWEVER, WITH RESPECT TO ANY INTENTIONAL ACTS WHICH CONSTITUTE FRAUD, THE KNOWLEDGE OF FORMER AND EXISTING OFFICERS AND DIRECTORS OF POLYMER OR ANY OF ITS DEBTOR AFFILIATES SHALL NOT BE IMPUTED TO POLYMER OR NEW POLYMER (BEFORE OR AFTER THE EFFECTIVE DATE). WITH RESPECT TO ANY CLAIM BROUGHT BY THE REORGANIZED DEBTORS IN THE NATURE OF A DERIVATIVE CLAIM OR OTHERWISE (x) IF THE ACTION IS INITIATED BY NON-GOF HOLDERS, DIRECTLY OR INDIRECTLY, THE ACTUAL KNOWLEDGE OF THE COMMITTEE MEMBERS OR OF THEIR AND THE COMMITTEE'S EMPLOYEES, AGENTS OR ADVISORS WHO HAVE PROVIDED ADVICE IN THE CHAPTER 11 CASES SHALL DETERMINE WHETHER OR NOT THE DEBTORS OR THE REORGANIZED DEBTORS HAD ACTUAL KNOWLEDGE OF THE INTENTIONAL ACTS AS OF THE EFFECTIVE DATE; AND (y) IF THE ACTION IS INITIATED BY GOF, DIRECTLY OR INDIRECTLY, THE ACTUAL KNOWLEDGE OF GOF OR ITS EMPLOYEES, AGENTS OR ADVISORS SHALL DETERMINE WHETHER OR NOT THE DEBTORS OR THE REORGANIZED DEBTORS HAD ACTUAL KNOWLEDGE OF THE INTENTIONAL ACTS AS OF THE EFFECTIVE DATE, PROVIDED, HOWEVER, THAT THE APPROVAL OF THE NEW POLYMER BOARD OF DIRECTORS OF AN ACTION PRIMARILY INITIATED BY THE NON-GOF HOLDERS OR NON-GOF BOARD MEMBERS SHALL NOT CHANGE THE DETERMINATION OF ACTUAL KNOWLEDGE. GOF AND EACH COMMITTEE MEMBER, AFTER INQUIRY OF ITS EMPLOYEES, AGENTS AND ADVISORS WHO HAVE PROVIDED ADVICE IN THE CHAPTER 11 CASES, ACKNOWLEDGES AND AGREES THAT EITHER (i) IT HAS NO ACTUAL KNOWLEDGE OF ANY INTENTIONAL ACTS WHICH CONSTITUTE FRAUD, OR COULD REASONABLY FORM THE BASIS FOR A CLAIM THAT SUCH ACTS CONSTITUTE FRAUD, AS OF THE DATE HEREOF OR (ii) TO THE EXTENT THAT EITHER GOF OR ANY COMMITTEE MEMBER MAY HAVE ANY ACTUAL KNOWLEDGE OF ANY SUCH INTENTIONAL ACTS WHICH CONSTITUTE FRAUD, OR COULD REASONABLY FORM THE BASIS FOR A CLAIM THAT SUCH ACTS CONSTITUTE FRAUD, AS OF THE DATE HEREOF, GOF OR THE APPLICABLE COMMITTEE MEMBER, AS THE CASE MAY BE, AGREES THAT ANY CLAIMS BASED ON SUCH KNOWLEDGE WILL BE RELEASED ON THE EFFECTIVE DATE. NOTWITHSTANDING THE FOREGOING, D&O RELEASEES SHALL NOT BE RELEASED OR DISCHARGED FROM CONTRACTUAL OBLIGATIONS TO THE DEBTORS OR REORGANIZED DEBTORS WITH RESPECT TO EMPLOYMENT AND OTHER AGREEMENTS ASSUMED PURSUANT TO THE MODIFIED PLAN OR OTHERWISE.

         2.       LIMITED RELEASES BY HOLDERS OF EQUITY INTERESTS AND CLAIMS

         ON AND AFTER THE EFFECTIVE DATE, EACH HOLDER OF A CLAIM OR EQUITY INTEREST WHO IS VOTING ON THE AMENDED MODIFIED PLAN SHOULD MAKE AN ELECTION ON THEIR BALLOT TO EITHER AGREE OR NOT AGREE TO THE RELEASES DESCRIBED IN ARTICLE X.B OF THE AMENDED MODIFIED PLAN. ANY HOLDER OF A CLAIM OR EQUITY INTEREST IN CLASS 4 OR 6 THAT DOES NOT MAKE AN ELECTION WILL BE DEEMED TO NOT AGREE TO THE RELEASES. HOLDERS OF A CLASS CLAIM 8, WHO ARE DEEMED TO HAVE REJECTED THE AMENDED MODIFIED PLAN, SHALL BE DEEMED TO HAVE NOT AGREED TO THE RELEASES. HOLDERS OF CLASS 1, 3, 5 OR 7 CLAIMS (WHO ARE DEEMED TO HAVE ACCEPTED THE AMENDED MODIFIED PLAN PURSUANT TO SECTION 1126 OF THE BANKRUPTCY CODE) ALSO SHALL BE DEEMED NOT TO HAVE AGREED TO THE RELEASES. THIS RELEASE DOES NOT APPLY TO HOLDERS OF CLASS 2 CLAIMS.

         THE RELEASE DESCRIBED IN THIS ARTICLE X.B UNCONDITIONALLY RELEASES THE RELEASEES FROM ANY AND ALL CLAIMS (AS DEFINED IN SECTION 101(5) OF THE BANKRUPTCY CODE), OBLIGATIONS, RIGHTS, SUITS, DAMAGES, CAUSES OF ACTION, REMEDIES AND LIABILITIES WHATSOEVER, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE, THAT SUCH PERSON OR ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT (WHETHER INDIVIDUALLY OR COLLECTIVELY), BASED IN WHOLE OR IN PART UPON ANY ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE IN ANY WAY RELATING OR PERTAINING TO THE DEBTORS OR THE REORGANIZED DEBTORS, THE DEBTORS' CHAPTER 11 CASES, OR THE NEGOTIATION, FORMULATION AND PREPARATION OF THE AMENDED MODIFIED PLAN OR ANY RELATED AGREEMENTS, INSTRUMENTS OR OTHER DOCUMENTS.

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         3.       PRESERVATION OF CAUSES OF ACTION

         The Debtors are currently investigating whether to pursue potential Causes of Action against certain Persons or Entities. The investigation has not been completed to date, and subject to the Releases granted in Article X of the Amended Modified Plan, the Reorganized Debtors shall retain all rights on behalf of the Debtors to commence and pursue any and all Causes of Action (under any theory of law, including, without limitation, the Bankruptcy Code, and in any court or other tribunal including, without limitation, in an adversary proceeding Filed in the Chapter 11 Cases) discovered in such an investigation to the extent the Reorganized Debtors deem appropriate. Potential Causes of Action currently being investigated by the Debtors, which may but need not be pursued by the Debtors prior to the Effective Date and by the Reorganized Debtors after the Effective Date to the extent warranted include, without limitation, (i) a list of potential Claims and Causes of Action that will be set forth in the Amended Modified Plan Supplement to the extent determined as of the date thereof and (ii) Preference Actions that will be set forth in the Amended Modified Plan Supplement to the extent determined as of the date thereof:

                  (i) Any other Causes of Action, whether legal, equitable or statutory in nature, arising out of, or in connection with the Debtor's businesses or operations, including, without limitation, the following: possible claims against vendors, landlords, sublessees, assignees, customers or suppliers for warranty, indemnity, back charge/set-off issues, overpayment or duplicate payment issues and collections/accounts receivables matters; deposits or other amounts owed by any creditor, lessor, utility, supplier, vendor, landlord, sublessee, assignee, or other entity; employee, management or operational matters; claims against landlords, sublessees and assignees arising from the various leases, subleases and assignment agreements relating thereto, including, without limitation, claims for overcharges relating to taxes, common area maintenance and other similar charges; financial reporting; environmental, and product liability matters; actions against insurance carriers relating to coverage, indemnity or other matters; counterclaims and defenses relating to notes or other obligations; contract or tort claims which may exist or subsequently arise;

                  (ii) Any and all avoidance actions pursuant to any applicable section of the Bankruptcy Code, including, without limitation sections 544, 545, 547, 548, 549, 550, 551, 553(b) and/or
         724(a) of the Bankruptcy Code, arising from any transaction involving or concerning any of the Debtors;(18) and

                  (iii) Any and all Causes of Action listed in the Schedule of Causes of Action set forth in the Amended Modified Plan Supplement.

         In addition, there may be numerous other Causes of Action which currently exist or may subsequently arise that are not set forth herein, in the Cause of Action Summary or in the List of Retained Causes of Action, because the facts upon which such Causes of Action are based are not currently or fully known by the Debtors and, as a result, can not be raised during the pendency of the Chapter 11 Cases (collectively, the "Unknown Causes of Action"). The failure to list any such Unknown Cause of Action herein, or in the Cause of Action Summary or the List of Retained Causes of Action, is not intended to limit the rights of the Reorganized Debtors to pursue any Unknown Cause of Action to the extent the facts underlying such Unknown Cause of Action subsequently become fully known to the Debtors.

         Unless Causes of Action against a Person or Entity are expressly waived, relinquished, released, compromised or settled in the Amended Modified Plan or any Final Order, the Debtors expressly reserve all Causes of Action and Unknown Causes of Action, including the Causes of Action described herein and in the Causes of Action Summary and the List of Retained Causes of Action, as well as any other Causes of Action or Unknown Causes of Action, for later adjudication and therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches shall apply to such Causes of Action upon

----------

(18) The Debtors have not yet analyzed the projected realizable value from the recovery of any preferential or otherwise avoidable transfers.

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or after the confirmation or consummation of the Amended Modified Plan. In addition, the Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which the Debtors are a defendant or an interested party, including the lawsuits described in Article XII.D of the Amended Modified Disclosure Statement, against any Person, including, without limitation, the plaintiffs and co-defendants in such lawsuits.

         Except as otherwise provided in the Amended Modified Plan or in any contract, instrument, release, Indenture or other agreement entered into in connection with the Amended Modified Plan, in accordance with Section 1123(b)(3) of the Bankruptcy Code, any Claims, rights, and Causes of Action that the respective Debtors, Estates, or Post-Confirmation Estates may hold against any Person or Entity, including but not limited to those Causes of Action listed in
Article IX.D of the Amended Modified Disclosure Statement, shall vest in the Reorganized Debtors, and the Reorganized Debtors shall retain and may exclusively enforce, as the authorized representatives of the respective Estates and Post-Confirmation Estates, any and all such Claims, rights, or Causes of Action. The Reorganized Debtors may pursue any and all such Claims, rights, or Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. Subject to Article VIII.A of the Plan, the Reorganized Debtors shall have the exclusive right, authority, and discretion to institute, prosecute, abandon, settle, or compromise any and all such Claims, rights, and Causes of Action without the consent or approval of any third party and without any further order of Bankruptcy Court.

         The Debtors specifically waive any and all Claims, rights and Causes of Action accruing prior to the Confirmation Date that they or their respective estates may have against the Senior Lenders, Prepetition Agent, GOF, CSFB Global Opportunities Advisers LLC, MatlinPatterson Global Advisers L.L.C. and the Committee.

         4.       EXCULPATION

         The Releasees shall neither have nor incur any liability to any Person or Entity for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, administration, Confirmation or Consummation of the Amended Modified Plan, the Amended Modified Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Amended Modified Plan (except for any obligations arising in the ordinary course of business), or any other act taken or omitted to be taken in connection with the Chapter 11 Cases; PROVIDED, HOWEVER, that the provisions of Article X.D of the Amended Modified Plan shall have no effect on the liability of any Person or Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct.

         5.       INJUNCTION

         FROM AND AFTER THE EFFECTIVE DATE, ALL PERSONS AND ENTITIES ARE PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING IN ANY MANNER, ANY SUIT, ACTION OR OTHER PROCEEDING, ON ACCOUNT OF OR RESPECTING ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, CAUSE OF ACTION, INTEREST OR REMEDY RELEASED OR TO BE RELEASED PURSUANT TO ARTICLE X OF THE AMENDED MODIFIED PLAN.

         6.       DISCHARGE OF CLAIMS AND TERMINATION OF EQUITY INTERESTS

         Except as otherwise provided in the Amended Modified Plan, (a) the rights afforded in the Amended Modified Plan and the treatment of all Claims and Equity Interests therein, shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors and the Debtors-in-Possession, or any of their assets or properties, (b) on the Effective Date, all such Claims against, and Equity Interests in the Debtors shall be satisfied, discharged and released in full and
(c) all Persons and Entities shall be precluded from asserting against the Reorganized Debtors, their successors or their assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

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K.       SUMMARY OF OTHER PROVISIONS OF THE AMENDED MODIFIED PLAN

         1.       RETENTION OF JURISDICTION

         Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases after the Effective Date as is legally permissible, including without limitation, jurisdiction to:

                  a. allow, disallow, determine, liquidate, classify, estimate or establish the priority of secured or unsecured status of any Claim, including the resolution of any request for payment of any Administrative Expense Claim and the resolution of any and all objections to the allowance or priority of Claims;

                  b. grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Amended Modified Plan, for periods ending on or before the Confirmation Date;

                  c. resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which any of the Debtors is a party or with respect to which any of the Debtors may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

                  d. ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Amended Modified Plan, including without limitation ruling on any motion Filed pursuant to Article VIII of the Amended Modified Plan and resolving any disputes concerning any distributions contemplated in or relating to Article VII of the Amended Modified Plan;

                  e. decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

                  f. enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Amended Modified Plan and all contracts, instruments, releases, Indentures and other agreements or documents created in connection with the Amended Modified Plan or the Amended Modified Disclosure Statement;

                  g. resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the Amended Modified Plan or any Person's or Entity's obligations incurred in connection with the Amended Modified Plan;

                  h. issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with the Consummation or enforcement of the Amended Modified Plan, except as otherwise provided herein;

                  i. resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in
Article X of the Amended Modified Plan and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions;

                  j. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

                  k. determine any other matters that may arise in connection with or relate to the Amended Modified Plan, the Confirmation Order or any contract, instrument, release, Indenture or other agreement or document created in connection with the Amended Modified Plan or this Amended Modified Disclosure Statement; and

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                  l.       enter an order and/or final decree closing the
Chapter 11 Cases.

         2.       EXEMPTION FROM CERTAIN TRANSFER TAXES

         Pursuant to section 1146(c) of the Bankruptcy Code, under the Amended Modified Plan, (1) the issuance, distribution, transfer, or exchange of any debt, Equity Security or other interest in the Debtors or Reorganized Debtors;
(2) the creation, modification, consolidation or recording of any mortgage, deed or trust, or other security interest, or the securing of additional indebtedness by such or other means (whether (a) in connection with the issuance and distribution of any debt, Equity Security, or other interest in the Debtors or Reorganized Debtors, (b) the Exit Revolving Credit Facility, or (c) otherwise in furtherance of, or in connection with, the Amended Modified Plan); (3) the making, assignment, or recording of any lease or sublease; or (4) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Amended Modified Plan, including any deeds, bills of sale, assignments or other instruments of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Amended Modified Plan, shall not be subject to any document recording tax, mortgage recording tax, stamp tax, or similar tax or government assessment, and the appropriate state or local government official or agent shall be directed by the Bankruptcy Court to forego the collection of any such tax or government assessment and to accept for filing and recording any of the foregoing instruments or other documents without the payment of any such tax or government assessment.

         3.       EFFECTUATING DOCUMENTS, FURTHER TRANSACTIONS AND CORPORATE
                  ACTION

         Each of the Debtors and the Reorganized Debtors are authorized to execute, deliver, File or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Amended Modified Plan and the notes and securities issued pursuant to the Amended Modified Plan.

         Prior to, on or after the Effective Date (as appropriate), all matters provided for under the Amended Modified Plan that would otherwise require approval of the shareholders or directors of the Debtors or the Reorganized Debtors shall be deemed to have occurred and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to the applicable general corporation law of each state in which the respective Debtors or Reorganized Debtors are organized without any requirement of further action by the shareholders or directors of the Debtors or the Reorganized Debtors.

         4. APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS TO THE NEW SECURITIES TO BE DISTRIBUTED UNDER THE AMENDED MODIFIED PLAN

         The Debtors are relying on an exemption from registration under the Securities Act and other applicable provisions of applicable state securities or "blue sky" laws with respect to the offer of the New Polymer Notes, New Polymer Common Stock and Warrants (collectively, the "NEW SECURITIES") to Holders of Claims and Equity Interests pursuant to the Amended Modified Plan.

         With respect to the issuance of the New Securities (other than the shares of New Polymer Common Stock received upon exercise of the Warrants), the Debtors intend to rely upon the exemption from the registration requirements of the Securities Act provided by section 1145(a)(1) of the Bankruptcy Code. Generally, section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities pursuant to a plan of reorganization from the registration requirements of the Securities Act if the following conditions are satisfied:
(i) the securities are issued by a debtor (or its affiliate or successor) under a plan of reorganization; (ii) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against, the debtor, and (iii) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor, or are issued "principally" in such exchange and "partly" for cash or property. The Debtors believe that the exchange of the New Securities other than the shares of New Polymer Common Stock received upon exercise of the Warrants for the respective Claims and Equity Interests (as provided in the Amended Modified Plan) will satisfy such requirements.

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         With respect to the issuance of the Warrants, shares of New Polymer
Common Stock received upon exercise of such Warrants and shares of New Polymer Common Stock received upon conversion of the Convertible Notes, the Debtors intend to rely upon the exemption provided by section 1145(a)(2) of the Bankruptcy Code which also exempts "the offer of a security through any warrant...or conversion privilege that was sold in the manner specified in section 1145(a)(1), or the sale of a security upon exercise of such a warrant...or privilege." However, sections 1145(a)(1) and (a)(2) of the Bankruptcy Code do not provide an exemption from qualification under the Trust Indenture Act. Therefore, while the issuance of New Polymer Notes is exempt from registration under the Securities Act (and of equivalent state securities or "blue sky" laws), the New Polymer Notes will be qualified under the Trust Indenture Act.

         The New Securities (including the shares of New Polymer Common Stock to be received upon exercise of the Warrants and the shares of New Polymer Common Stock received upon conversion of the Convertible Notes) issued to Holders of Claims or Equity Interests pursuant to the Amended Modified Plan may be resold by such Holders without restriction unless, as more fully described below, any such Holder is deemed to be an "underwriter" with respect to such securities, as defined in section 1145(b)(1) of the Bankruptcy Code. Generally, Section 1145(b)(1) of the Bankruptcy Code defines an "underwriter" as any person who (i) purchases a claim against, or interest in, the debtor in a bankruptcy case, with a view towards the distribution of any security to be received in exchange for such claim or interest, (ii) offers to sell securities issued under a bankruptcy plan on behalf of the holders of such securities, (iii) offers to buy securities issued under a bankruptcy plan from persons receiving such securities, if the offer to buy is made with a view towards distribution of such securities, or
(iv) is an "issuer," as such term is defined in section 2(11) of the Securities Act.

         The reference contained in section 1145(b)(1)(D) of the Bankruptcy Code to section 2(11) of the Securities Act would include as "underwriters" all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. "Control" (as such term is defined in Rule 405 of Regulation C under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract or otherwise. Accordingly, an officer or director of a reorganized debtor (or its affiliate or successor) under a plan of reorganization may be deemed to "control" such debtor (and therefore be an underwriter for purposes of section 1145), particularly if such management position is coupled with the ownership of a significant percentage of the debtor's (or affiliate's or successor's) voting securities. In addition, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor with at least 10% of the securities of a debtor could be deemed a "control" person.

         Rule 144A, promulgated under the Securities act, provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for resales to certain "qualified institutional buyers" of securities which are "restricted securities" within the meaning of the Securities Act, irrespective of whether the seller of such securities purchased its securities with a view towards reselling such securities under the provisions of Rule 144A. Under Rule 144A, a "qualified institutional buyer" is defined to include, among other Persons, any entity which purchases securities for its own account or for the account of another qualified institutional buyer and which (in the aggregate) owns and invests on a discretionary basis at least $100 million in the securities of unaffiliated issuers. Subject to certain qualifications, Rule 144A does not exempt the offer or sale of securities which, at the time of their issuance, were securities of the same class of securities then listed on a national securities exchange (registered as such under Section 6 of the Exchange Act), or quoted in a U.S. automated inter-dealer quotation system (E.G., the National Associate of Security Dealers Automated quotation System or "NASDAQ"). New Polymer intends to make available to Holders of New Securities such financial information as may be required to enable such Holders to meet the financial information delivery requirements of Rule 144A.

         To the extent that Rule 144A is unavailable, Holders may, under certain circumstances, be able to sell their securities pursuant to the more limited safe harbor resale provisions of Rule 144 under the Securities Act. Generally, Rule 144 provides that if certain conditions are met (E.G., one-year holding period with respect to "restricted securities," volume limitations, manner of sale, availability of current information about the issuer, etc.), specified persons who (i) resell "restricted securities" or (ii) resell

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securities which are not restricted but who are "affiliates" of the issuer of the securities sought to be resold, will not be deemed to be "underwriters" as defined in section 2(11) of the Securities act. Under paragraph (k) of Rule 144, the aforementioned conditions to resale will no longer apply to restricted securities sold for the account of a Holder who is not an affiliate of New Polymer at the time of such resale and who has not been such during the three-month period next preceding such resale, so long as a period of at least two years has elapsed since the later of (i) the Effective Date and (ii) the date on which such Holder acquired his or its securities from an affiliate of New Polymer. The Securities and Exchange Commission has taken the position in no-action letters that the holding period requirement set forth in Rule 144(d) is not applicable to holders of securities issued pursuant to section 1145 of the Bankruptcy Code.

         Under section 1145(a)(4) of the Bankruptcy Code, stockbrokers are required to deliver a copy of this Amended Modified Disclosure Statement (and supplements hereto, if any, if ordered by the Bankruptcy Court) at or before the time of delivery of securities issued under the Amended Modified Plan to their customers for the first 40 days after the Effective Date. This requirement specifically applies to trading and other aftermarket transactions in such securities.

         THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATION PURPOSES. THE DEBTORS DO NOT MAKE ANY REPRESENTATIONS CONCERNING, AND DO NOT PROVIDE ANY OPINION OR ADVICE WITH RESPECT TO, THE SECURITIES LAW AND BANKRUPTCY LAW MATTERS DESCRIBED ABOVE. THE DEBTORS ENCOURAGE EACH PERSON WHO IS TO RECEIVE NEW SECURITIES PURSUANT TO THE AMENDED MODIFIED PLAN TO CONSIDER CAREFULLY AND CONSULT WITH HIS, HER OR ITS OWN LEGAL ADVISOR(S) WITH RESPECT TO SUCH (AND ANY RELATED) MATTERS, IN VIEW OF THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND EQUIVALENT STATE SECURITIES AND "BLUE SKY" LAWS TO A RECIPIENT OF NEW SECURITIES WHO MAY BE DEEMED TO BE AN "UNDERWRITER" (WITHIN THE MEANING OF BANKRUPTCY CODE
SECTION 1145(B)(1)) AND/OR AN "AFFILIATE" OF, OR A PERSON WHO EXERCISES "CONTROL" OVER, NEW POLYMER UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

         5.       TRANSFERABILITY OF SUBSCRIPTION RIGHTS

         Subject to the issuance by the U.S. Securities and Commissions' Division of Corporate Finance (the "Division of Corporate Finance") stating that it will not recommend an enforcement proceeding against the Debtors if the Subscription Rights are transferred freely without registration and Convertible Notes are issued, without registration, to transferees of Subscription Rights that are not Holders of Claims, the Subscription Rights, along with any attendant Over Subscription Rights, shall be freely transferable for a period ending forty (40) days after the Confirmation Date. In the absence of such a no-action letter from the Division of Corporate Finance on or prior to the Confirmation Date, such Subscription Rights must be transferred with the underlying Claim. The Debtors intend to seek SEC guidance as soon as reasonably practicable concerning whether such Subscription Rights are freely transferable under applicable federal securities laws.

         6.       MODIFICATION OF THE AMENDED MODIFIED PLAN

         Subject to the limitations contained herein, (1) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Amended Modified Plan prior to the entry of the Confirmation Order and (2) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as the case may be, may, upon order of the Bankruptcy Court, amend or modify the Amended Modified Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Amended Modified Plan in such manner as may be necessary to carry out the purpose and intent of the Amended Modified Plan.

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         7.       REVOCATION OF THE AMENDED MODIFIED PLAN

         The Debtors reserve the right, at any time prior to the entry of the Confirmation Order, to revoke and withdraw the Amended Modified Plan.

         8.       DISSOLUTION OF CREDITORS COMMITTEE

         On the Effective Date, the Committee shall dissolve and the Committee Members, and the Professionals retained by the Committee shall be released and discharged from all rights and duties arising from, or related to the Chapter 11 Cases.

         9.       PAYMENT OF STATUTORY FEES

         All fees payable pursuant to 28 U.S.C. Section 1930, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

         10.      RESERVATION OF RIGHTS

         Except as expressly set forth herein, the Amended Modified Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. The filing of the Amended Modified Plan, any statement or provision contained in the Amended Modified Plan, or the taking of any action by the Debtors or Debtors-in-Possession with respect to the Amended Modified Plan shall not be and shall not be deemed to be an admission or waiver of any rights of the Debtors or Debtors-in-Possession with respect to the Holders of Claims or Equity Interests.

                                       IV.
                        VOTING AND CONFIRMATION PROCEDURE

         The following briefly summarizes procedures to accept and confirm the Amended Modified Plan. Holders of Claims and Equity Interests are encouraged to review the relevant provisions of the Bankruptcy Code and/or to consult their own attorneys. The Notice accompanying this Amended Modified Disclosure Statement set forth additional information regarding voting procedures.

A.       VOTING INSTRUCTIONS

         This Amended Modified Disclosure Statement, accompanied by a Ballot to be used for voting on the Amended Modified Plan, is being distributed to Holders of Claims and Equity Interests in Classes 2, 4 and 6.(19) Debtors contend that only Holders in these Classes are entitled to vote to accept or reject the Amended Modified Plan and may do so by completing the Ballot and returning it in the envelope provided. Beneficial Holders who receive a return envelope addressed to their Nominee should allow enough time for their vote to be received by the Nominee and processed on a Master Ballot. IN LIGHT OF THE BENEFITS OF THE AMENDED MODIFIED PLAN FOR EACH CLASS OF CLAIMS AND EQUITY INTERESTS, THE DEBTORS, THE COMMITTEE AND THE SENIOR LENDERS STEERING COMMITTEE RECOMMEND THAT HOLDERS OF CLAIMS AND EQUITY INTERESTS IN EACH OF THE IMPAIRED CLASSES VOTE TO ACCEPT THE AMENDED MODIFIED PLAN AND RETURN THE BALLOT MARKED TO ACCEPT THE AMENDED MODIFIED PLAN.

         BALLOTS AND MASTER BALLOTS CAST BY HOLDERS IN CLASSES 2, 4 AND 6 MUST BE RECEIVED BY THE SOLICITATION AGENT BY THE VOTING DEADLINE.

----------

(19) Any terms in this Article IV not otherwise defined shall have the meaning ascribed to them in the Order (A) Approving Solicitation Procedures; (B) Approving the Form and Manner of Notice of the Confirmation Hearing; and (C) Scheduling the Hearing on Confirmation of the Plan of Reorganization.

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THE SOLICITATION AGENT IS:

c/o Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York  10022

THE BALLOTING AGENT IS:

Trumbull Bankruptcy Services
Griffin Center
4 Griffin Road
North Windsor, CT  06095

         IF YOU HAVE ANY QUESTIONS ON VOTING PROCEDURES, PLEASE CALL THE SOLICITATION AGENT TOLL-FREE AT 877-750-2689.

         BALLOTS ARE ACCOMPANIED BY RETURN ENVELOPES WHENEVER POSSIBLE. IF YOUR RETURN ENVELOPE IS ADDRESSED TO YOUR NOMINEE (I.E., AN INTERMEDIARY), PLEASE ALLOW ADDITIONAL TIME FOR YOUR VOTE TO BE PROCESSED BY THE NOMINEE AND VOTED ON A MASTER BALLOT. IF YOU HAVE A QUESTION CONCERNING THE VOTING PROCEDURE, CONTACT THE APPLICABLE INTERMEDIARY OR THE SOLICITATION AGENT. ANY BALLOT, OR MASTER BALLOT VOTED BY YOUR NOMINEE ON YOUR BEHALF, RECEIVED AFTER THE VOTING DEADLINE MAY NOT BE COUNTED.

FOR ALL HOLDERS:

         By signing and returning a Ballot, each Holder of a Class 2 or 4 Claim or Class 6 Equity Interest will also be certifying to the Bankruptcy Court and Debtors that, among other things,

         - the Holder has received and reviewed a copy of the Amended Modified Disclosure Statement and related Ballot and/or Master Ballot and acknowledges that the solicitation is being made pursuant to the terms and conditions set forth therein;

         - the Holder has cast the same vote on every Ballot completed by the Holder with respect to holdings of that Class of Claims or Equity Interests;

         - no other Ballots with respect to such Class of Claims or Equity Interests have been cast or, if any other Ballots have been cast with respect to such Class of Claims or Equity Interests, such earlier Ballots are thereby revoked;

         - except for information provided by Debtors in writing, and by its own agents, such Holder has not relied on any statements made or other information received from any person with respect to the Amended Modified Plan.

         By signing and returning a Ballot, each Holder of a Class 2 or Class 4 Claim or Class 6 Equity Interest also acknowledges that the securities being distributed pursuant to the Amended Modified Plan are not being distributed pursuant to a registration statement Filed with either the Securities and Exchange Commission or any securities authority outside of the United States and represents that any such securities will be acquired for its own account and not with a view to any distribution of such securities in violation of the Securities Act. It is expected that, when issued pursuant to the Amended Modified Plan, these securities will be exempt from the registration requirements of the Securities Act by virtue of section 1145 of the Bankruptcy Code and may be resold by the Holders thereof subject to the provisions of section 1145.

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B.       VOTING TABULATION

         To ensure that a vote is counted, a Beneficial Holder of a Claim or Interest must (i) complete a Ballot, (ii) indicate the Holder's decision to accept or reject the Amended Modified Plan in the boxes provided in the Ballot, and (iii) sign and timely return the Ballot to the address set forth on the enclosed prepaid envelope. The Ballot may also contain other boxes which the Holder may check to indicate its agreement, or disagreement, or choice as to certain allocations the Holder may make under the Amended Modified Plan.

         The Ballot may not be used for any purpose other than to vote to (a) accept or reject the Amended Modified Plan, (b) grant releases to the Releasees or (c) in the case of Holders of Allowed Class 4 Claims, to make certain elections (as described below). Accordingly, at the time the Ballot is transmitted, except in the case of certain Holders of Class 4 Claims, Claimants should not surrender certificates, instruments, or other documents representing or evidencing their Claims. Neither the Debtors nor the Solicitation Agent will accept delivery of any certificates or instruments surrendered together with a Ballot. The remittance of certificates, instruments, or other documents representing or evidencing their Claims for exchange pursuant to the Amended Modified Plan may only be made by a Holder and will only be accepted if such certificates, instruments or other documents (in proper form for transfer) are delivered together with a letter of transmittal that will be furnished to the beneficial Holders of Claims as provided under the Amended Modified Plan following the Confirmation of the Amended Modified Plan by the Bankruptcy Court.

         The Ballot does not constitute, and shall not be deemed to be, a Proof of Claim or an assertion or admission of a Claim. If a Claimant casts a Ballot and (a) the Claimant has not Filed a proof of Claim and is listed on the Debtors' Schedules as holding a Claim that is contingent, unliquidated or disputed or (b) the Claimant has Filed a proof of Claim and such Claim is the subject of an objection Filed before the commencement of the Confirmation Hearing, such Claimant's Ballot shall not be counted in accordance with Fed. R. Bankr. P. 3018, unless temporarily allowed by the Bankruptcy Court for voting purposes, pursuant to Fed. R. Bankr. P. 3018(a), after notice and a hearing prior to the Voting Deadline. Ballots cast by Claimants whose Claims are not listed on the Debtors' Schedules, but who timely File Proofs of Claim in unliquidated or unknown amounts that are not the subject of an objection Filed before the commencement of the Confirmation Hearing, will be counted for satisfying the numerosity requirement of section 1126(c) of the Bankruptcy Code, but will not be counted toward satisfying the aggregate dollar amount provisions of that section except that proof of claims that are denominated as unliquidated but indicate a minimum liquidated amount will be exempt from this rule and the minimum liquidated amount will be counted toward the aggregate dollar amount for voting purposes. If the Debtors File an objection to a Proof of Claim after the Voting Deadline, such Claim shall not be counted for voting purposes, unless temporarily allowed by the Bankruptcy Court for voting purposes pursuant to Fed.
R. Bankr. P. 3018(a) after notice and a hearing.

         A Holder with Claims in more than one Class may receive more than one Ballot and each such Ballot will be coded for the particular Class.

         Ballots received after the Voting Deadline in connection with the Debtors' request for Confirmation of the Amended Modified Plan may not be counted. The method of delivery of the Ballots to be sent to the Solicitation Agent is at the election and risk of each Holder of a Claim. Except as otherwise provided herein, a Ballot will be deemed delivered only when the Solicitation Agent actually receives the original executed Ballot. Instead of effecting delivery by mail, it is recommended, though not required, that the Holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. Delivery of a Ballot by facsimile, e-mail or any other electronic means will not be accepted. No Ballot should be sent to any of the Debtors, any indenture trustee, or the Debtors' financial or legal advisors. The Debtors expressly reserve the right to amend, at any time and from time to time, the terms of the Amended Modified Plan (subject to compliance with the requirements of section 1127 of the Bankruptcy Code). If the Debtors make a material change in the terms of the Amended Modified Plan or if they waive a material condition thereto, the Debtors will disseminate additional solicitation materials and will extend the solicitation, in each case to the extent required by law.

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         If multiple Ballots are received from a Holder of an Allowed Claim with respect to the same Claim prior to the Voting Deadline, the last Ballot timely received will supersede and revoke any earlier received Ballot(s). Creditors must vote all of their Allowed Claims within a particular Class either to accept or reject the Amended Modified Plan and may not split their vote.

         A Person signing a Ballot in its capacity as a trustee, executor, administrator, guardian, attorney-in-fact, officer of corporations, or otherwise acting in a fiduciary or representative capacity should indicate such capacity when signing and, unless otherwise determined by the Debtors, must submit proper evidence to so act on behalf of a Beneficial Holder.

         In the event a designation is requested under section 1126(e) of the Bankruptcy Code, the Court will determine whether any vote to accept and/or reject the Amended Modified Plan cast with respect to that claim will be counted for purposes of determining whether the Amended Modified Plan has been accepted and/or rejected.

         Any Holder of a Claim who has delivered a valid Ballot voting on the Amended Modified Plan may withdraw such vote solely in accordance with Fed. R. Bankr. P. 3018(a).

         Neither the Debtors nor any other Person or Entity will be under any duty to provide notification of defects or irregularities with respect to execution or deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification.

         The Debtors will File with the Bankruptcy Court, not less than three
(3) calendar days prior to the Confirmation Hearing, a voting report (the "Voting Report"). The Voting Report shall, among other things, delineate every Ballot that does not conform to the Voting Instructions or that contain any form of irregularity (each an "Irregular Ballot") including, but not limited to, those Ballots that are late or (in whole or in material part) illegible, unidentifiable, lacking signatures or lacking necessary information, received via facsimile or electronic mail or damaged. The Voting Report also shall indicate the Debtors intentions with regard to such Irregular Ballots.

C. SPECIAL VOTING PROCEDURES FOR HOLDERS OF THE SENIOR SUBORDINATED NOTES, DOMINION NOTES AND COMMON STOCK AND SPECIAL ELECTION PROCEDURES FOR HOLDERS OF ALLOWED CLASS 4 CLAIMS

         November 27, 2002, is the record date for determining which Holders of the Senior Subordinated Notes or Common Stock are entitled to vote on the Amended Modified Plan. The Senior Subordinated Note Indenture trustees will not vote on behalf of the Holders of Senior Subordinated Notes or Old Polymer Common Stock governed by the respective Indentures. Holders must submit their own Ballots.

         1.       BENEFICIAL HOLDERS

         Any Beneficial Holder of the Senior Subordinated Notes, Dominion Notes or Old Polymer Common Stock Equity Interests holding those notes or stock as a record Holder in its own name should vote on the Amended Modified Plan by completing and signing the enclosed Ballot and returning it directly to the Solicitation Agent in the envelope provided or, at the address set forth above, on or before the Voting Deadline. Any Beneficial Holder holding the Senior Subordinated Notes, Dominion Notes or Old Polymer Common Stock Equity Interests in "street name" through a nominee (each, a "Nominee") should vote on the Amended Modified Plan through such Nominee by following these instructions: (a) complete and sign the Ballot; and (b) return the Ballot to such Nominee or Nominees as promptly as possible in sufficient time to allow the Nominee to process the Ballot and return a master ballot or a validated beneficial owner ballot in the case of a single account (each a Master Ballot") to the Solicitation Agent by the Voting Deadline.

         If a Beneficial Holder holds the Senior Subordinated Notes, Dominion Notes or Common Stock Equity Interests through more than one Nominee, that Beneficial Holder may receive more than one Ballot. EACH SUCH BENEFICIAL HOLDER SHOULD EXECUTE A SEPARATE BALLOT FOR EACH BLOCK OF SENIOR SUBORDINATED

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NOTES, DOMINION NOTES OR OLD POLYMER COMMON STOCK THAT IT HOLDS AND RETURN THE
BALLOT TO THE APPLICABLE NOMINEE HOLDING THAT BLOCK OF THE SENIOR SUBORDINATED NOTES, DOMINION NOTES OR OLD POLYMER COMMON STOCK EQUITY INTERESTS IN RECORD NAME. A Beneficial Holder holding a portion of its Senior Subordinated Notes, Dominion Notes or Old Polymer Common Stock Equity Interests through a Nominee and another portion in its own name as the record Holder should follow the procedures described in the first sentence of the preceding paragraph to vote the portion held in its own name and use the procedures described in the second sentence of the preceding paragraph to vote the portion held by the Nominee or Nominees.

         2.       NOMINEES

         Any entity (other than a Beneficial Holder) that is the registered Holder of the Senior Subordinated Notes, Dominion Notes or Old Polymer Common Stock Equity Interests should vote on behalf of the Beneficial Holder(s) of those Senior Subordinated Notes, Dominion Notes or Old Polymer Common Stock by
(a) immediately distributing a copy of this Amended Modified Disclosure Statement and accompanying materials including the Ballots to all Beneficial Holders for which it holds the Senior Subordinated Notes, Dominion Notes or Old Polymer Common Stock Equity Interests, (b) promptly collecting all such Ballots from the Beneficial Holders, (c) compiling and validating on the Master Ballot, in accordance with the Ballots cast by those Beneficial Holders, and transmitting the Master Ballot to the Solicitation Agent, at the address set forth above, on or before the Voting Deadline. A proxy intermediary acting on behalf of a brokerage firm or bank may follow the procedures outlined in the preceding sentences to vote on behalf of a party.

         Any Ballot delivered to a Nominee by a Beneficial Holder will not be counted for purposes of accepting or rejecting the Amended Modified Plan until that Nominee properly completes and delivers to the Solicitation Agent a Master Ballot that reflects the vote of such beneficial Holder.

         3.       ELECTIONS BY CLASS 4 CLAIM HOLDERS

         ELECTION TO TAKE CLASS A OR CLASS C COMMON STOCK. Each Holder of an Allowed General Unsecured Claim shall receive, in full and complete satisfaction of each such Holder's Claim, on, or as soon as practicable after the Effective Date, its Pro Rata share of Class A Common Stock in exchange for its Allowed Claim, PROVIDED, HOWEVER, that, in the alternative, each such Holder who is a Qualified Institutional Buyer in the alternative shall elect to receive its Pro Rata share of Class C Common Stock, which such Holders may contribute to an SPE in exchange for a Pro Rata beneficial interest in the SPE and its Pro Rata share SPE Notes. The Holder of an Allowed Class 4 Claim may make only one election with respect to its Claim on its Supplemental Election Form, which election will be made after the Confirmation Date and on or before the 40th day thereafter. The failure of a Class 4 Claim Holder to make an election under the Amended Modified Plan shall be deemed an election to receive its Pro Rata share of Class A Common Stock with respect to its Allowed Claim. Each Holder of an Allowed Class 4 Claim also will be given the option to take part in the New Investment by exercising its Subscription Rights in accordance with the Supplemental Election Form.

         ELECTION TO PARTICIPATE IN NEW INVESTMENT. On the Confirmation Date, all Holders of Allowed Class 4 Claims as of the Record Date shall be deemed to have been issued Subscription Rights to purchase their Pro Rata share (determined exclusive of accrued and unpaid interest) of the Convertible Notes to be issued by New Polymer on the Effective Date. Each Subscription Right shall carry with it an Over Subscription Right, which shall attach to, and inure to the benefit of, the Beneficial Holder of the Subscription Right. Subject to applicable securities laws and the timely granting of a no-action letter by the SEC regarding such transferability, the Subscription Rights, along with any attendant Over Subscription Rights, shall be freely transferable for a period of not less than forty (40) days commencing on the Confirmation Date. To the extent that such Subscription Rights are not freely transferable under applicable securities laws or if the SEC fails to timely issue such a no-action letter on or before the Confirmation Date,

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such Subscription Rights must be transferred with the underlying Claim.(20) To purchase Convertible Notes and participate in the New Investment, Beneficial Holders of Subscription Rights (which may include the Holders of Allowed Class 4 Claims to whom such Subscription Rights are initially issued or their transferees) must exercise the Subscription Rights in the manner set forth on the Supplemental Election Form and return such Supplemental Election Form on or prior to the date which is forty (40) days after the Confirmation Date. Non-GOF Holders are not obligated to exercise their Subscription Rights, and, in the event that not all Subscription Rights are properly exercised, Participating Allowed Class 4 Claim Holders shall be entitled to exercise their Over Subscription Rights. Exercise of the Over Subscription Rights shall be in the manner set forth in the Supplemental Election Form. Participating Allowed Class 4 Claim Holders that are Non-GOF Holders are not obligated to exercise their Over Subscription Rights. GOF has committed itself to elect to exercise its Subscription Rights and its Over Subscription Rights, if any. As to all Convertible Notes allocated for purchase by the Non-GOF Holders pursuant to the Subscription Rights or the Over Subscription Rights which are not purchased by such Non-GOF Holders, GOF agrees to act as "Standby Purchaser" to ensure that all such Convertible Notes will be purchased and the issuance of such Convertible Notes results in proceeds of $50 million.

D.       THE CONFIRMATION HEARING

         Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of the Amended Modified Plan (the "Confirmation Hearing"). Section 1128(b) of the Bankruptcy Code provides that any party-in-interest may object to confirmation of the Amended Modified Plan.

         The Bankruptcy Court has scheduled the Confirmation Hearing for December 27, 2002, at 9:00 a.m. E.S.T., before the Honorable John E. Waites, United States Bankruptcy Judge, in the United States Bankruptcy Court for the District of South Carolina U.S. Bankruptcy Court for the District of South Carolina, 1100 Laurel Street, Columbia SC 29201. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any adjournment thereof.

         Objections to confirmation of the Amended Modified Plan must be Filed and served on or before December 20, 2002 in accordance with the Notice accompanying this Amended Modified Disclosure Statement. THE BANKRUPTCY COURT WILL NOT CONSIDER OBJECTIONS TO CONFIRMATION UNLESS THEY ARE TIMELY SERVED AND FILED IN COMPLIANCE WITH THE APPROVAL ORDER.

E.       STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE AMENDED MODIFIED PLAN

         At the Confirmation Hearing, the Bankruptcy Court shall determine whether the requirements of section 1129 of the Bankruptcy Code have been satisfied. If so, the Bankruptcy Court shall enter the Confirmation Order. The Debtors believe that the Amended Modified Plan satisfies or will satisfy the applicable requirements, as follows:

         - The Amended Modified Plan complies with the applicable provisions of the Bankruptcy Code.

         - The Debtors, as Amended Modified Plan proponent, will have complied with the applicable provisions of the Bankruptcy Code.

         - The Amended Modified Plan has been proposed in good faith and not by any means forbidden by law.

----------

(20) The Debtors intend to seek SEC guidance concerning whether such Subscription Rights are freely transferable under applicable federal securities laws.

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         -        Any payment made or promised under the Amended Modified Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Amended Modified Plan and incident to the case, has been disclosed to the Bankruptcy Court, and any such payment (i) made before the Confirmation of the Amended Modified Plan is reasonable, or
                  (ii) subject to the approval of the Bankruptcy Court as reasonable if it is to be fixed after the Confirmation of the Amended Modified Plan.

         - Either each Holder of an Impaired Claim or Equity Interest has accepted the Amended Modified Plan, or will receive or retain under the Amended Modified Plan on account of that Claim or Equity Interest, property of a value, as of the Effective Date of the Amended Modified Plan, that is not less than the amount that the Holder would receive or retain if the Debtors were liquidated on that date under chapter 7 of the Bankruptcy Code.

         - Each Class of Claims or Equity Interests that is entitled to vote on the Amended Modified Plan has either accepted the Amended Modified Plan or is not impaired under the Amended Modified Plan, or the Amended Modified Plan can be confirmed without the approval of each voting Class pursuant to section 1129(b) of the Bankruptcy Code.

         - Except to the extent that the Holder of a particular Claim will agree to a different treatment of its Claim, the Amended Modified Plan provides that Allowed Administrative Expense Claims, Allowed Priority Tax Claims and Allowed Other Priority Claims will be paid in full on the Effective Date, or as soon thereafter as practicable.

         - At least one Class of Impaired Claims or Equity Interests will accept the Amended Modified Plan, determined without including any acceptance of the Amended Modified Plan by any insider holding a Claim of that Class.

         - Confirmation of the Amended Modified Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successors thereto under the Amended Modified Plan unless such a liquidation or reorganization is proposed in the Amended Modified Plan.

         - All fees of the type described in 28 U.S.C. Section 1930, including the fees of the United States Trustee, will be paid as of the Effective Date.

         The Debtors believe that (a) the Amended Modified Plan satisfies or will satisfy all of the statutory requirements of chapter 11 of the Bankruptcy Code, (b) it has complied or will have complied with all of the requirements of chapter 11 and (c) the Amended Modified Plan has been proposed in good faith.

         1.       BEST INTERESTS OF CREDITORS TEST/LIQUIDATION ANALYSIS

         Before the Amended Modified Plan may be confirmed, the Bankruptcy Court must find (with certain exceptions) that the Amended Modified Plan provides, with respect to each Class, that each Holder of a Claim or Equity Interest in such Class either (a) has accepted the Amended Modified Plan or (b) will receive or retain under the Amended Modified Plan property of a value, as of the Effective Date, that is not less than the amount that such person would receive or retain if Debtors liquidated under chapter 7 of the Bankruptcy Code.

         In chapter 7 liquidation cases, unsecured creditors and interest holders of a debtor are paid from available assets generally in the following order, with no junior Class receiving any payments until all amounts due to senior Classes have been paid fully or payment provided for:

         - Secured creditors (to the extent of the value of their collateral);

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         -        Priority creditors;

         -        Unsecured creditors;

         - Debt expressly subordinated by its terms or by order of the Bankruptcy Court; and

         -        Equity Interest Holders.

         As described in more detail in the Liquidation Analysis set forth on EXHIBIT B attached hereto, the Debtors believe that the value of any distributions in a chapter 7 case would be less than the value of distributions under the Amended Modified Plan because, among other reasons, distributions in a chapter 7 case may not occur for a longer period of time, thereby reducing the present value of such distributions. In this regard, it is possible that distribution of the proceeds of a liquidation could be delayed for a period in order for a chapter 7 trustee and its professionals to become knowledgeable about the chapter 11 cases and the Claims against the Debtors. In addition, proceeds received in a chapter 7 liquidation are likely to be significantly discounted due to the distressed nature of the sale, and the fees and expenses of a chapter 7 trustee would likely exceed those of the Professionals retained by the Debtors (thereby further reducing Cash available for distribution).

         2.       FEASIBILITY

         The Bankruptcy Code requires the Bankruptcy Court to find, as a condition to confirmation, that confirmation is not likely to be followed by a debtor's liquidation or the need for further financial reorganization, unless that liquidation or reorganization is contemplated by the Amended Modified Plan. For purposes of showing that this Plan meets this feasibility standard, the Debtors and MBLCO have analyzed the Reorganized Debtors' ability to meet their obligations under the Amended Modified Plan and to retain sufficient liquidity and capital resources to conduct their businesses.

         The Debtors believe that, with a significantly deleveraged capital structure, their businesses will be able to return to viability. The decrease in the amount of debt on the Debtors' balance sheet will substantially reduce their interest expense, thus improving their cash flow. Based on the terms of the Amended Modified Plan, the Reorganized Debtors will have approximately $500 million of debt at emergence in contrast to more than $1.1 billion of debt and accrued interest prior to the restructuring.

         To support their belief in the Amended Modified Plan's feasibility, Debtors, with the assistance of MBLCO, have prepared the Projections set forth in EXHIBIT C to the Amended Modified Disclosure Statement.

         The Projections indicate that the Reorganized Debtors should have sufficient cash flow to pay and service their debt obligations, including the New Polymer Notes, and to fund their operations. Accordingly, the Debtors believe that the Amended Modified Plan complies with the financial feasibility standard of section 1129(a)(11) of the Bankruptcy Code.

         3.       ACCEPTANCE BY IMPAIRED CLASSES

         The Bankruptcy Code requires, as a condition to confirmation, that, except as described in the following section, each Class of Claims or Equity Interests that is impaired under the Amended Modified Plan accept the Amended Modified Plan with the exception of Class 4 and Class 6. A Class that is not "impaired" under a plan of reorganization is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such Class is not required. A Class is "Impaired" unless the plan (a) leaves unaltered the legal, equitable and contractual rights to which the Claim or Equity Interest entitles the Holder of that Claim or Equity Interest; (b) cures any default and reinstates the original terms of the obligation; or (c) provides that, on the consummation date, the Holder of the Claim or Equity Interest receives Cash equal to the allowed amount of that Claim or, with respect to any interest, any fixed liquidation preference to which the interest holder is entitled or any fixed price at which the debtor may redeem the security.

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         4.       CONFIRMATION WITHOUT ACCEPTANCE BY ALL IMPAIRED CLASSES

         Section 1129(b) of the Bankruptcy Code allows a Bankruptcy Court to confirm a plan, even if all Impaired Classes entitled to vote on the plan have not accepted it, PROVIDED THAT the plan has been accepted by at least one Impaired Class.

         Section 1129(b) of the Bankruptcy Code states that, notwithstanding an Impaired Class's failure to accept a plan of reorganization, the plan shall be confirmed, at the plan proponent's request, in a procedure commonly known as "cram-down," so long as the plan does not "discriminate unfairly" and is "fair and equitable" with respect to each Class of Claims or Equity Interests that is Impaired under, and has not accepted, the plan.

         In general, a plan does not discriminate unfairly if it treats a class substantially equivalent to how other classes that have equal rank are treated. Courts will take into account a number of factors in determining whether a plan discriminates unfairly, including the effect of applicable subordination agreements between parties. Accordingly, a plan could treat two classes of unsecured creditors differently without unfairly discriminating against either class.

         The condition that a plan be "fair and equitable" to a non-accepting class of secured claims includes the requirements that (a) the Holders of such secured claims retain the liens securing such Claims to the extent of the allowed amount of the Claims, whether the property subject to the liens is retained by Debtors or transferred to another entity under the plan and (b) each Holder of a secured claim in the Class receives deferred Cash payments totaling at least the allowed amount of such Claim with a present value, as of the effective date of the plan, at least equivalent to the value of the secured claimant's interest in the debtor's property subject to the liens.

         The condition that a plan be "fair and equitable" with respect to a non-accepting class of unsecured claims includes the following requirement that either: (a) the plan provides that each Holder of a Claim of such Class receive or retain on account of such Claim property of a value, as of the effective date of the plan, equal to the allowed amount of such Claim; or (b) the Holder of any Claim or Equity Interest that is junior to the Claims of such Class will not receive or retain under the plan on account of such junior Claim or Equity Interest any property.

         The condition that a plan be "fair and equitable" to a non-accepting Class of Equity Interests includes the requirements that either: (a) the plan provides that each Holder of an Equity Interest in that Class receives or retains under the plan, on account of that Equity Interest, property of a value, as of the effective date of the plan, equal to the greater of (i) the allowed amount of any fixed liquidation preference to which such Holder is entitled,
(ii) any fixed redemption price to which such Holder is entitled or (iii) the value of such interest; or (b) if the Class does not receive such an amount as required under (a), no Class of Equity Interests junior to the non-accepting Class may receive a distribution under the plan.

         The Amended Modified Plan provides that if any Impaired Class rejects the Amended Modified Plan, the Debtors reserve the right to seek to confirm the Amended Modified Plan utilizing the "cram down" provisions of section 1129(b) of the Bankruptcy Code. To the extent that any Impaired Class rejects the Amended Modified Plan or is deemed to have rejected the Amended Modified Plan, the Debtors will request confirmation of the Amended Modified Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke or withdraw the Amended Modified Plan or any Plan Exhibit or Schedule, including to amend or modify it to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

                                       V.
                                  RISK FACTORS

         ALL IMPAIRED HOLDERS SHOULD READ AND CAREFULLY CONSIDER THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS AMENDED MODIFIED DISCLOSURE STATEMENT, PRIOR TO VOTING TO ACCEPT OR REJECT THE AMENDED MODIFIED PLAN.

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A.       CERTAIN BANKRUPTCY CONSIDERATIONS

         PARTIES IN INTEREST MAY OBJECT TO THE DEBTORS' CLASSIFICATION OF CLAIMS. Section 1122 of the Bankruptcy Code provides that a plan of reorganization may place a class or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class. The Debtors believe that the classification of claims and interests under the Amended Modified Plan complies with the requirements set forth in the Bankruptcy Code. However, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

         THE BANKRUPTCY FILING HAS DISRUPTED THE DEBTORS' OPERATIONS. Since the Debtors announced on March 15, 2002, that they intended to restructure their capital structure pursuant to the Restructuring, the involuntary chapter 11 petition was Filed and the Debtors commenced the Chapter 11 Cases. Their operations have been significantly disrupted by the uncertainty attendant to a contested chapter 11 case. Continuing the Chapter 11 Cases, if the Amended Modified Plan is not approved or confirmed in the time frame currently contemplated, could further adversely affect the Debtors' relationship with their customers, suppliers and employees. The Debtors believe that the Chapter 11 Cases and consummating the Amended Modified Plan in an expeditious manner will minimize any further impact the Debtors' relationships with their customers, employees and suppliers.

         THE DEBTORS MAY NOT BE ABLE TO SECURE CONFIRMATION OF THE AMENDED MODIFIED PLAN. There can be no assurance that the Debtors will receive the requisite acceptances to confirm the Amended Modified Plan. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Amended Modified Plan. A non-accepting creditor or equity holder of the Debtors might challenge the adequacy of this Amended Modified Disclosure Statement or contend that the balloting procedures and results as not being in compliance with the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determined that the Amended Modified Disclosure Statement and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Amended Modified Plan if it found that any of the statutory requirements for confirmation had not been met, including that the terms of the Amended Modified Plan are fair and equitable to non-accepting Classes. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the Amended Modified Plan "does not unfairly discriminate" and is "fair and equitable" with respect to any non-accepting Classes, confirmation of the Amended Modified Plan is not likely to be followed by a liquidation or a need for further financial reorganization and the value of distributions to non-accepting Holders of claims and interests within a particular class under the Amended Modified Plan will not be less than the value of distributions such Holders would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. While there can be no assurance that these requirements will be met, the Debtors believe that the Amended Modified Plan will not be followed by a need for further financial reorganization and that non-accepting Holders within each Class under the Amended Modified Plan will receive distributions at least as great as they would receive following a liquidation under chapter 7 of the Bankruptcy Code when taking into consideration all administrative claims and costs associated with any such chapter 7 case. The Debtors believe that Holders of Equity Interests in Polymer would receive no distribution under a liquidation pursuant to either chapter 7 or chapter 11.

         The Confirmation and Consummation of the Amended Modified Plan are also subject to certain conditions as described herein. If the Amended Modified Plan is not confirmed, it is unclear whether another restructuring of the Debtors could be implemented and what distributions Holders of Claims or Equity Interests ultimately would receive with respect to their Claims or Equity Interests. If an alternative reorganization could not be agreed to, it is possible that the Debtors would have to liquidate their assets, in which case it is likely that Holders of Claims and Equity Interests would receive substantially less favorable treatment than they would receive under the Amended Modified Plan.

         THE DEBTORS MAY OBJECT TO THE AMOUNT OR CLASSIFICATION OF A CLAIM. The Debtors reserve the right to object to the amount or classification of any Claim or Equity Interest. The estimates set forth in this Amended Modified Disclosure Statement cannot be relied on by any creditor or equityholder whose Claim or Equity Interest is subject to an objection. Any such Claim or Equity Interest Holder may not receive its specified share of the estimated distributions described in this Amended Modified Disclosure Statement.

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         NONCONSENSUAL CONFIRMATION. In the event any impaired class of claims or equity interests does not accept a plan of reorganization, a bankruptcy court may nevertheless confirm such plan at the proponents' request if at least one impaired class has accepted the plan (with such acceptance being determined without including the vote of any "insider" in such class), and as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan "does not discriminate unfairly" and is "fair and equitable" with respect to the dissenting impaired classes. See Articles III.H.5 and IV.E.4 above, entitled "Acceptance or Rejection of the Amended Modified Plan -- Nonconsensual Confirmation." The Debtors believe that the Amended Modified Plan satisfies these requirements, and pursuant to the Amended Modified Plan, will request such nonconsensual confirmation in accordance with subsection 1129(b) of the Bankruptcy Code in the event Class 4 accepts the Amended Modified Plan.

B. FACTORS AFFECTING THE VALUE OF THE SECURITIES TO BE ISSUED UNDER THE AMENDED MODIFIED PLAN

         THE REORGANIZED DEBTORS MAY NOT BE ABLE TO ACHIEVE THEIR PROJECTED FINANCIAL RESULTS. The Reorganized Debtors may not be able to meet their projected financial results or achieve the revenue or cash flow that it has assumed in projecting their future business prospects. If the Reorganized Debtors do not achieve these projected revenue or cash flow levels, they may lack sufficient liquidity to continue operating as planned after the Effective Date. The Debtors' financial projections represent the Debtors' management's view based on current known facts and hypothetical assumptions about the Reorganized Debtors' future operations. However, the Projections set forth on EXHIBIT C attached hereto do not guarantee the Reorganized Debtors' future financial performance.

         REORGANIZED DEBTORS MAY NOT BE ABLE TO MEET THEIR POST-REORGANIZATION DEBT OBLIGATIONS, AND FINANCE ALL OF THEIR OPERATING EXPENSES, WORKING CAPITAL NEEDS AND CAPITAL EXPENDITURES. Although the Participating Allowed Class 4 Claim Holders will invest an additional $50 million on the Effective Date, the Reorganized Debtors will not have access to any of this amount once they have made required prepayments to the Senior Lenders. In addition, the Reorganized Debtors will have expended an estimated $21 million on fees and expenses of Professionals (inclusive of any success fee payable to MBLCO) related to the Chapter 11 Cases. During the post-Effective Date period, the Reorganized Debtors may need additional capital to expand their businesses and develop new products. It may be difficult for the Debtors to obtain such additional capital. Such a failure may preclude the Reorganized Debtors from developing or enhancing their products, taking advantage of future opportunities, growing its business or responding to competitive pressures.

         AFTER THE EFFECTIVE DATE, POLYMER MAY SEEK TO TERMINATE, OR OBTAIN AN EXEMPTION FROM, ITS REPORTING AND FILING OBLIGATIONS UNDER THE SECURITIES EXCHANGE ACT OF 1934. THERE MAY BE NO PUBLIC TRADING MARKET IN POLYMER'S SECURITIES. Accordingly, the transferability of Polymer's securities, including the New Polymer Common Stock, Series A Warrants, Series B Warrants Convertible Notes, and New Senior Subordinated Notes, would be severely limited.

         THE ESTIMATED VALUATION OF REORGANIZED DEBTORS AND THE NEW POLYMER COMMON STOCK, AND THE ESTIMATED RECOVERIES TO HOLDERS OF CLAIMS AND EQUITY INTERESTS, IS NOT INTENDED TO REPRESENT THE TRADING VALUES OF THE CONVERTIBLE NOTES AND NEW POLYMER COMMON STOCK. The estimated valuation of the Reorganized Debtors set forth in Article I.Q hereof, prepared by MBLCO and based on the Projections developed by management of the Debtors, is based on commonly accepted valuation analysis methods and is not intended to represent the actual trading values of Reorganized Debtor's securities in public or private markets. The estimated recoveries to Classes 2, 4 and 6 are based on this theoretical valuation analysis. This valuation analysis is based on numerous assumptions (the realization of many of which is beyond the control of the Reorganized Debtors), including, among other things, the successful reorganization of the Debtors, an assumed Effective Date of December 31, 2002, the Debtors' ability to achieve the operating and financial results included in the Projections, the Debtors' ability to maintain adequate liquidity to fund operations and the assumption that capital and equity markets remain consistent with current conditions. Even if Reorganized Debtors achieve the Projections, the trading market values for the Convertible Notes or New Polymer Common Stock could be adversely impacted by the lack of trading liquidity for such securities, the lack of institutional research coverage and concentrated selling by recipients of such securities.

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         REORGANIZED DEBTORS DO NOT EXPECT TO PAY ANY DIVIDENDS ON THE NEW
POLYMER FOR THE CLASS A COMMON STOCK FOR THE FORESEEABLE FUTURE. The terms of the Restructured Facilities and the Indenture for Convertible Notes will limit the Reorganized Debtor's ability to pay dividends on the New Polymer Class A Common Stock, and it is not anticipated that any cash dividends will be paid on the New Polymer Class A Common Stock for the foreseeable future. Class C Common Stock, however, shall be entitled to a dividend payable in an amount equal to the lesser of (i) 1% per annum of the principal amount of the SPE Notes or (ii) $1.0 million per annum.

         CERTAIN TAX IMPLICATIONS OF THE DEBTORS' BANKRUPTCY AND REORGANIZATION MAY INCREASE THE TAX LIABILITY OF THE REORGANIZED DEBTORS. The U.S. federal income tax consequences to Holders of Claims or Equity Interests consummating the Amended Modified Plan are complex and subject to uncertainty. Certain U.S. tax attributes of the Debtors, including net operating loss carryovers, may be reduced or eliminated as a consequence of the Amended Modified Plan. The elimination or reduction of net operating loss carryovers and such other tax attributes may increase the amount of tax payable by the Reorganized Debtors following the Effective Date as compared with the amount of tax payable without such reduction been required. See Article VI, "Certain United States Federal Income Tax Consequences" below for discussion of the U.S. federal income tax consequences for creditors, equity holders and Debtor resulting from the consummation of the Amended Modified Plan.

C.       RISKS RELATING TO THE OPERATIONS OF THE REORGANIZED DEBTORS

         THE COMPANY HAS INCURRED SIGNIFICANT LOSSES IN RECENT YEARS. After continuously increasing sales and cash flow for four successive years during the late 1990's, the Debtors failed to meet expected results of operations during the fiscal years ended December 29, 2000, and December 30, 2001. Although the Debtors will decrease their annual interest expense by approximately $53 million (less increased interest costs under the Restructuring Facility) under the Amended Modified Plan, there can be no assurance that the Reorganized Debtors will be, or of the extent to which they will be, profitable.

         FOREIGN CURRENCY EXCHANGE RATE RISK. The Debtors manufacture, market and distribute some of their products in Europe, Canada, Latin America and the Far East. As a result, their financial results could be significantly affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which the Debtors maintain a manufacturing or distribution presence. If foreign currency denominated revenues are greater than costs, the conversion of foreign currency denominated costs and revenues into U.S. dollars will improve profitability when the foreign currency strengthens against the U.S. dollar and will reduce profitability when the foreign currency weakens. For example, during fiscal 2000, certain currencies of countries in which the Debtors conduct foreign currency denominated business, predominantly in Europe, weakened against the U.S. dollar and had a significant impact on sales and operating income.

         For the year ending December 29, 2001, the result of a uniform 10% strengthening in the value of the dollar relative to the currencies in which the Debtors' sales are denominated would have decreased operating income by approximately $1.8 million. This calculation assumes that each exchange rate would change in the same direction relative to the U.S. dollar. In addition to the direct effects of changes in exchange rates, which are a changed dollar value of the resulting sales, changes in exchange rates also affect the volume of sales or the foreign currency sales prices as competitors' products become more or less attractive. The Company's sensitivity analysis of the effects of changes in foreign currency exchange rates does not factor in potential changes in sales levels or local currency prices.

         DERIVATIVES. The Debtors do not use derivative financial instruments for trading purposes; however, they may enter into financial instruments, limited in duration and scope, to manage their exposure to fluctuations of foreign currency rates. Premiums paid for purchased interest rate cap agreements are charged to expense over the rate cap period. The ISDA Master Agreement will remain in place during bankruptcy as part of the Restructured Facilities but the Debtors will be unable to enter into new trades. The Debtors' London Interbank Offered Rate-based interest rate cap agreement provides for a notional amount of $100.0 million which declines ratably over the rate cap term. If the rate cap exceeds 9% on each quarterly reset date, as defined in the agreement, the Debtors are entitled to receive an amount by which the

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rate cap exceeds 9%. Over the term of the agreement in 2000, such amount did not exceed 9%. Charges to income in 1999, 1998 and 1997 related to derivative products and hedging activities were not significant.

         In 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"), as amended, which is effective for fiscal years beginning after June 15, 2000. FAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. FAS 133 contains disclosure requirements based on the type of hedge and the type of market risk that is being hedged. The Debtors adopted FAS 133 during fiscal year 2001. The Debtors do not anticipate FAS 133 to have a material financial or operational impact on the Company.

         FLUCTUATIONS IN RAW MATERIAL PRICES. The primary raw materials used in the manufacture of most of the Debtors' products are polypropylene and polyester fiber, polyethylene and polypropylene resin, and, to a lesser extent, rayon, tissue paper and cotton. The prices of polypropylene and polyethylene are a function of, among other things, manufacturing capacity, demand and the price of crude oil and natural gas liquids. Historically, the prices of polypropylene and polyethylene resins have fluctuated. During 2000 and 2001, resin prices increased significantly resulting in increased raw material costs, and which adversely affected the Debtors' results of operations because soft demand prevented the Debtors from passing those increased costs to their customers. There can be no assurance that the prices of polypropylene and polyethylene will not continue to increase in the future or that the Debtors will be able to pass on any increases to its customers as it has generally been able to do in the past. A further increase in these raw material prices that cannot be passed on to customers would continue to have a material adverse effect on the Debtors' results of operations and financial condition.

         ENVIRONMENTAL RISKS. The Debtors are subject to a broad range of federal, foreign, state and local laws governing regulations relating to the pollution and protection of the environment. The Debtors believe that they currently substantially comply with environmental requirements, and they do not currently anticipate any material adverse effect on their operations, financial condition or competitive position as a result of their efforts to comply with environmental requirements. Some risk of environmental liability is inherent, however, in the nature of the Debtors' businesses, and there can be no assurance that material environmental liabilities will not arise or that the cost of environmental compliance will not increase the cost of producing the products manufactured by the Debtors or otherwise adversely affect demand for their products. Additionally, a decline in consumer preferences for polyolefin products due to environmental considerations could have a material adverse effect upon the Debtors.

         ACCOUNTS RECEIVABLE AND CONCENTRATION OF CREDIT RISKS. Accounts receivable potentially expose the Debtors to concentration of credit risk, as defined by Statement of Financial Accounting Standards No. 105, "Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentration of Credit Risk." The Debtors provide credit in the normal course of business and perform ongoing credit evaluations on certain of their customers' financial conditions, but generally do not require collateral to support such receivables. The Debtors also establish an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. The allowance for doubtful accounts was $12.0 and $8.5 million at December 29, 2001, and December 30, 2000, respectively, which management believes is adequate to provide for credit loss in the normal course of business, as well as losses for customers who have Filed for protection under the bankruptcy law. In 2001, Johnson & Johnson ("J&J") and The Procter & Gamble Company ("P&G") each accounted for approximately 13% of the Company's sales. In 2000, J&J and P&G accounted for approximately 14% and 17%, respectively, of the Company's sales.

         POLITICAL AND OTHER RISKS OF INTERNATIONAL OPERATIONS. The Debtors' operations depend heavily on manufacturing operations in South America, China and Europe. These activities are subject to risks that are inherent in operating in these countries, including government regulation, currency restrictions and other restraints, risks of expropriation and burdensome taxes. There is also a risk that legal or regulatory requirements will be changed or that administrative policies will change. In addition, certain of these foreign countries have highly inflationary economies that may give rise to increased production costs

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without correspondingly increased prices, particularly if products are exported to countries with low inflation rates.

         HOLDING COMPANY STRUCTURE. Polymer is a holding company which has no significant assets other than its direct and indirect investments in its operating subsidiaries. Accordingly, Polymer must rely on its subsidiaries to generate the funds necessary to meet its obligations. The ability of the subsidiaries of Polymer to pay dividends or make other payments or advances to Polymer will depend upon their operating results and will be subject to applicable laws and contractual restrictions contained in the instruments governing any indebtedness of such subsidiaries (including the Prepetition Credit Facility).

         RELIANCE ON MAJOR CUSTOMERS. The Procter & Gamble Company and Johnson & Johnson, Polymer's largest customers, each accounted for approximately 13% of Polymer's 2001 net sales. Sales to Polymer's top 20 customers represented approximately 50% of Polymer's 2001 net sales. A loss of one or more of these customers could have a material adverse effect on Polymer.

         COMPETITION IN THE COMPANY'S MARKETS. Competition in the Company's markets is intense, and some of the Company's competitors have economic resources greater than those of the Company and are well established as suppliers to the markets that the Company serves. Quality, performance, service and cost are generally the principal competitive factors. Price continues to be a significant competitive factor in Europe and the United States for thermal bond products and certain spunmelt applications.

         A number of the Company's niche product applications are sold into selected specialized markets. There can be no assurance, however, that these specialized markets will not attract additional competitors that could have greater financial, technological, manufacturing and marketing resources than the Company, particularly as niche product applications become standardized over time.

         IMPORTANCE OF CONTINUED DEVELOPMENT OF INNOVATIVE PRODUCTS. The Company's continued success is dependent in part upon its ability to maintain a superior technological capability and to continue to identify, develop and commercialize innovative, high value-added products for niche applications. There can be no assurance that the Company will be able to accomplish this or that technological developments by the Company's competitors will not place certain of the Company's products at a competitive disadvantage in the future. In addition, certain of the new products that the Company has under development will be offered in markets in which the Company does not currently compete, and there can be no assurance that the Company will be able to compete successfully in those new markets.

         DEPENDENCE ON KEY SUPPLIERS. The Company primarily purchases its polypropylene resin from Indelpro, S.A. de C.V. and Exxon Mobil Chemical Company with smaller quantities purchased from Arco Polypropylene LLC and Aristech Chemical Corporation. The Company's major suppliers of polyester and polyester fiber are Wellman, Inc., DuPont-Akra and Swicofil A.G. Textile Services. Novacor Chemicals Inc. is the Company's major supplier for polyethylene and Crown Vantage Inc. is the major supplier of its tissue paper. The Company's major supplier of polypropylene fiber is FiberVisions L.L.C. The Company is also a purchaser of polyolefin films from Huntsman Packaging Corporation.

         The Company believes that the loss of certain of the Company's suppliers could, in the short term, could adversely affect the Company's business until alternative supply arrangements were secured. In addition, there can be no assurance that any new supply arrangements entered into by the Company will have terms as favorable as those contained in current supply arrangements. The Company has not experienced any significant disruptions in supply as a result of shortages in raw materials.

         CONTROL BY PRINCIPAL STOCKHOLDER. Following the completion of the Reorganization, GOF will hold in excess of approximately 60% of the New Polymer Common Stock. This will allow GOF, through the board of directors, to significantly influence the Debtors' affairs, and to render more difficult or tend to discourage mergers, acquisitions, tender offers, proxy contests or assumptions of control and changes of incumbent management.

         THESE RISK FACTORS CONTAIN CERTAIN STATEMENTS THAT ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION

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REFORM ACT OF 1995. THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS,
RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF POLYMER, INCLUDING THE IMPLEMENTATION OF THE AMENDED MODIFIED PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, THE PRICES AT WHICH POLYMER CAN SELL ITS PRODUCTS, THE COSTS AT WHICH IT CAN ACQUIRE RAW MATERIALS, CURRENCY EXCHANGE RATE FLUCTUATIONS, NATURAL DISASTERS AND UNUSUAL WEATHER CONDITIONS, TERRORIST ACTIONS OR ACTS OF WAR, OPERATING EFFICIENCIES, LABOR RELATIONS, ACTIONS OF GOVERNMENTAL BODIES, AND OTHER MARKET AND COMPETITIVE CONDITIONS. HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS, AND POLYMER UNDERTAKES NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS.

                                       VI.
             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         A summary description of certain United States federal income tax consequences of the Amended Modified Plan to Holders of Class 4 Claims, Class 2 Claims and Class 6 Claims and to Polymer is provided below. This description is for informational purposes only and, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences, as discussed herein. No opinion of counsel has been sought or obtained with respect to any tax consequences of the Amended Modified Plan. No rulings or determinations of the Internal Revenue Service (the "IRS") or any other tax authorities have been sought or obtained with respect to the tax consequences of the Amended Modified Plan, and the discussion below is not binding upon the IRS or such other authorities. The Company is not making any representations regarding the particular tax consequences of the consummation of the Amended Modified Plan as to any Holder of Class 2 Claims, Class 4 Claims or Class 6 Claims, and is not rendering any form of legal opinion as to such tax consequences. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein.

         The discussion of United States federal income tax consequences below is based on the Internal Revenue Tax Code of 1986, as amended (the "Tax Code"), the income tax regulations promulgated under the Tax Code and effective as of the date hereof ("Treasury Regulations"), judicial authorities, published positions of the IRS and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect).

         The following discussion does not address foreign, state or local tax consequences of the Amended Modified Plan, nor does it purport to address the United States federal income tax consequences of the Amended Modified Plan to special classes of taxpayers (e.g., banks and certain other financial institutions, insurance companies, tax-exempt organizations, Holders that are, or hold Class 2, Class 4 or Class 6 Claims through, pass-through entities, persons whose functional currency is not the United States dollar, foreign persons, dealers in securities or foreign currency, and persons holding Class 2, Class 4 or Class 6 Claims that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction) except to a limited extent with respect to Non-United States Holders (as defined below) of Class 2, Class 4 or Class 6 Claims. Furthermore, the following discussion does not address United States federal taxes other than income taxes. The following discussion assumes that Holders of Class 2 Claims, Class 4 Claims or Class 6 Claims hold their Class 2, Class 4 or Class 6 Claims, respectively, as "capital assets" for United States federal income tax purposes. Holders of Class 2 Claims, Class 4 Claims or Class 6 Claims should consult with their own tax advisors as to the United States federal income tax consequences of the Amended Modified Plan, as well as the effects of state, local, other federal and non-United States tax laws.

         As used herein, the term "United States Holder" means a Holder that is
(i) a citizen or individual resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of

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the United States or any political subdivision thereof, (iii) an estate whose income is includible in gross income for United States federal income tax purposes regardless of source, or (iv) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996, and properly elected to continue to be treated as a United States person. A "Non-United States Holder" is any Holder that is not a United States Holder.

A.       CONSEQUENCES TO HOLDERS OF ALLOWED CLASS 4 CLAIMS

         The United States federal income tax consequences of the Amended Modified Plan to Holders of Allowed Class 4 Claims (including the character and amount of income, gain or loss recognized) will depend upon, among other things,
(1) the manner in which a Holder acquired the debts constituting its Class 4 Claim; (2) the length of time the debts constituting the Class 4 Claim have been held; (3) whether the debts constituting the Class 4 Claim were acquired at a discount; (4) whether the Holder has taken a bad debt deduction with respect to the debts constituting the Class 4 Claim (or any portion thereof) in the current or prior years; (5) whether the Holder has previously included in income any accrued but unpaid interest, if any, with respect to the debts constituting the Class 4 Claim; (6) the Holder's method of tax accounting; and (7) whether the debts constituting the Class 4 Claim constitute "securities" for United States federal income tax purposes. Therefore, Holders of Allowed Class 4 Claims should consult their own tax advisors for information that may be relevant to their particular situations and circumstances and the particular tax consequences to them of the Amended Modified Plan.

         Pursuant to the Amended Modified Plan, on or as soon as practicable after the Effective Date, each Holder of an Class 4 Claim shall receive, in full and complete satisfaction of such Claim, either (i) its Pro Rata share of Class A Common Stock or (ii) at the election of a Holder who is a Qualified Institutional Buyer (as defined in the Amended Modified Plan and the Securities
Act), its Pro Rata share of Class C Common Stock. If a Holder of an Allowed Class 4 Claim fails to make an election under the Amended Modified Plan, such Holder will be deemed to have elected to receive its Pro Rata share of Class A Common Stock with respect to its Allowed Class 4 Claim.

         1.       EXCHANGE OF CLASS 4 CLAIMS FOR NEW POLYMER COMMON STOCK

         Whether Holders of Allowed Class 4 Claims who exchange such Class 4 Claims for Class A or Class C Common Stock will recognize gain or loss on the exchange of the obligations constituting their Allowed Class 4 Claims for such Class A or Class C Common Stock depends on whether the exchange qualifies as a "reorganization" as that term is defined in section 368 of the Tax Code. This determination, in turn, depends on whether the debts constituting the Allowed Class 4 Claims are treated as "securities" for purposes of the reorganization provisions of the Tax Code. Whether an instrument constitutes a "security" is determined based on all the facts and circumstances, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for federal income tax purposes. These authorities have indicated that a term of less than five (5) years is evidence that the instrument is not a security, whereas a term of ten
(10) years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including among others, the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable or contingent, and whether such payments are made on a current basis or accrued. Although the matter is not free from doubt, the Company intends to take the position that to the extent that the obligations constituting the Allowed Class 4 Claims consist of Senior Subordinated Notes, such obligations are "securities" for United States federal income tax purposes. Because the Dominion Notes are obligations of DT USA, the Allowed Class 4 Claims represented by the Dominion Notes will not be treated as "securities" for purposes of the discussion below, and therefore the exchange of such Class 4 Claims for Class A or Class C Common Stock will be treated as a taxable exchange as discussed below.

         If the debts constituting the Allowed Class 4 Claims are treated as securities, the exchange of Allowed Class 4 Claims for the Class A or Class C Common Stock should be treated as a recapitalization

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(and therefore, a tax-free reorganization), and Holders of Allowed Class 4
Claims should not recognize any gain or loss on the exchange, except that Holders of Allowed Class 4 claims may recognize ordinary income to the extent that the Class A or Class C Common Stock is treated as received in satisfaction of accrued but unpaid interest, if any, on the debts constituting the Allowed Class 4 Claims. See "Accrued But Unpaid Interest" below. Such Holders should obtain a tax basis in the Class A or Class C Common Stock equal to the tax basis of the debts constituting the Class 4 Claims surrendered therefor and should have a holding period for the Class A or Class C Common Stock that includes the holding period for the debts constituting the Allowed Class 4 Claims; provided that the tax basis of any Class A or Class C Common Stock treated as received in satisfaction of accrued but unpaid interest should equal the amount of such accrued but unpaid interest, and the holding period for such Class A or Class C Common Stock should not include the holding period of the debts constituting the Allowed Class 4 Claims.

         Holders of Allowed Class 4 Claims that are receiving Class A Common Stock as a group are expected to receive stock in Polymer in exchange for their Allowed Class 4 Claims such that, immediately after the exchange, such Holders will own stock possessing at least eighty (80) percent or more of the total combined voting power of all voting stock of Polymer. Thus, with respect to such Holders, the exchange may also qualify as a tax-free transaction under section 351 of the Tax Code ("Section 351"). Holders of Allowed Class 4 Claims who elect to receive Class C Common Stock will have a pre-existing binding obligation under the Amended Modified Plan to contribute such Class C Common Stock to the SPE in exchange for SPE Notes and SPE Equity issued by the SPE, and therefore, such Holders' exchange of their Allowed Class 4 Claims for Class C Common Stock generally will not qualify under Section 351.

         If Section 351 applies, Holders of Allowed Class 4 Claims should not recognize any gain or loss on the exchange, except that Holders of Allowed Class 4 Claims may recognize ordinary income to the extent that the Class A Common Stock is treated as received in satisfaction of accrued but unpaid interest on the debts constituting the Allowed Class 4 Claims. See "Accrued But Unpaid Interest" below. Such Holders should obtain a tax basis in the Class A Common Stock equal to the tax basis of the debts constituting the Class 4 Claims surrendered therefor and should have a holding period for the Class A Common Stock that includes the holding period for the debts constituting the Class 4 Claims; provided that the tax basis of any Class A Common Stock treated as received in satisfaction of accrued but unpaid interest should equal the amount of such accrued but unpaid interest, and the holding period for such Class A Common Stock would not include the holding period of the Class 4 Claims.

         If the debts constituting the Allowed Class 4 Claims are not treated as securities or the exchange of Allowed Class 4 Claims for the Class A or Class C Common Stock is not otherwise treated as a recapitalization, Holders of Allowed Class 4 Claims will be treated as exchanging their Class 4 Claims for the Class A or Class C Common Stock in a taxable exchange under section 1001 of the Tax Code. In such case, Holders of Class 4 Claims should recognize gain or loss equal to the difference between (i) the value of the Class A or Class C Common Stock received therefor as of the date of issue that is not allocable to accrued but unpaid interest and (ii) the Holder's tax basis in the debts constituting the Class 4 Claims. Such gain or loss should be capital in nature (subject to the "market discount" rules described below) and should be long-term capital gain or loss if the debts constituting the Allowed Class 4 Claims were held for more than one (1) year. To the extent that a portion of the Class A or Class C Common Stock received in exchange for the Allowed Class 4 Claims is allocable to accrued but unpaid interest, the Holder may recognize ordinary income. See "Accrued But Unpaid Interest" below. A Holder's tax basis in the Class A or Class C Common Stock should equal its value at issuance. A Holder's holding period for the Class A or Class C Common Stock should begin on the day following date of issue.

         The type of entity and other relevant characteristics of the SPE have not yet been determined, and thus no evaluation can be made of the tax treatment of Holders of Allowed Class 4 Claims who transfer Class C Common Stock to the SPE in exchange for SPE Notes and SPE Equity, nor of the tax treatment of the SPE itself. Holders of Allowed Class 4 Claims who elect to receive Class C Common Stock should consult with their tax advisors as to the particular tax consequences to them of the contribution to the SPE, including the applicability and effect of any state, local or foreign tax laws, and of any change in applicable tax laws.

         2.       ACCRUED BUT UNPAID INTEREST

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         A Holder of a debt instrument ordinarily must treat a portion of the consideration received upon an exchange (including a tax-free exchange) of a debt instrument for other property as ordinary income to the extent of any accrued but unpaid interest. Thus, notwithstanding that no separate payment is being made with respect to accrued but unpaid interest, to the extent that any amount received by a Holder of a Class 4 Claim in an exchange under the Amended Modified Plan is attributable to accrued but unpaid interest, such amount should be taxable to the Holder as interest income, if such accrued but unpaid interest has not been previously included in the Holder's gross income for U.S. federal income tax purposes.

         The extent to which the receipt of Class A or Class C Common Stock will be attributable to accrued but unpaid interest is unclear. Treasury Regulations generally treat payments under a debt instrument first as a payment of accrued and unpaid interest and then as a payment of principal.

         3.       MARKET DISCOUNT

         Holders of Class 4 Claims who exchange Class 4 Claims for Class A or Class C Common Stock may be affected by the "market discount" provisions of sections 1276 through 1278 of the Tax Code. Under these rules, some or all of the gain realized, if any, by a Holder of a Class 4 Claim may be treated as ordinary income (instead of capital gain), to the extent of the amount of "market discount" on the debts constituting the Class 4 Claims.

         In general, a debt instrument is considered to have been acquired with "market discount" if its holder's adjusted tax basis in the debt instrument is less than (i) the sum of all remaining payments to be made on the debt instrument, excluding "qualified stated interest" or, (ii) in the case of a debt instrument issued with original issue discount ("OID"), its adjusted issue price, by at least a DE MINIMIS amount (equal to 0.25 percent of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining complete years to maturity).

         Any gain recognized by a Holder on the taxable disposition of debts constituting the Class 4 Claims that had been acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while the debts constituting the Class 4 Claims were considered to be held by such Holder (unless the Holder elected to include market discount in income as it accrued).

         To the extent that the debts constituting the Class 4 Claims that had been acquired with market discount are exchanged in a tax-free transaction for other property (as may occur here), any market discount that accrued on the debts constituting the Class 4 Claims but was not recognized by the Holder is carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, redemption or other disposition of such property is treated as ordinary income to the extent of the accrued but unrecognized market discount with respect to the exchanged debt instrument.

         4.       CONSEQUENCES TO NON-UNITED STATES HOLDERS OF CLASS 4 CLAIMS

         A Non-United States Holder will generally not be subject to United States federal income tax with respect to receipt of Class A or Class C Common Stock in exchange for Class 4 Claims pursuant to the Amended Modified Plan unless, among other things, (a) such Holder is engaged in a trade or business in the United States to which income, gain or loss from the exchange is "effectively connected" for United States federal income tax purposes, or (b) in the case of an individual, such Holder is present in the United States for 183 days or more during the taxable year of the Effective Date, and certain other requirements are met. A Non-United States Holder of Class A or Class C Common Stock may, however, be subject to United States federal withholding tax and information reporting with respect to Class A or Class C Common Stock received in respect of accrued interest.

B.       CONSEQUENCES TO HOLDERS OF CLASS 2 CLAIMS

         Pursuant to the Amended Modified Plan, on or as soon as practicable after the Effective Date, in full and complete satisfaction of all Class 2 Claims asserted against any and all Debtors, each Holder of a Class 2 Claim shall receive, on account of its Class 2 Claim, its Pro Rata share of (i) participation in the Reorganized Debtors' Restructured Facilities, (ii) the Senior Lender Paydown, (iii) the Chicopee Sale

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Proceeds (PROVIDED that the Chicopee Sale closes before Effective Date) and (iv)
the Senior Lender Closing Prepayment.

         Participation in the Restructured Facilities involves making certain amendments and modifications to the Prepetition Credit Facility as described in the Bank Term Sheet (collectively, the "Modifications"). If, as a result of the Modifications, the debt instruments issued under the Prepetition Credit Facility are, after the Modifications, considered to be a "significant modification" under Treasury Regulations promulgated under section 1001 of the Tax Code (the "Exchange Regulations"), then the Modifications will result in a deemed exchange of the debt instruments outstanding under the Prepetition Credit Facility for the debt instruments outstanding under the Restructured Facilities. If the Modifications are not considered to be a significant modification under the Exchange Regulations, the Modifications generally should not result in any United States federal income tax consequences for a Holder of a Class 2 Claim. Although the matter is not free from doubt, the Modifications should constitute a significant modification under the Exchange Regulations.

         If the Modifications constitute a significant modification, the United States federal income tax consequences to a Holder of a Class 2 Claim will depend on whether the debt instruments issued under the Prepetition Credit Facility and the debt instruments issued under the Restructured Facilities are "securities" for United States federal income tax purposes. See "Consequences to Holders of Class 4 Claims," above, for a discussion of what constitutes a "security" for United States federal income tax purposes. As discussed above, whether an instrument is a security is determined based on all the facts and circumstances. Under current law, it is unclear whether the debt instruments issued under the Prepetition Credit Facility or the debt instruments issued under the Restructured Facilities would be treated as securities.

         If the debt instruments issued under the Prepetition Credit Facility and the debt instruments issued under the Restructured Facilities are each treated as securities, and the Modifications constitute a significant modification, the deemed exchange should be treated as a recapitalization (and therefore, a tax-free exchange). A Holder of a Class 2 Claim should not recognize gain or loss as a result of such recapitalization, except to the extent that the debt instruments issued under the Restructured Facilities are treated as received in satisfaction of accrued but unpaid interest on the debt instruments issued under the Prepetition Credit Facility. See "Accrued But Unpaid Interest," above.

         On the other hand, if either the debt instruments issued under the Prepetition Credit Facility or the debt instruments issued under the Restructured Facilities are not treated as securities, and the Modifications constitute a significant modification, a Holder of a Class 2 Claim will be deemed to exchange its debt instruments under the Prepetition Credit Facility for the debt instruments under the Restructured Facilities in a taxable exchange under section 1001 of the Tax Code. As a result, Holders of Class 2 Claims should recognize gain or loss equal to the difference between (i) the "issue price" of the debt instruments deemed received under the Restructured Facilities that is not allocable to accrued but unpaid interest plus the Pro Rata share of the Senior Lender Paydown, Chicopee Sale Proceeds and Senior Lender Closing Prepayment received, and (ii) the Holder's tax basis in the instruments issued under the Prepetition Credit Facility.

         It is expected that the issue price of a debt instrument issued under the Restructured Facilities will be equal to its stated principal amount. Any gain or loss to Holder of Class 2 Claims should be capital in nature (subject to the "Market Discount" rules discussed above), and should be long term capital gain or loss if the debt instruments deemed exchanged were held for more than one year. To the extent that the debt instruments treated as received in the deemed exchange are treated as received in satisfaction of accrued but unpaid interest on the surrendered instruments, a Holder may recognize ordinary income. See "Accrued But Unpaid Interest," above.

C.       CONSEQUENCES TO HOLDERS OF CLASS 6 CLAIMS

         Pursuant to the Amended Modified Plan, on or as soon as practicable after the Effective Date, each Holder of a Class 6 Claim shall receive, in full and complete satisfaction of such Interest, a Pro Rata share of (i) 400,000 shares of Class B Common Stock which Class B Common Stock shall not be diluted by any conversion of the Convertible Notes; (ii) the Series A Warrants; and
(iii) the Series B Warrants. In the

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event the Convertible Notes are converted, the Holders of Class B Common Stock shall receive additional shares thereof.

         The exchange by Holders of Class 6 Claims for Class B Common Stock, Series A Warrants, and Series B Warrants should be treated as a "reorganization" as that term is defined in section 368 of the Tax Code (and therefore as a tax-free exchange). Holders of Class 6 Claims will be required to reallocate the basis of the stock constituting such Class 6 Claims among the Class B Common Stock, the Series A Warrants, and the Series B Warrants, as directed by the Tax Code. Such allocation of basis is generally made in proportion to the fair market value of the Class B Common Stock, the Series A Warrants, and the Series B Warrants on the date of the exchange. The holding period of the new Class B Common Stock, the Series A Warrants, and the Series B Warrants will include the holding period of the stock constituting the Class 6 Claims.

D.       CONSEQUENCES TO THE COMPANY

         1.       CANCELLATION OF INDEBTEDNESS INCOME

         As a result of the Amended Modified Plan, the amount of the Company's aggregate outstanding indebtedness will be substantially reduced. In general, absent an exception, the Company will realize and recognize cancellation of indebtedness income ("COD Income") upon satisfaction of the Class 4 Claims for an amount less than the adjusted issue price of the debts constituting the Class 4 Claims. The amount of COD Income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied (including accrued and unpaid interest), over (b) the sum of the issue price of any new indebtedness issued, the amount of cash paid and the fair market value of any new consideration (including stock of the issuer) given in satisfaction of such indebtedness at the time of the exchange. Such COD Income is recognized and included in income except to the extent that section 108 of the Tax Code excludes it from gross income.

         Under section 108(a) of the Tax Code, a debtor will not be required to include any amount of COD Income in gross income if such debtor is under the jurisdiction of a court in a title 11 bankruptcy proceeding and the discharge of debt occurs pursuant to that proceeding. Instead, as a price for such exclusion, a debtor must (as of the first day of the next taxable year) reduce its tax attributes by the amount of COD Income which it excluded from gross income. In general, tax attributes will be reduced in the following order: (a) net operating losses ("NOLs"), (b) tax credits and capital loss carryovers, and (c) tax basis in assets. In lieu of the generally required order of attribute reduction, a taxpayer may elect instead to reduce first, its tax basis in its depreciable property, and then its remaining tax attributes. Such attribute reductions are made after the determination of the taxpayer's tax liability for the taxable year in which the debt cancellation transaction occurs.

         Because Holders of Class 4 Claims will receive either Class A or Class C Common Stock under the Amended Modified Plan, the amount of COD Income, and accordingly the amount of tax attributes required to be reduced, will depend on the fair market value of the Class A and Class C Common Stock to be issued to such Holders. These values cannot be known with certainty until after the Effective Date. Thus, although it is expected that a reduction of tax attributes will be required, the exact amount of such reduction cannot be predicted.

         To the extent that a reduction of tax attributes is required, the Company anticipates that it will reduce the amount of its NOL carryovers and then reduce its other tax attributes, primarily the tax basis of their assets. Following this approach, NOLs of the individual Debtors that incurred COD Income would be reduced or eliminated and then the other tax attributes of such individual Debtors, primarily the tax basis of such Debtors' assets, would be reduced. With respect to the reduction of NOLs, however, the IRS has taken inconsistent positions as to whether any reduction in tax attributes (other than the reduction of NOLs) should apply to reduce tax attributes solely of the actual debtor, and should not affect the tax attributes of other members of the debtor's consolidated group. In the event, however, that NOLs were required to be reduced on a consolidated basis, the NOLs of all of the Debtors would first be eliminated or reduced, and then asset basis and other attributes of the individual Debtors that incurred COD Income would be reduced.

         2.       LIMITATION ON NET OPERATING LOSSES AND OTHER TAX ATTRIBUTES

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         Pursuant to section 382 of the Tax Code, and subject to certain exceptions discussed below, if there is an Ownership Change (defined below) with respect to a corporation with NOL carryovers, such corporation will be subject to a limitation on its use of any NOL carryover incurred prior to the ownership change to offset taxable income earned after the Ownership Change (a "Section 382 Limitation"). Except as discussed below, the Section 382 Limitation on such corporation's NOL carryover will be equal to the product of (i) the net equity value of all of the corporation's stock immediately before the Ownership Change and (ii) the long-term tax-exempt rate as determined under IRS rules. The long-term tax-exempt rate is published monthly by the Treasury Department and is intended to represent current interest rates on long-term tax-exempt debt obligations.

         An Ownership Change also will require a corporation that, prior to the Ownership Change, has a Net Unrealized Built-in Loss (defined below), subject to certain limitations, to treat any built-in loss recognized during the five-year period beginning with the date of the Ownership Change (a "Recognized Built-in Loss") as a pre-change loss that is subject to the Section 382 Limitation described above. If the corporation has a Net Unrealized Built-in Gain (defined below), subject to certain limitations, the Section 382 Limitation for any taxable year within the recognition period will be increased by the amount of built-in gain recognized for such taxable year (a "Recognized Built-in Gain"). A "Net Unrealized Built-in Gain" or "Net Unrealized Built-in Loss" exists to the extent the fair market value of the corporation's assets is more or less, respectively, than the aggregate adjusted tax basis of the assets immediately before an Ownership Change, PROVIDED THAT the resulting Net Unrealized Built-in Gain or Net Unrealized Built-in Loss is greater than the lesser of (i) 15% of the fair market value of the corporation's assets or (ii) $10 million.

         In general, an "Ownership Change" occurs if the percentage of stock of the corporation owned actually or constructively by one or more five (5) percent shareholders ("5% Shareholders," as defined below) increases by more than 50 percentage points on any Testing Date (defined below), taking into account all relevant adjustments as of the end of a Testing Date, as compared to the lowest percentage of stock of the corporation owned by those 5% Shareholders at any time during the statutory "Testing Period" (generally, the past three years or, if shorter, the period since the last Ownership Change). Generally, a "Testing Date" is any date on which there is any change in the ownership of stock that affects the percentage stock ownership of a 5% Shareholder. A "5% Shareholder" is one who owns at least 5% of the stock of the corporation, and all stock owned by shareholders who are not 5% Shareholders is generally treated as being owned by one 5% Shareholder.

         Under the applicable Treasury Regulations, an Ownership Change with respect to an affiliated group of corporations filing a consolidated return that have consolidated NOLs is generally measured by changes in the stock ownership of the parent corporation of the group. Although the determination of whether there is an Ownership Change is highly fact specific and dependent on circumstances which are difficult to accurately assess, the Company expects that an Ownership Change will occur pursuant to the Amended Modified Plan. If, as expected, the Amended Modified Plan causes an Ownership Change, then to the extent not reduced by the amount of realized COD Income discussed in "Cancellation of Indebtedness Income," above, the use of the remaining NOL carryover will be subject to the Section 382 Limitation unless the exception in section 382(l)(5) of the Tax Code ("Section 382(l)(5)")applies.

         Section 382(l)(5) provides a special rule applicable in the case of a bankruptcy reorganization. If a corporation qualifies for and does not elect out of the application of Section 382(l)(5), Section 382 will not limit the size of the corporation's NOL carryover on account of an ownership change occurring as a result of the bankruptcy reorganization (subject to any preexisting Section 382 Limitation and after reduction of the corporation's NOL carryover by the aggregate amount of all interest deductions in respect of debt exchanged for the corporation's stock during the three prior taxable years and a portion of the current taxable year ending on the date of Ownership Change (such interest hereinafter called "Disqualified Interest")). The corporation will qualify under
Section 382(l)(5) if the corporation's pre-bankruptcy shareholders and holders of certain debt ("Qualifying Debt") own at least 50% of the stock of the corporation after the bankruptcy reorganization. Qualifying Debt is a claim which (i) was held by the same creditor for at least 18 months prior to the bankruptcy filing or (ii) arose in the ordinary course of a corporation's trade or business and has been owned, at all times, by the same creditor. Indebtedness will be

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treated as arising in the ordinary course of a corporation's trade or business if such indebtedness is incurred by the corporation in connection with the normal, usual or customary conduct of the corporation's business. For the purpose of determining whether a claim constitutes Qualifying Debt, special rules may apply to treat a subsequent transferee as the transferor creditor.

         If the exchanges contemplated by the Amended Modified Plan qualify under Section 382(l)(5), the Company's NOL carryover will be available for future use without any Section 382 Limitation (subject to any preexisting
Section 382 Limitation and after reduction of the Company's NOLs by Disqualified Interest). However, under Section 382(l)(5), if there is a second ownership change during the two-year period immediately following consummation of the Amended Modified Plan, the Section 382 Limitation after the second Ownership Change shall be zero. The determination of the application of Section 382(l)(5) is highly fact specific and dependent on circumstances that are difficult to accurately assess, and thus, the Company is uncertain whether it will qualify for the Section 382(l)(5) special rule.

         If the exchanges do not qualify under Section 382(l)(5) or the Company elects not to utilize Section 382(l)(5), the Company's use of its NOLs to offset taxable income earned after the Ownership Change will be subject to the Section 382 Limitation. Since the Company is in bankruptcy, however, section 382(l)(6) of the Tax Code ("Section 382(l)(6)") will apply. Under Section 382(l)(6), the
Section 382 Limitation will be calculated by reference to the net equity value of the Company's stock immediately after the Ownership Change (rather than immediately BEFORE the Ownership Change, as is the case under the general rule for non-bankruptcy ownership changes). Under Section 382(l)(6), the net equity value of the Company's stock would be calculated by reflecting the increase in value of such equity resulting from the surrender or cancellation of creditor's debt claims exchanged for stock. In such case, it is impossible to predict what the net equity value of the Company immediately after the exchanges contemplated by the Amended Modified Plan will be, and the Company's use of its NOLs may be substantially limited after the Ownership Change.

         3.       ALTERNATIVE MINIMUM TAX

         In general, an alternative minimum tax ("AMT") is imposed on a corporation's alternative minimum taxable income ("AMTI") at a 20% rate to the extent such tax exceeds the corporation's regular federal income tax for the year. AMTI is generally equal to regular taxable income with certain adjustments. For purposes of computing AMT, certain tax deductions and other beneficial allowances are modified or eliminated. For example, except for alternative tax NOLs generated in or taken as carryforwards in taxable years ending in 2001 and 2002 which can offset 100% of a corporation's AMTI, only 90% of a corporation's AMTI may be offset by available alternative tax NOL carryforwards.

         Certain legislative proposals currently being considered by Congress would eliminate the alternative minimum tax for corporations. As of the date hereof, it is unclear whether any such proposal will be enacted and, if enacted, have an effective date that applies to the Amended Modified Plan.

         4.       BACKUP WITHHOLDING AND INFORMATION REPORTING

         The Company will withhold all amounts required by law to be withheld from payments under the Amended Modified Plan. The Company will comply with all applicable reporting requirements of the Tax Code.

         THE FEDERAL INCOME TAX CONSEQUENCES OF THE AMENDED MODIFIED PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF CLASS 2, CLASS 4, OR CLASS 6 CLAIMS IN LIGHT OF SUCH HOLDER'S PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLASS 2, CLASS 4, OR CLASS 6 CLAIMS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE AMENDED MODIFIED PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

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                                      VII.
                            MISCELLANEOUS PROVISIONS

         Certain additional miscellaneous information regarding the Amended Modified Plan and the Chapter 11 Cases is set forth below.

A.       PENDING LITIGATION

         The Debtors are involved from time to time in routine litigation that is incidental to their businesses. A summary of such pending litigation is contained in Article I.D herein. The Debtors do not believe that the outcome of this litigation will have a materially adverse effect upon the Debtors. The Debtors expressly reserve their rights to, among other things, enforce, pursue, prosecute and settle (or decline to do any of the foregoing) all claims, defenses or causes of action, among other things, that arise from or relate in any way to the operation of their business. The Amended Modified Plan does not impair the rights of a person or entity involved in any currently pending litigation with the Debtors of which they have knowledge.

B.       SUCCESSORS AND ASSIGNS

         The rights, benefits and obligations of any Person or Entity named or referred to in the Amended Modified Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such Person or Entity.

C.       RESERVATION OF RIGHTS

         None of the filing of the Amended Modified Plan, any statement or provision contained herein, or the taking of any action by the Debtors with respect to the Amended Modified Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to the Holders of Claims or Equity Interests prior to the Effective Date.

D.       SERVICE OF DOCUMENTS

         Except as otherwise provided by order of the Bankruptcy Court, any pleading, notice or other document required by the Amended Modified Plan to be served on or delivered to Reorganized Debtors shall be sent by first class U.S. mail, postage prepaid to:

               Polymer Group, Inc.
               P.O. Box 5069
               4838 Jenkins Avenue
               North Charleston, South Carolina 29405
               Attn:  James G. Boyd, Executive Vice President, Treasurer and CFO

               WITH COPIES TO:

               Kirkland & Ellis
               200 E. Randolph Drive
               Chicago, Illinois 60601
               Attn:  James A. Stempel, Esq.
                      Jonathan Friedland, Esq.


                                      VIII.
                                 RECOMMENDATION

         In the Debtors' opinion and the Committee's opinion, the Amended Modified Plan is preferable to the alternatives described herein because it provides for a larger distribution to the Holders than would otherwise result in a liquidation under chapter 7 of the Bankruptcy Code. In addition, any alternative other than confirmation of the Amended Modified Plan could result in extensive delays and increased

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administrative expenses resulting in smaller distributions to the Holders of
Claims and Equity Interests. ACCORDINGLY, THE DEBTORS AND THE COMMITTEE RECOMMEND THAT HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE ON THE AMENDED MODIFIED PLAN SUPPORT CONFIRMATION OF THE AMENDED MODIFIED PLAN AND VOTE TO ACCEPT THE AMENDED MODIFIED PLAN.

Dated:                                    Respectfully Submitted,
      -----------------
                                          POLYMER GROUP, INC., PGI POLYMER,
                                          INC., PGI EUROPE, INC., CHICOPEE,
                                          INC., FIBERTECH GROUP, INC.,
                                          TECHNETICS GROUP, INC., FIBERGOL
                                          CORPORATION, FABRENE CORP., FABRENE
                                          GROUP LLC, PNA CORP., FNA POLYMER
                                          CORP., FNA ACQUISITION, INC., LORETEX
                                          CORPORATION, DOMINION TEXTILE (USA)
                                          INC., POLY-BOND INC., FABPRO ORIENTED
                                          POLYMERS, INC., PRISTINE BRANDS
                                          CORPORATION; POLYIONIX SEPARATION
                                          TECHNOLOGIES


                                          By:
                                             -----------------------------------
                                                  JAMES G. BOYD,
                                                  EXECUTIVE VICE PRESIDENT,
                                                  CFO AND TREASURER

                                          PGI ASSET MANAGEMENT COMPANY, PGI
                                          SERVICING COMPANY

                                          By:
                                             -----------------------------------
                                                  DALE TYSON,
                                                        PRESIDENT


                                          BONLAM (S.C.), INC.

                                          By:
                                             -----------------------------------
                                                  M. JERRY GARFINKLE,
                                                        PRESIDENT


Prepared by:

James A. Stempel
Jonathan P. Friedland
Roger J. Higgins
Ryan S. Nadick
Ryan B. Bennett
KIRKLAND & ELLIS
200 East Randolph Drive
Chicago, Illinois 60601
(312) 861-2000

and

George B. Cauthen, District Court ID No. 81
NELSON MULLINS RILEY
   & SCARBOROUGH, L.L.P.
Keenan Building, Third Floor
1330 Lady St.
P.O. Box 11070 (29211)
Columbia, SC 29201
Telephone:  (803) 799-2000
Facsimile:  (803) 256-7500

CO-COUNSEL TO DEBTORS AND DEBTORS IN POSSESSION

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

                                                                       EXHIBIT A

                AMENDED MODIFIED JOINT PLAN OF REORGANIZATION OF
                  POLYMER GROUP, INC AND ITS AFFILIATED DEBTORS

                                                                       EXHIBIT B

                              LIQUIDATION ANALYSIS

                                                                       EXHIBIT C

                              FINANCIAL PROJECTIONS

                                                                       EXHIBIT D

                           ANNUAL REPORT ON FORM 10-K

                                                                       EXHIBIT E

                          QUARTERLY REPORT ON FORM 10-Q

                                                                       EXHIBIT F

         LIST OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE REJECTED

                                                                       EXHIBIT G

                                 BANK TERM SHEET

                                                                       EXHIBIT H

                   ORGANIZATIONAL CHART OF POLYMER GROUP, INC.
                              AND ITS SUBSIDIARIES

                                                                       EXHIBIT I

                SUMMARY OF ASSETS AND LIABILITIES OF EACH DEBTOR

                                                                       EXHIBIT J

             SUMMARY OF MATERIAL TERMS OF NEW POLYMER COMMON STOCK,
                   WARRANTS, NEW POLYMER AND OTHER INSTRUMENTS

                                                                       EXHIBIT K

                   LIST OF HOLDERS OF GENERAL UNSECURED CLAIMS

                                                                       EXHIBIT L

                             LETTER OF JERRY ZUCKER

                                                                       EXHIBIT M

                             LETTER OF JAMES G. BOYD

                                        3